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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

CBS Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 24, 2009

Dear Stockholder:

              You are cordially invited to attend the 2009 Annual Meeting of Stockholders of CBS Corporation (the "Annual Meeting"), which will be held at the Equitable Center, 787 Seventh Avenue (at 51st Street), New York, New York 10019 at 10:00 a.m., Eastern Daylight Time, on Tuesday, June 9, 2009. Holders of CBS Corporation Class A Common Stock are being asked to vote on the matters listed in the attached Notice of 2009 Annual Meeting of Stockholders.

              If you hold shares of the Company's Class A Common Stock, please cast your vote promptly to ensure that your shares will be voted at the Annual Meeting. You may vote by telephone or through the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or in the 2009 Proxy Statement. You may also submit your vote by returning a proxy card or voting instruction card, if you received a printed copy of proxy materials by request. If you attend the Annual Meeting, you may vote your shares in person.

              National Amusements, Inc., which as of April 15, 2009 beneficially owned shares of the Company's Class A Common Stock representing approximately 81.2% of the voting power of CBS Corporation's common stock, has advised CBS Corporation that it intends to vote all of its shares of the Company's Class A Common Stock in favor of each of the matters listed in Items 1-5 in the attached notice and against the matter listed in Item 6 in the attached notice. Therefore, such approval or disapproval of those matters, as indicated, is assured.

              If you wish to attend the Annual Meeting in person, you will need to request an admission ticket in advance. If you are a registered holder of the Company's Class A Common Stock, you can request a ticket when you vote by telephone or through the Internet, or by marking the appropriate box on the proxy card (if you requested a printed copy of proxy materials). If you are a registered holder of the Company's Class B Common Stock or you hold shares of the Company's Class A or Class B Common Stock in a brokerage account, you can request a ticket by sending a written request along with proof of ownership, such as your brokerage firm account statement, to Director, Shareholder Relations, CBS Corporation, 51 West 52nd Street, New York, New York 10019.

              If you have elected to receive paper copies of the Company's proxy statements, annual reports and other materials relating to the Annual Meeting and want to elect to receive these documents electronically next year instead of by mail, please go to http://enroll.icsdelivery.com/cbs and follow the instructions to enroll. We highly recommend that you consider electronic delivery of these documents as it helps to lower the Company's costs and reduce the amount of paper mailed to your home.

              We appreciate your interest in and support of CBS Corporation and look forward to seeing you at the Annual Meeting.

SUMNER M. REDSTONE Executive Chairman and Founder	LESLIE MOONVES President and Chief Executive Officer

CBS CORPORATION

 NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT

To CBS Corporation Stockholders:

              The 2009 Annual Meeting of Stockholders (the "Annual Meeting") of CBS Corporation (the "Company") will be held at the Equitable Center, 787 Seventh Avenue (at 51st Street), New York, New York 10019 at 10:00 a.m., Eastern Daylight Time, on Tuesday, June 9, 2009. The principal business of the meeting will be the consideration of the following matters:

    1.
    The election of 14 directors;

    2.
    The ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company's independent registered public accounting firm for fiscal year 2009;

    3.
    A proposal to approve the Company's 2009 Long-Term Incentive Plan;

    4.
    A proposal to approve amendments to the Company's 2000 Stock Option Plan for Outside Directors;

    5.
    A proposal to approve amendments to the Company's 2005 RSU Plan for Outside Directors;

    6.
    A stockholder proposal set forth in the 2009 Proxy Statement; and

    7.
    Such other business as may properly come before the Annual Meeting or any adjournment thereof.

              The close of business on April 15, 2009 has been fixed as the record date for determining the holders of shares of CBS Corporation Class A Common Stock entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. For a period of at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder during ordinary business hours at the Company's corporate headquarters located at 51 West 52nd Street, New York, New York 10019.

By order of the Board of Directors,

ANGELINE C. STRAKA Secretary

April 24, 2009

CBS CORPORATION
2009 PROXY STATEMENT

 VOTING AND SOLICITATION OF PROXIES

Solicitation of Proxies

              A proxy is being solicited by the Board of Directors of CBS Corporation, a Delaware corporation ("CBS Corporation" or the "Company"), for use at the 2009 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, June 9, 2009 at 10:00 a.m., Eastern Daylight Time. The close of business on April 15, 2009 is the record date for determining the record holders of the Company's Class A Common Stock, par value $0.001 per share, entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Holders of the Company's non-voting Class B Common Stock, par value $0.001 per share, are not entitled to vote at the Annual Meeting or any adjournment thereof.

              As of April 15, 2009, the Company had outstanding 57,706,637 shares of its Class A Common Stock, each of such shares being entitled to one vote, and 621,769,434 non-voting shares of its Class B Common Stock (together with the Company's Class A Common Stock, the "Common Stock").

Internet Availability of Proxy Materials

              In accordance with Securities and Exchange Commission ("SEC") rules, instead of mailing to stockholders a printed copy of the Company's proxy statement, annual report and other materials relating to the Annual Meeting ("proxy materials"), the Company may now provide proxy materials to the Company's stockholders on the Internet by mailing to them a Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") to inform stockholders that the proxy materials are available on the Internet. The Company intends to commence its distribution of the Notice of Internet Availability on or about April 27, 2009. Stockholders receiving a Notice of Internet Availability by mail will not receive a printed copy of proxy materials, unless they so request. Instead, the Notice of Internet Availability will instruct stockholders as to how they may access and review proxy materials on the Internet. Stockholders who receive a Notice of Internet Availability by mail who would like to receive a printed copy of the Company's proxy materials, including a proxy card or voting instruction card, should follow the instructions for requesting these materials included in the Notice of Internet Availability. Stockholders who currently receive printed copies of proxy materials who would like to receive copies of these documents electronically instead of by mail should follow the instructions for requesting electronic delivery set forth in the "Other Matters" section below.

Submission of Proxies

              The persons named in the proxy card and on the Company's voting website at www.proxyvote.com (the "proxy holders") have been designated by the Company's Board of Directors to vote the shares represented by proxy at the Annual Meeting. The proxy holders are officers of the Company. They will vote the shares represented by each valid and timely received proxy in accordance with the stockholder's instructions, or if no instructions are specified, the shares represented by the proxy will be voted in accordance with the recommendations of the Board of Directors as described in this proxy statement. If any other matter properly comes before the Annual Meeting, the proxy holders will vote on that matter in their discretion.

              Holders of the Company's Class A Common Stock may submit a proxy in the following ways:

  •
  Through the Internet by accessing www.proxyvote.com and following the instructions or by telephone, for holders living in the United States or Canada, by using any touch-tone telephone to call 1-800-690-6903 and following the recorded instructions. Holders submitting a proxy in either of these two ways should have in hand when they access the website or call, as applicable, the Notice of Internet Availability or, for holders who received a printed copy of proxy materials by request, the proxy card or voting instruction card. The Internet or telephone proxy must be received no later than 11:59 p.m., Eastern Daylight Time, on June 8, 2009; or

  •
  For holders who received a printed copy of proxy materials by request, by completing, signing and dating the proxy card or voting instruction card and returning it in the envelope provided, so that it is received prior to the Annual Meeting.

              Shares Held in the Company's 401(k) Plan.    Voting instructions relating to shares of the Company's Class A Common Stock held in the Company's 401(k) plan must be received no later than 11:59 p.m., Eastern Daylight Time, on June 7, 2009, so that the trustee of the plan (who votes the shares on behalf of plan participants) has adequate time to tabulate the voting instructions. Shares held in the 401(k) plan that are not voted or for which the trustee does not receive timely voting instructions will be voted by the trustee in the same proportion as the shares held in the respective plan that are timely voted.

              Voting Other than by Proxy.    While the Company encourages holders of its Class A Common Stock to vote by proxy, holders of the Company's Class A Common Stock (other than shares held in the 401(k) plan) also have the option of voting their shares in person at the Annual Meeting. Some holders of the Company's Class A Common Stock hold their shares in "street name" through a broker or other nominee and are therefore known as "beneficial holders." If shares of Class A Common Stock are held for a beneficial holder in a brokerage, bank or other institutional account, then the beneficial holder must obtain a proxy from that entity and bring it to the Annual Meeting in order to vote the shares at the Annual Meeting.

Revocation of Proxies

              A proxy may be revoked before the voting deadline by sending written notice to Angeline C. Straka, Secretary, CBS Corporation, 51 West 52nd Street, New York, NY 10019, or by submission (including telephonic or Internet submission) of a proxy bearing a later date than the proxy being revoked to Broadridge Proxy Services, P.O. Box 9112, Farmingdale, NY 11735. Revocations made by telephone or through the Internet must be received by 11:59 p.m., Eastern Daylight Time, on June 8, 2009. A holder may also revoke a proxy by voting in person at the Annual Meeting.

              Shares Held in the Company's 401(k) Plan.    Voting instructions relating to shares of the Company's Class A Common Stock held in the Company's 401(k) plan may be revoked prior to 11:59 p.m., Eastern Daylight Time, on June 7, 2009 by sending written notice to Angeline C. Straka, Secretary, CBS Corporation, 51 West 52nd Street, New York, NY 10019, or by timely submission (including telephonic or Internet submission) of voting instructions bearing a later date than the voting instructions being revoked to Broadridge Proxy Services, P.O. Box 9112, Farmingdale, NY 11735.

Quorum

              Under the Company's Amended and Restated Bylaws, the holders of a majority of the aggregate voting power of the Company's Class A Common Stock outstanding on the record date, present in person or represented by proxy at the Annual Meeting, shall constitute a quorum. Abstentions and broker non-votes will be treated as present for purposes of determining the presence of a quorum.

Matters to Be Considered at the Annual Meeting

              The Board of Directors recommends a vote FOR each of the following matters:

    1.
    The election of each of the 14 nominated directors;

    2.
    The ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company's independent registered public accounting firm ("independent auditor") for fiscal year 2009;

    3.
    A proposal to approve the Company's 2009 Long-Term Incentive Plan;

    4.
    A proposal to approve amendments to the Company's 2000 Stock Option Plan for Outside Directors; and

    5.
    A proposal to approve amendments to the Company's 2005 RSU Plan for Outside Directors.

              The Board of Directors recommends a vote AGAINST the following matter:

    6.
    A stockholder proposal presented on page 89.

              The affirmative vote of the holders of a majority of the aggregate voting power of the Company's Class A Common Stock present in person or represented by proxy at the Annual Meeting is required to elect each of the 14 nominated directors and to approve each of the remaining matters set forth above. An abstention with respect to any matter will have the effect of a vote against such matter.

              Under the rules of the New York Stock Exchange ("NYSE"), a broker or other nominee holding shares of the Company's Class A Common Stock on behalf of a beneficial holder may not be permitted to exercise voting discretion with respect to some matters to be acted upon at stockholders' meetings. Therefore, if a beneficial holder does not give the broker or nominee specific voting instructions, the holder's shares may not be voted on those matters and a broker non-vote will occur. Under the rules of the NYSE, brokers or nominees may vote on the matters listed as Items 1 and 2 above, but not on matters listed as Items 3-6 above, if they do not receive instructions from the beneficial holder of the shares held in street name. A broker non-vote will not have the effect of a vote against Items 3-6 above.

              As of April 15, 2009, National Amusements, Inc. ("National Amusements") beneficially owned through its wholly owned subsidiary, NAIRI, Inc. ("NAIRI"), approximately 81.2% of the Company's outstanding Class A Common Stock and approximately 10.2% of the Company's outstanding Class A Common Stock and Class B Common Stock on a combined basis. Sumner M. Redstone, the controlling stockholder of National Amusements, is Executive Chairman and Founder of the Company. National Amusements has advised the Company that it intends to vote all of its shares of the Company's Class A Common Stock in favor of each of Items 1-5 above and against Item 6 above. Such action by National Amusements will be sufficient to constitute a quorum and to approve or disapprove, as indicated, each of the matters.

Cost of Proxy Solicitation and Inspector of Election

              The Company will pay the cost of the solicitation of proxies, including the preparation, printing and mailing of the Notice of Internet Availability and, as applicable, this proxy statement and the related materials. The Company will furnish copies of the Notice of Internet Availability and, if requested, the proxy statement and related materials to banks, brokers, fiduciaries and custodians that hold shares on behalf of beneficial holders so that they may forward the materials to the beneficial holders. The Company has retained IVS Associates, Inc. to serve as the independent inspector of election for the Annual Meeting.

Mailing Address

              The Company's mailing address is 51 West 52nd Street, New York, NY 10019.

CORPORATE GOVERNANCE

              CBS Corporation's corporate governance practices are established and monitored by its Board of Directors (the "Board"). The Board, with assistance from its Nominating and Governance Committee, regularly assesses CBS Corporation's governance practices in light of legal requirements and governance best practices. In several areas, CBS Corporation's practices go beyond the requirements of the NYSE corporate governance listing standards (the "NYSE listing standards"). For example, despite being a "controlled company" (which is a company of which more than 50% of the voting power is held by an individual or another company), CBS Corporation has a majority of independent directors on its Board and has an independent Compensation Committee and an independent Nominating and Governance Committee, none of which is required for controlled companies under the NYSE listing standards.

              CBS Corporation's principal governance documents are as follows:

  •
  Corporate Governance Guidelines

  •
  Board Committee Charters:

    •
    Audit Committee Charter

    •
    Compensation Committee Charter

    •
    Nominating and Governance Committee Charter

  •
  Business Conduct Statement

  •
  Supplemental Code of Ethics for Senior Financial Officers

              These documents are available on the Company's public website at www.cbscorporation.com, and copies of these documents may also be requested by writing to Investor Relations, CBS Corporation, 51 West 52nd Street, New York, NY 10019. The Company encourages its stockholders to read these documents, as we believe they illustrate CBS Corporation's commitment to good governance practices. Certain key provisions of these documents are summarized below.

Corporate Governance Guidelines

              CBS Corporation's Corporate Governance Guidelines (the "Guidelines") set forth the Company's corporate governance principles and practices on a variety of topics, including the responsibilities, composition and functioning of the Board, director qualifications, and the roles of the Board Committees. The Guidelines are periodically reviewed and updated as needed. The Guidelines provide, among other things, that:

  •
  A majority of the members of the Board of Directors must be independent as determined under the NYSE listing standards and the standards set forth in the Guidelines;

  •
  All of the members of the Audit, Compensation, and Nominating and Governance Committees must be independent;

  •
  Separate executive sessions of the non-management directors and independent directors must be held a minimum number of times each year;

  •
  The Board, acting on the recommendation of the Nominating and Governance Committee, shall determine whether a director candidate's service on more than three other public company boards of directors is consistent with service on the Board;

  •
  Director compensation will be established in light of the policies set forth in the Guidelines;

  •
  Within three years of joining the Board, directors are expected to own shares of Common Stock having a market value of at least three times the cash annual retainer fee paid to them;

  •
  The non-management directors play an active role in succession planning; and

  •
  The Board will hold an annual self-evaluation to assess its effectiveness.

Board Committee Charters

              Each Board Committee operates under a written charter that has been adopted by the Board. The Company has three standing Committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The Committee charters set forth the purpose, objectives and responsibilities of each Committee and discuss matters such as Committee membership requirements, number of meetings and the setting of meeting agendas. The charters are assessed at least every other year, or more frequently as the applicable Committee may determine, and are updated as needed. More information on the Committees, their respective roles and responsibilities and their charters can be found under "CBS Corporation's Board of Directors—Board Committees."

Business Conduct Statement

              The Company's Business Conduct Statement ("BCS") sets forth the Company's standards for ethical conduct that are expected of all directors and employees of the Company. The BCS is available on the Company's website at www.cbscorporation.com and on the Company's intranet sites and also has been distributed both electronically and in printed copy to the Company's employees and in printed copy to the Company's directors. As part of the Company's compliance and ethics program, directors and full-time employees are required to certify, either electronically or in hard copy, as to their compliance with the BCS and, on an ongoing basis, must disclose any potential conflicts of interest. The Company has also implemented an online BCS training program. The BCS addresses, among other things, topics such as:

  •
  Compliance with laws, rules and regulations, including the Foreign Corrupt Practices Act;

  •
  Conflicts of interest, including the disclosure of potential conflicts to the Company;

  •
  Confidentiality, insider information and trading, and fair disclosure;

  •
  Financial accounting and improper payments;

  •
  The Company's commitment to providing equal employment opportunities and a bias-free and harassment-free workplace environment;

  •
  Fair dealing and relations with competitors, customers and suppliers;

  •
  Health, safety and the environment; and

  •
  Political contributions and payments.

              The BCS provides numerous avenues for employees to report violations of the BCS or matters of concern, whether anonymously or with attribution, to the appropriate officers of the Company and/or the Audit Committee. These avenues include a telephone hotline, email contacts or direct communication with the Company's compliance officers. The BCS delineates that the Company will protect anyone who makes a good faith report of a violation of the BCS and retaliation against an employee who makes a good faith report will not be tolerated.

              Waivers of the BCS for the Company's executive officers or directors will be disclosed on the Company's website at www.cbscorporation.com or by Form 8-K filed with the SEC.

Supplemental Code of Ethics for Senior Financial Officers

              The Supplemental Code of Ethics is applicable to the Company's Executive Chairman, President and Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The Supplemental Code of Ethics, which is available on the Company's website at www.cbscorporation.com, addresses matters specific to those senior financial positions in the Company, including responsibility for the disclosures made in CBS Corporation's filings with the SEC, reporting obligations with respect to certain matters and a general obligation to promote honest and ethical conduct within the Company. The senior financial officers are also required to comply with the BCS. Amendments to or waivers of the Supplemental Code of Ethics for these officers will be disclosed on the Company's website at www.cbscorporation.com or by Form 8-K filed with the SEC. Other than the waiver of conflict of interest in connection with the Company's agreement with National Amusements and NAIRI under which they may participate in the Company's $8.0 billion stock purchase program, which former Viacom Inc. ("Former Viacom") announced in October 2004 (see "Related Person Transactions" for more information), no waivers of the BCS or Supplemental Code of Ethics for Senior Financial Officers have been granted. The National Amusements/NAIRI waiver is posted on the Company's website.

CBS CORPORATION'S BOARD OF DIRECTORS

              The Company's Board of Directors is currently comprised of 14 members: David R. Andelman, Joseph A. Califano, Jr., William S. Cohen, Gary L. Countryman, Charles K. Gifford, Leonard Goldberg, Bruce S. Gordon, Linda M. Griego, Arnold Kopelson, Leslie Moonves, Doug Morris, Shari Redstone, Sumner M. Redstone and Frederic V. Salerno. All of the current members of the Board were elected at the Company's 2008 Annual Meeting of Stockholders.

              During 2008, the Board of Directors held 9 meetings and acted by unanimous written consent. Each incumbent director attended at least 75% of the meetings of the Board and Committees on which such director served during 2008. In addition to Board and Committee meetings, directors are expected to attend the Annual Meeting, and all of the directors standing for election in 2008 were present at the Company's 2008 Annual Meeting of Stockholders.

              In accordance with the Guidelines and the NYSE listing standards, the non-management directors meet separately, without directors who are Company employees, at regularly scheduled sessions a number of times each year equal to at least 50% of the number of regularly scheduled Board meetings, and at such other times as they deem appropriate. The independent directors meet separately, without those directors who are not independent as determined by the Board, at least 2 times each year, and at such other times as they deem appropriate. The members of the Nominating and Governance Committee preside at meetings of the non-management directors and independent directors on a rotating basis. During 2008, the non-management directors met 5 times, and the independent directors met 5 times.

Director Independence

              The Company's Guidelines provide that a majority of the Company's directors must be independent of the Company, as "independence" is defined in the NYSE listing standards and in the Guidelines. The NYSE listing standards set forth five "bright-line" tests that require a finding that a director is not independent if the director fails any of the tests. In addition, the NYSE listing standards provide that a director is not independent unless the Board affirmatively determines that the director has no "material relationship" with the Company. The Guidelines set forth categorical standards to assist the Board in determining what constitutes a "material relationship" with the Company. Generally under these categorical standards, the following relationships are deemed not to be material:

  •
  The types of relationships identified by the NYSE listing standards' bright-line tests, if they occurred more than five years ago (the Board will review any such relationship if it occurred more than three but less than five years ago);

  •
  A relationship whereby the director has received, or an immediate family member of the director has received for service as an executive officer, less than $120,000 in direct compensation from the Company during any twelve-month period within the last three years; and

  •
  A relationship where the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of the following:

    •
    a company that made payments to, or received payments from, the Company for property or services in an amount that, in any of the last three fiscal years, is less than 1% of such company's annual consolidated gross revenues;

    •
    a company which is either indebted to or a creditor of the Company in an amount that is less than 1% of such indebted company's total consolidated assets; and

      •
      a tax-exempt organization that received contributions from the Company in the prior fiscal year in an amount less than the greater of $500,000 or 1% of that organization's consolidated gross revenues.

              For relationships that exceed the thresholds described above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, is made by the directors who are independent. In addition, the Guidelines state that, generally, the types of relationships not addressed by the NYSE listing standards or described in the Guidelines will not cause an otherwise independent director to be considered not independent. However, the Board may determine that a director is not independent for any reason it deems appropriate.

              The full text of the Guidelines is available on the Company's website at www.cbscorporation.com.

              In February 2009, the Nominating and Governance Committee reviewed the independence of the 14 director nominees standing for election at the Annual Meeting to determine its recommendation regarding which nominees meet the independence standards outlined above. Based on its review, and the recommendations of the Nominating and Governance Committee, the Board determined that 10 of the 14 nominees are independent. The independent director nominees are Messrs. Califano, Cohen, Countryman, Gifford, Goldberg, Gordon, Kopelson, Morris and Salerno and Ms. Griego.

              During its review, in determining that the director nominees named above are independent, the Board considered the transactions disclosed under "Related Person Transactions," all of which the Board determined were immaterial to, and would not impair, each such director's independence. The Board also considered that the Company and its subsidiaries in the ordinary course of business have, during the past three years, sold products and services to, made contributions to and/or purchased products and services from, companies and tax-exempt organizations of which certain directors were executive officers during 2008, and determined that all of these transactions were below the threshold for relationships deemed to be immaterial under the Guidelines.

Board Committees

              The following chart sets forth the current membership of each Board Committee. The Board reviews and determines the membership of the Committees at least annually.

Committee	Members
Audit Committee	Gary L. Countryman, Chair Joseph A. Califano, Jr. Linda M. Griego Doug Morris Frederic V. Salerno
Compensation Committee	Charles K. Gifford, Chair William S. Cohen Leonard Goldberg Bruce S. Gordon
Nominating and Governance Committee	Joseph A. Califano, Jr., Chair Gary L. Countryman Charles K. Gifford

              During 2008, the Audit Committee held 5 meetings, the Compensation Committee held 8 meetings and the Nominating and Governance Committee held 12 meetings. Information about the Committees, including their respective roles and responsibilities and charters, is set forth below.

Audit Committee

              The Audit Committee Charter provides that the Audit Committee will be comprised of at least three members and that all of the members on the Committee must be independent directors. Also, the Committee must have at least one "audit committee financial expert" (as described below) and all Committee members must be financially literate. The Committee holds at least five regular meetings each year, and it regularly meets separately at these meetings with the independent auditor, the Company's General Counsel, its Senior Vice President of Internal Audit and other members of the Company's senior management. The Committee is responsible for the following, among other things:

  •
  The appointment, retention, termination, compensation and oversight of the Company's independent auditor, including reviewing with the independent auditor the scope of the audit plan and audit fees;

  •
  Reviewing the Company's financial statements and related disclosures, including with respect to internal control over financial reporting;

  •
  Oversight of the Company's internal audit function; and

  •
  Oversight of the Company's compliance with legal and regulatory requirements.

              For additional information on the Committee's role and its oversight of the independent auditor during 2008, see "Report of the Audit Committee."

              Audit Committee Financial Experts.    The Board of Directors has determined that all of the members of the Audit Committee are "financially literate," as that term is interpreted by the Board in its business judgment. In addition, the Board has determined that a number of members of the Audit Committee, including Mr. Countryman (Chair), qualify as "audit committee financial experts," as that term is defined in the regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act").

              Service on the Audit Committees of Other Public Companies.    The Company does not restrict the number of other audit committees on which members of its Audit Committee may serve. Messrs. Countryman (Chair), Califano and Morris do not serve on any other public company audit committee. Ms. Griego currently serves on one other public company audit committee, and Mr. Salerno currently serves on four other public company audit committees. In accordance with the NYSE listing standards, the Board has determined that Mr. Salerno's service on these other public company audit committees would not impair his ability to serve effectively on the Company's Audit Committee, particularly given his experience as the former chief financial officer of a major public company and the fact that he is retired from full-time employment.

Compensation Committee

              The Compensation Committee Charter provides that the Compensation Committee will be comprised of at least three members, except that the Committee is deemed to be properly constituted with at least two members in the event of a vacancy until the Board fills the vacancy. The Charter also provides that all of the members on the Committee must be independent directors and must be "outside directors" as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee holds at least four regular meetings each year and is responsible for the following, among other things:

  •
  Adopting and periodically reviewing the Company's compensation philosophy, strategy and principles regarding the design and administration of the Company's compensation programs;

  •
  Reviewing and approving the total compensation packages for the Executive Chairman, the President and Chief Executive Officer, the Company's other executive officers, all operating unit heads who report directly to the President and Chief Executive Officer, and, in certain instances, other persons among the Company's most highly compensated executives

    (excluding "Talent," as such term is currently used in the media or entertainment industries) (the "senior executives"); and

  •
  Overseeing the administration of the Company's incentive compensation plans (including the bonus plan for executives subject to Section 162(m) under the Code) and its equity-based compensation plans.

              Consideration and Determination of Executive Compensation.    The Compensation Committee reviews all components of senior executives' compensation, including base salary, annual and long-term incentives and severance arrangements. In approving compensation for the senior executives (other than Messrs. Redstone and Moonves), the Committee considers the input and recommendations of the Chief Executive Officer with respect to the senior executives' performances, Mr. Briskman with respect to those senior executives who report directly to him and Mr. Reynolds with respect to those senior executives who report directly to him. With respect to Messrs. Redstone and Moonves, the Committee reviews and approves goals and objectives relevant to their compensation and, together with the Nominating and Governance Committee, annually evaluates the performances of the Executive Chairman and the Chief Executive Officer in light of those goals and objectives. The results of these evaluations are then reported to the non-management directors. The Compensation Committee sets compensation for the Executive Chairman and the Chief Executive Officer taking these evaluations into account. The Committee then reports to the Board on the process for setting compensation for the Executive Chairman and Chief Executive Officer.

              The Company's processes and procedures for the consideration of executive compensation and the role of the Company's executive officers in determining or recommending the amount or form of executive compensation are more fully described in the "Compensation Discussion and Analysis" section below. Director compensation is approved by the Board, based on recommendations from the Nominating and Governance Committee, as more fully described in the "Nominating and Governance Committee" section below.

              The Committee has the power to delegate its authority and duties to subcommittees or individuals as it deems appropriate and in accordance with applicable laws and regulations. The Committee has delegated to the President and Chief Executive Officer limited authority (with respect to executives who are not senior executives) to grant long-term incentive awards under the Company's long-term management incentive program to such executives in connection with their hiring, promotion or contract renewal and to modify the terms of outstanding equity grants in certain post-termination scenarios, as discussed in the "Compensation Discussion and Analysis" section below. The Committee delegated this authority in order for the Company to have the ability to (i) act in a timely manner in a competitive environment in connection with the hiring of new executives or the compensating of an existing executive being given a significant increase in responsibility and (ii) maintain flexibility to manage compensation in post-termination scenarios when mutually beneficial to the Company and to the executive.

              The Compensation Committee is empowered to retain compensation consultants having special competence to assist the Committee in evaluating executive officer and employee compensation. The Committee has the sole authority to retain and terminate such consultants and to review and approve such consultants' fees and other retention terms. The Committee retains an independent compensation consulting firm, currently Towers Perrin, to advise the Committee in its review of senior executive compensation. The Compensation Committee adopted a policy in 2008 providing that the independent compensation consulting firm will not be considered as a provider of services to the Company, other than for services provided to the Compensation Committee. Accordingly, other than these services provided to the Committee, Towers Perrin does not perform any administrative or consulting services for the Company. In furtherance of the Committee's review of senior executive compensation, the independent consultant examines the compensation practices at companies with which the Company competes for senior executive talent, including those companies engaged in similar business activities and other publicly traded U.S. companies, and provides other analysis, as more fully described in the "Compensation Discussion and Analysis" section below.

Nominating and Governance Committee

              The Nominating and Governance Committee's Charter provides that the Nominating and Governance Committee will be comprised of at least three members, except that the Committee is deemed to be properly constituted with at least two members in the event of a vacancy until the Board fills the vacancy. The Charter also provides that all of the members on the Committee must be independent directors. The Committee holds at least three regular meetings each year and is responsible for the following, among other things:

  •
  Identifying and recommending to the Board nominees for election to the Board and reviewing the composition of the Board as part of this process;

  •
  Overseeing all aspects of the Company's corporate governance initiatives, including regular assessments of its principal governance documents;

  •
  Establishing criteria for the annual self-evaluations of the Board and its Committees;

  •
  Making recommendations to the Board on director compensation matters;

  •
  Monitoring developments in the law and practice of corporate governance;

  •
  Developing and recommending items for Board meeting agendas; and

  •
  Reviewing transactions between the Company and related persons.

              The members of the Nominating and Governance Committee also chair the executive sessions of non-management and independent directors on a rotating basis.

              Consideration and Determination of Director Compensation.    The Committee annually reviews and recommends for the Board's consideration the form and amount of compensation for Outside Directors. "Outside Directors" are directors of the Company who are not employees of the Company or any of its subsidiaries. Only Outside Directors are eligible to receive compensation for serving on the Board, as more fully described in the "Director Compensation" section below.

              In accordance with the Guidelines and its Charter, the Committee is guided by three principles in its review of Outside Director compensation and benefits: Outside Directors should be fairly compensated for the services they provide to the Company, taking into account, among other things, the size and complexity of the Company's business and compensation and benefits paid to directors of comparable companies; Outside Directors' interests should be aligned with the interests of stockholders; and Outside Directors' compensation should be easy for stockholders to understand.

              The recommendations of the Committee with respect to director compensation are subject to approval by the Board.

              2009 Director Nomination Process.    In connection with the 2009 director nomination process, the Committee reviewed the current composition of the Board in light of the considerations set forth in its Charter and the Company's Guidelines. The Committee also considered input received from directors on Board member qualifications and Board composition. After taking these considerations into account, the Committee determined to recommend to the Board that each of the current members of the Board be nominated to stand for election at the Annual Meeting.

              Stockholder Recommendations for Director.    The Committee will consider candidates for director recommended by the stockholders of the Company. All recommendations by stockholders for potential director candidates, which shall include written materials with respect to the potential candidate, should be sent to Angeline C. Straka, Secretary, CBS Corporation, 51 West 52nd Street, New York, NY 10019. The Company's Guidelines and Nominating and Governance Committee Charter set forth certain criteria for director qualifications and Board composition that stockholders should consider when making a recommendation. These criteria include an expectation that directors have substantial accomplishments in their professional backgrounds, are able to make independent, analytical inquiries, and exhibit practical wisdom and mature judgment. Directors of CBS Corporation should also possess the highest personal and professional ethics, integrity and values and be committed to promoting the long-term interests of CBS Corporation's stockholders. Director candidates recommended by stockholders who meet the director qualifications, which are described more fully in the Company's Guidelines and Nominating and Governance Committee Charter, will be considered by the Chair of the Committee, who will present the information on the candidate to the entire Committee. All director candidates recommended by stockholders will be considered by the Committee in the same manner as any other candidate.

Communications with Directors

              Stockholders and other parties interested in contacting CBS Corporation's non-management directors may send an email to: nonmanagementdirectors@cbs.com or write to Non-Management Directors, CBS Corporation, 51 West 52nd Street, 35th Floor, New York, NY 10019. The non-management directors' contact information is also available on CBS Corporation's website at www.cbscorporation.com. Non-management directors have approved the process for handling communications received in this manner.

              Stockholders should also use the email and mailing address for the non-management directors to send communications to the Board. The process for handling stockholder communications to the Board received in this manner has been approved by the independent directors of the Board. Correspondence relating to accounting or auditing matters will be handled in accordance with procedures established by the Audit Committee for such matters.

Compensation Committee Interlocks and Insider Participation

              None of the members of the Compensation Committee during fiscal year 2008 was, or has ever been, an officer or employee of the Company, and, during fiscal year 2008, no executive officer of the Company served on the board and/or compensation committee of any company that employed as an executive officer any member of the Company's Board and/or Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

              The table below sets forth as of February 28, 2009, unless otherwise indicated, information concerning the beneficial ownership of the Company's Class A and Class B Common Stock by (i) each current director and director nominee, (ii) each named executive officer and (iii) the current directors and executive officers of the Company as a group. The information below does not reflect ownership of stock options, restricted share units ("RSUs") or performance share units ("PSUs") if such stock options do not become exercisable, such RSUs do not vest or the number of shares to be delivered under the PSUs is not determinable within 60 days from February 28, 2009. Each person has sole voting and investment power over the shares reported, except as noted. Also set forth below is information concerning the beneficial ownership by each person, or group of affiliated persons, who is known by the Company to beneficially own 5% or more of the Company's Class A Common Stock. As of February 28, 2009, there were 57,706,637 shares of the Company's Class A Common Stock outstanding and 621,902,743 shares of the Company's Class B Common Stock outstanding.

	Beneficial Ownership of Equity Securities
Name	Title of Security	Number of Shares		Percent of Class
David R. Andelman	Class A Common	8,949	(1)	*
	Class B Common	64,034	(1)(2)	*
Louis J. Briskman	Class A Common	0		*
	Class B Common	317,852	(2)(3)(4)	*
Joseph A. Califano, Jr.	Class A Common	2,446	(1)	*
	Class B Common	49,006	(1)(2)(3)	*
William S. Cohen	Class A Common	8,917	(1)	*
	Class B Common	52,532	(1)(2)	*
Gary L. Countryman	Class A Common	5,444	(1)	*
	Class B Common	25,119	(1)(2)	*
Charles K. Gifford	Class A Common	0		*
	Class B Common	35,269	(1)(2)	*
Leonard Goldberg	Class A Common	0		*
	Class B Common	28,296	(2)(3)	*
Bruce S. Gordon	Class A Common	0		*
	Class B Common	34,426	(1)(2)	*
Linda M. Griego	Class A Common	0		*
	Class B Common	25,684	(1)(2)(3)	*
Joseph R. Ianniello	Class A Common	0	(4)	*
	Class B Common	157,560	(2)(4)	*
Arnold Kopelson	Class A Common	3,088	(1)	*
	Class B Common	22,763	(1)(2)	*
Leslie Moonves	Class A Common	0		*
	Class B Common	2,274,024	(2)(3)(4)	*
Doug Morris	Class A Common	4,263	(1)	*
	Class B Common	23,942	(1)(2)	*

	Beneficial Ownership of Equity Securities
Name	Title of Security	Number of Shares		Percent of Class
Shari Redstone	Class A Common	2,492	(1)(5)	*
	Class B Common	27,417	(1)(2)(3)(5)	*
Sumner M. Redstone	Class A Common	46,829,454	(6)	81.2%
	Class B Common	23,976,286	(2)(4)(6)	3.9%
Fredric G. Reynolds	Class A Common	0		*
	Class B Common	605,745	(2)(3)(4)	*
Frederic V. Salerno	Class A Common	10,900	(1)	*
	Class B Common	35,443	(1)(2)	*
Current directors and executive officers	Class A Common	46,887	(1)(4)	*
as a group, other than the interests of	Class B Common	4,878,482	(1)(2)(3)(4)(7)	*
Mr. Redstone (23 persons)
NAIRI, Inc./National Amusements, Inc.	Class A Common	46,829,414	(8)	81.2%
200 Elm Street	Class B Common	22,809,527	(8)	3.7%
Dedham, MA 02026
Mario J. Gabelli (9)	Class A Common	4,476,586		7.8%
Gabelli Asset Management Inc.
One Corporate Center
Rye, NY 10580-1435

*
Represents less than 1% of the outstanding shares of the class.

(1)
Includes (a) the following Company Class A Common Stock phantom units and Class B Common Stock phantom units credited pursuant to the Company's deferred compensation plans for Outside Directors: Andelman, 8,949 Class A and 8,968 Class B; Califano, 2,446 Class A and 2,461 Class B; Cohen, 8,917 Class A and 8,926 Class B; Countryman, 5,444 Class A and 5,435 Class B; Kopelson, 3,088 Class A and 3,079 Class B; Morris, 4,263 Class A and 4,258 Class B; Shari Redstone, 2,492 Class A and 2,496 Class B; and Salerno, 10,900 Class A and 10,916 Class B (including 7,918 Class A and 7,946 Class B, which amounts were deferred prior to the Separation (as defined in "Related Person Transactions") and are held in an account in Mr. Salerno's name at Viacom Inc.); and (b) the following shares of the Company's Class B Common Stock underlying vested RSUs on which settlement has been deferred: Andelman, 10,501; Califano, 10,501; Cohen, 10,501; Countryman, 3,529; Gifford, 8,350; Gordon, 5,699; Griego, 3,529; Kopelson, 3,529; Morris, 3,529; Shari Redstone, 4,821; and Salerno, 3,529. Pursuant to the governing plans, the phantom common stock units are payable in cash and the RSUs are payable in shares of the Company's Class B Common Stock following termination of service as a director.

(2)
Includes the following shares of the Company's Class B Common Stock (a) which the indicated executive officer or director had the right to acquire within 60 days from February 28, 2009, through the exercise of stock options: Andelman, 44,565; Briskman, 234,383; Califano, 33,105; Cohen, 33,105; Countryman, 14,431; Gifford, 22,919; Goldberg, 17,826; Gordon, 26,412; Griego, 14,431; Ianniello, 117,908; Kopelson, 14,431; Moonves, 1,250,000; Morris, 14,431; Shari Redstone, 15,071; Sumner Redstone, 485,535; Reynolds, 410,170; and Salerno, 14,431; and (b) underlying RSUs which will vest within 60 days from February 28, 2009 held by the indicated executive officer: Briskman, 8,081; Ianniello, 4,040; Moonves, 557 (represents RSUs held by a family member as to which he disclaims beneficial ownership); and Reynolds, 14,141.

(3)
Includes the following number of shares of the Company's Class B Common Stock (a) owned by family members but as to which, except in the case of Ms. Griego, the indicated director or executive officer disclaims beneficial ownership: Califano, 927; Griego, 6,000; Moonves, 2,412; and Reynolds, 982; (b) held in a family partnership: Briskman, 2,784, as to which he disclaims beneficial ownership to the extent that he has no pecuniary interest; (c) held by trusts, as to which the indicated director has shared voting and investment power: Goldberg, 5,000 and Shari Redstone, 1,500; and (d) held in a Grantor Retained Annuity Trust, as to which the indicated officer has shared voting and investment power: Moonves: 600,283.

(4)
Includes shares held through the CBS 401(k) Plan.

(5)
Ms. Redstone is a stockholder of National Amusements and has a significant indirect beneficial interest in the Company shares owned by National Amusements.

(6)
Except for 40 shares of the Company's Class A Common Stock, 681,056 shares of the Company's Class B Common Stock and 485,535 stock options to purchase shares of the Company's Class B Common Stock (also described in footnote (2) above) owned directly by Mr. Redstone, 68 shares of the Company's Class B Common Stock held by Mr. Redstone through the CBS 401(k) Plan, and 100 shares of the Company's Class B Common Stock held by a family member, all shares of the Company's Class A and Class B Common Stock are owned beneficially by National Amusements. Mr. Redstone can be reached at the address set forth on the above table for National Amusements.

(7)
Includes 3,146,346 shares of the Company's Class B Common Stock which the current directors and executive officers as a group, other than Mr. Redstone, had the right to acquire within 60 days from February 28, 2009, through the exercise of stock options or through the vesting of RSUs.

(8)
Mr. Redstone is the beneficial owner of the controlling interest in National Amusements and, accordingly, beneficially owns all such shares. NAIRI is a wholly owned subsidiary of National Amusements. Based on information received from National Amusements, the Company expects that all or substantially all of the Company shares owned by NAIRI will be pledged to National Amusement's lenders in connection with the agreement to restructure National Amusement's indebtedness.

(9)
The number of shares identified is based on a Schedule 13D dated March 9, 2009 and filed with the SEC by Gamco Investors, Inc. et al. on March 9, 2009. The Schedule 13D reported that the Gabelli entities have investment discretion and/or voting power with respect to substantially all of such shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

              Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE and to furnish the Company with copies of all Section 16(a) forms they file. Based upon the Company's compliance program, a review of the forms furnished to the Company and written representations, the Company believes that during 2008 its executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

RELATED PERSON TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

              The Board of Directors adopted a written policy whereby the Nominating and Governance Committee reviews and approves, ratifies or takes other actions it deems appropriate with respect to a related person transaction that, under the rules of the SEC, is required to be disclosed in the Company's proxy statement. In its review, the Committee considers the related person's interest in the transaction; the material terms of the transaction, including the dollar amount involved; the importance of the transaction to the related person and the Company; whether the transaction would impair the judgment of the related person; and any other information the Committee deems appropriate.

              Any member of the Committee who is a related person with respect to a transaction under review may not participate in the review or vote respecting the transaction; however, that person may be counted in determining the presence of a quorum at a meeting of the Committee that considers the transaction.

              Under the policy, the Company's legal staff is primarily responsible for determining whether a related person has a direct or indirect material interest in a transaction with the Company that is required to be disclosed. The determination will be made after a review of information obtained from the related person and information available from the Company's records. The staff is responsible for establishing and maintaining policies and procedures to obtain relevant information to allow it to make the determination.

Agreements Related to Viacom Inc.

              The separation of former Viacom Inc. ("Former Viacom") into two publicly traded companies, CBS Corporation and new Viacom Inc. ("Viacom"), was completed on December 31, 2005 (the "Separation"). National Amusements, the Company's controlling stockholder, is also the controlling stockholder of Viacom. Mr. Sumner M. Redstone, the controlling stockholder, chairman of the board of directors and chief executive officer of National Amusements, serves as the Executive Chairman of the Board of Directors for both the Company and Viacom. For purposes of governing certain ongoing relationships between the Company and Viacom after the Separation, the Company and Viacom entered into various agreements, including a separation agreement, tax matters agreement and transition services agreement.

              During 2008, the Company, as part of its normal course of business, entered into transactions with Viacom and its subsidiaries. The Company, through its Television segment, licenses its television products to Viacom, primarily MTV Networks and Black Entertainment Television. In addition, the Company recognizes advertising revenues for media spending placed by various subsidiaries of Viacom, primarily Paramount Pictures. Paramount Pictures also distributes certain of the Company's television products in the home entertainment market. Simon & Schuster, a subsidiary of the Company, is also involved in certain nonmaterial transactions with Viacom. The Company's total revenues from these transactions were $448.8 million for the year ended December 31, 2008. In addition, during 2008, the Company, through Showtime Networks, paid license fees to Viacom, through Paramount Pictures, for motion picture programming under an exclusive output agreement covering feature films initially theatrically released in the United States through 2007. The Company also places advertisements with, and leases production facilities from, various subsidiaries of Viacom. The total amounts from these transactions were $93.4 million for the year ended December 31, 2008. As of December 31, 2008, Viacom owed the Company approximately $432.3 million, and the Company owed Viacom approximately $81.2 million in connection with the Company's various normal course of business transactions with Viacom.

              The Company believes that the terms of all such transactions were no more or less favorable to the Company and its businesses than they would have obtained from unrelated parties. The Company expects for the foreseeable future to continue to have transactions with Viacom.

Other Related Person Transactions

              On October 28, 2004, Former Viacom entered into an agreement (the "NAIRI Agreement") with National Amusements and NAIRI pursuant to which Former Viacom agreed to buy, and National Amusements and NAIRI agreed to sell, a number of shares of Class B Common Stock each month such that the ownership percentage of Class A Common Stock and Class B Common Stock (considered as a single class) held by National Amusements and/or NAIRI would not increase as a result of purchases by the Company of its shares under its $8.0 billion stock purchase program announced in October 2004. In 2008, the Company did not make any purchases under this program, and the Company has made no purchases under this program in 2009 to date. A copy of the NAIRI Agreement was filed with the SEC as Exhibit 10(a) to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2004.

              Prior to November 28, 2008, Mr. Redstone was the beneficial owner of approximately 87% of the common stock of Midway Games Inc. ("Midway"), all of which interest in Midway was sold on that date, according to a Schedule 13D filed with the SEC on December 1, 2008. Midway placed advertisements from time to time with various subsidiaries of the Company, which amounted to approximately $761,286 in payments to the Company in 2008. The Company believes that the terms of these transactions were no more or less favorable to its subsidiaries than they would have obtained from unrelated parties.

              The National Center on Alcohol and Substance Abuse at Columbia University ("CASA"), of which Mr. Califano is Chairman and President, sponsors an annual "Family Day" event, the purpose of which is to encourage families to eat dinner together. In 2008, certain divisions of the Company and its subsidiaries supported the cause by airing public service announcements (PSAs) that promote Family Day. It is anticipated that divisions of the Company and its subsidiaries will from time to time promote Family Day. In addition, in 2008, the Company made a contribution of $50,000 to CASA in connection with its $250,000 commitment in 2005 to CASA, payable in equal installments over five years, which commenced in 2006.

              Julie Chen, the wife of Mr. Moonves, is an anchor on CBS Network's The Early Show and the host of the CBS Network show Big Brother. Ms. Chen's compensation is comparable to talent in similar positions at the CBS Network, and the Company believes it is comparable to entertainment talent in such positions generally.

              Amy Salerno, a daughter of Mr. Salerno, is an employee in the Business Development department of Showtime Networks Inc., a subsidiary of the Company. Ms. Salerno has been an employee of Showtime Networks for approximately 8 years. She is not an executive officer of the Company or of Showtime. Her compensation was increased from the $131,000 reported in the 2007 proxy statement, which increase reflects merit increases in 2007 and 2008, resulting in compensation consistent with other employees at her level.

              In November 1995, the Company entered into an agreement with Gabelli Asset Management Company ("GAMCO") pursuant to which GAMCO manages certain assets for qualified U.S. pension plans sponsored by the Company. In 2008, the Company paid GAMCO approximately $236,280 for such investment management services. The Company believes that the terms of the agreement with GAMCO are no more or less favorable to the Company than it could have obtained from unrelated parties. Entities that are affiliated with GAMCO collectively own 4,476,586 shares of the Company's Class A Common Stock, according to a Schedule 13D filed with the SEC on March 9, 2009 by such entities, which, as of February 28, 2009, represented approximately 7.8% of the outstanding shares of the class.

ITEM 1—ELECTION OF DIRECTORS

              The election of 14 directors is proposed by the Board of Directors, each director to hold office, in accordance with the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, until the next annual meeting or until his or her successor is duly elected and qualified. The Company's Board of Directors proposes for election: David R. Andelman, Joseph A. Califano, Jr., William S. Cohen, Gary L. Countryman, Charles K. Gifford, Leonard Goldberg, Bruce S. Gordon, Linda M. Griego, Arnold Kopelson, Leslie Moonves, Doug Morris, Shari Redstone, Sumner M. Redstone and Frederic V. Salerno. All of the nominees are current members of the Company's Board of Directors who were elected at the Company's 2008 Annual Meeting of Stockholders.

              In accordance with the Board's recommendation, the proxy holders will vote the shares of the Company's Class A Common Stock covered by the respective proxies for the election of each of the 14 director nominees set forth below, unless the stockholder gives instructions to the contrary. If, for any reason, any of the director nominees become unavailable for election, the proxy holders may exercise discretion to vote for substitute nominees proposed by the Board. Each of the director nominees has indicated that he or she will be able to serve if elected and has agreed to do so.

              Information about each director nominee is set forth below, including the director's business experience, tenure on the Company's Board and service on the boards of directors of other publicly traded companies and investment companies.

David R. Andelman
Age 69 Director since 2000	Mr. Andelman is an attorney associated with the law firm of Lourie & Cutler, P.C. in Boston, Massachusetts since 1964. Mr. Andelman also serves as a director and treasurer of Lourie & Cutler. He is also a director of National Amusements.
Joseph A. Califano, Jr.
Age 77 Director since 2003	Mr. Califano is Chairman of the Board and President of The National Center on Addiction and Substance Abuse at Columbia University, a position he has held since 1992. Mr. Califano has served as Adjunct Professor of Public Health at Columbia University's Medical School and School of Public Health since 1992 and is a member of the Institute of Medicine of the National Academy of Sciences. He was senior partner of the Washington, D.C. office of the law firm Dewey Ballantine from 1983 to 1992. Mr. Califano served as the United States Secretary of Health, Education and Welfare from 1977 to 1979, and he served as President Lyndon B. Johnson's Assistant for Domestic Affairs from 1965 to 1969. He is the author of 11 books. Mr. Califano is also a director of Midway Games Inc. and Willis Group Holdings Limited.
William S. Cohen
Age 68 Director since 2003	Mr. Cohen has been Chairman and Chief Executive Officer of The Cohen Group, a business consulting firm, since January 2001. Prior to founding The Cohen Group, Mr. Cohen served as the United States Secretary of Defense from January 1997 to 2001. He also served as a United States Senator from 1979 to 1997, and as a member of the United States House of Representatives from 1973 to 1979.

Gary L. Countryman
Age 69 Director since 2007	Mr. Countryman has been Chairman Emeritus of the Liberty Mutual Group since 2000. He served as Chairman of Liberty Mutual Group from 1986 to 2000 and as Chief Executive Officer from 1986 to 1998. Mr. Countryman is also Chairman of the Dana Farber Cancer Institute and President of the United Ways of New England. Mr. Countryman is also a director of Bank of America Corporation, the Liberty Mutual Group and NSTAR.
Charles K. Gifford
Age 66 Director since 2006	Mr. Gifford has been Chairman Emeritus of Bank of America Corporation since February 2005. He was Chairman and Chief Executive Officer of BankBoston prior to its 1999 merger with Fleet Financial Group and became President and Chief Operating Officer of the combined companies. Mr. Gifford became Chief Executive Officer of FleetBoston Financial in 2001 and Chairman in 2002. Mr. Gifford is also a director of Bank of America Corporation and NSTAR.
Leonard Goldberg
Age 75 Director since 2007	Mr. Goldberg has been President of Mandy Films, Inc. and Panda Productions, Inc., both television and film production companies, since 1984. He was President of Twentieth Century Fox from 1987 to 1989. In addition, from 1972 to 1984, he partnered with producer Aaron Spelling to launch various television series and made-for-television movies. Prior to that, Mr. Goldberg served as Vice President of Production at Screen Gems (now Columbia Pictures Television) from 1969 to 1972. During the years 1961 to 1969, he served in various positions with the ABC Network, advancing to Head of Programming.
Bruce S. Gordon
Age 63 Director since 2006	Mr. Gordon served as President and Chief Executive Officer of the National Association for the Advancement of Colored People (NAACP) from June 2005 to March 2007. In December 2003, Mr. Gordon retired from Verizon Communications where he had served as President, Retail Markets Group since June 2000. Prior to that, Mr. Gordon served as Group President, Enterprise Business with Bell Atlantic Corporation (Verizon's predecessor) since December 1998. He served as Group President, Consumer and Small Business Services of Bell Atlantic from 1993 to August 1997, and as Group President, Retail, from August 1997 to December 1998. Mr. Gordon is also a director of Northrup Grumman Corporation and Tyco International Ltd.

Linda M. Griego
Age 61 Director since 2007	Ms. Griego has served, since 1986, as President and Chief Executive Officer of Griego Enterprises, Inc., a business management company. She oversees the operations of Engine Co. No. 28, a prominent restaurant in downtown Los Angeles that Ms. Griego founded in 1988. From 1990 to 2000, Ms. Griego held a number of government related appointments, including Deputy Mayor of the city of Los Angeles, President and Chief Executive Officer of the Los Angeles Community Development Bank, and President and Chief Executive Officer of Rebuild LA, the agency created to jump-start inner-city economic development following the 1992 Los Angeles riots. Over the past two decades, she has also served on a number of government commissions and boards of directors of non-profit organizations, including current service on the boards of the Packard Foundation, Los Angeles World Affairs Council and YMCA of Los Angeles. Ms. Griego has served as a director of publicly traded and private corporations, including presently serving as director of City National Corporation, Southwest Water Company and AECOM Technology Corporation.
Arnold Kopelson
Age 74 Director since 2007	Mr. Kopelson has been Co-Chairman and President of Kopelson Entertainment, through which he produces films and finances the acquisition and development of screenplays, since 1979. Prior to that, he practiced entertainment and banking law, specializing in motion picture financing. He has been honored with a Best Picture Academy Award, a Golden Globe, and an Independent Spirit Award, and his films have generated 17 Academy Award nominations. Mr. Kopelson serves on the Executive Committee of the Producers Branch of the Academy of Motion Picture Arts and Sciences.
Leslie Moonves
Age 59 Director since 2006	Mr. Moonves has been President and Chief Executive Officer of the Company since January 2006. Previously, Mr. Moonves served as Co-President and Co-Chief Operating Officer of Former Viacom from June 2004 through December 2005. Prior to that, he served as Chairman and Chief Executive Officer of CBS Broadcasting since 2003 and as its President and Chief Executive Officer since 1998. Mr. Moonves joined former CBS Corporation in 1995 as President, CBS Entertainment. Prior to that, Mr. Moonves was President of Warner Bros. Television since July 1993. Mr. Moonves is also a director of KB Home.

Doug Morris
Age 70 Director since 2007	Mr. Morris has been the Chairman and Chief Executive Officer of Universal Music Group since November 1995. In July 1995, he formed a joint venture with Universal Music Group for a full-service record label. Prior to that, Mr. Morris served as President and Chief Operating Officer of Warner Music U.S. commencing in 1994 and was soon after appointed Chairman. He served as President of Atlantic Records and Co-Chief Executive Officer of the Atlantic Recording Group from 1980 to 1994. Mr. Morris began his career as a songwriter, producer, and the founder of his own record label, which was acquired by Atlantic Records in 1978. Mr. Morris is also a director of Activision Blizzard, Inc.
Shari Redstone[1]
Age 55 Director since 1994	Ms. Redstone has been Vice Chair of the Board of the Company since June 2005, and President of National Amusements since January 2000. Prior to that, Ms. Redstone served as Executive Vice President of National Amusements since 1994. Ms. Redstone practiced law from 1978 to 1993, with her practice including corporate law, estate planning and criminal law. Ms. Redstone is a member of the Board of Directors and Executive Committee for the National Association of Theatre Owners, Co-Chairman and Co-President of MovieTickets.com, Inc., and Chairman and Chief Executive Officer of CineBridge Ventures, Inc. Ms. Redstone is a board member of several charitable organizations, including the Board of Trustees at Dana Farber Cancer Institute, the Board of Directors at Combined Jewish Philanthropies and the Board of Directors of the John F. Kennedy Library Foundation. Ms. Redstone is also a director of National Amusements and Viacom (Vice Chair).

Sumner M. Redstone[1]
Age 85 Director since 1986	Mr. Redstone is the Company's Founder and has been Executive Chairman of the Board since January 2006. He was Chairman of the Board of Former Viacom from 1987 through 2005 and served as Chief Executive Officer of Former Viacom from 1996 through 2005. Mr. Redstone has also served as Chairman of the Board of National Amusements since 1986 and Chief Executive Officer of National Amusements since 1967. He served as President of National Amusements from 1967 through 1999. Mr. Redstone served as the first Chairman of the Board of the National Association of Theatre Owners and is currently a member of its Executive Committee. Mr. Redstone has lectured at a variety of universities, including Harvard Law School and Brandeis University, and in 1982 joined the faculty of the Boston University School of Law. Mr. Redstone graduated from Harvard University in 1944 and received a LL.B. from Harvard University School of Law in 1947. Upon graduation, Mr. Redstone served as Law Secretary with the United States Court of Appeals and then as a Special Assistant to the United States Attorney General. Mr. Redstone served in the Military Intelligence Division during World War II. While a student at Harvard, he was selected to join a special intelligence group whose mission was to break Japan's high-level military and diplomatic codes. Mr. Redstone received, among other honors, two commendations from the Military Intelligence Division in recognition of his service, contribution and devotion to duty. He is also a recipient of the Army Commendation Award. Mr. Redstone is also Chairman of the Board of National Amusements and serves as Executive Chairman of the board of directors and Founder of Viacom.
Frederic V. Salerno
Age 65 Director since 2007	Mr. Salerno is a retired Vice Chairman and Chief Financial Officer of Verizon Communications Inc., a position he held from June 2000 to October 2002. Prior to that, Mr. Salerno served as Vice Chairman and Chief Financial Officer of Bell Atlantic Corporation (Verizon's predecessor) from August 1997. Prior to the merger of Bell Atlantic and NYNEX Corporation, Mr. Salerno served as Vice Chairman, Finance and Business Development of NYNEX from 1994 to 1997. Mr. Salerno was Vice Chairman of the Board of NYNEX and President of the NYNEX Worldwide Services Group from 1991 to 1994. Prior to the Separation, Mr. Salerno served as a director of Former Viacom from 1994 through 2005. Mr. Salerno is also a director of Akamai Technologies, Inc., IntercontinentalExchange, Inc., National Fuel Gas Company, Popular Inc. and Viacom.

1            Ms. Redstone is Sumner Redstone's daughter. None of the other director nominees is related to any other director or executive officer by blood, marriage or adoption.

RECOMMENDATION OF THE BOARD OF DIRECTORS

              The Board of Directors recommends a vote "FOR" the election of each of the director nominees named above.

DIRECTOR COMPENSATION

Outside Director Compensation During 2008

              The following table sets forth information concerning the compensation of the Company's Outside Directors for 2008.

Name (a)	Fees Earned or Paid in Cash ($) (b) (1)	Stock Awards ($) (c) (2)	Option Awards ($) (d) (3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (e) (4)	All Other Compensation ($) (f) (5)	Total ($) (g)

Andelman, David R.	$78,000	$73,353	$31,057	$26	$7,500	$189,936
Califano, Jr., Joseph A.	132,000	73,353	31,057	1,252	7,500	245,162
Cohen, William S.	92,000	73,353	31,057	39	7,500	203,949
Countryman, Gary L.	128,000	84,048	23,108	119	7,500	242,775
Gifford, Charles K.	136,000	73,353	29,686	1,377	7,500	247,916
Goldberg, Leonard	94,000	73,353	24,109	N/A	7,500	198,962
Gordon, Bruce S.	94,000	73,353	29,686	N/A	0	197,039
Griego, Linda M.	88,000	84,048	23,108	N/A	3,900	199,056
Kopelson, Arnold	76,000	84,048	23,108	17	0	183,173
Morris, Doug	86,000	84,048	23,108	21	0	193,177
Redstone, Shari	78,000	73,353	29,686	4	7,500	188,543
Salerno, Frederic V.	84,000	80,996	39,444	8	7,500	211,948

(1)
Reflects cash amounts earned in 2008 for the annual board retainer, committee chair retainers, and meeting fees for board and committee meetings. These amounts include cash deferred by Messrs. Andelman, Califano, Cohen, Countryman, Gifford, Kopelson, Morris and Salerno under the CBS Corporation Deferred Compensation Plan for Outside Directors.

(2)
Amounts reflect the Company's 2008 compensation expense, calculated in accordance with SFAS No. 123 (revised 2004) "Share-Based Payment" ("SFAS 123R"), associated with stock-based awards (RSUs) granted in 2008 and in prior years. In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions, which would otherwise be taken into account under SFAS 123R. Except for estimated forfeitures, these amounts reflect the Company's accounting expense for these awards and may not correspond to the actual value recognized by the director. Differences in the amounts shown among Outside Directors largely reflect expense associated with 2007 prorated grants. See "RSUs, PSUs and Restricted Shares" in Note 11 to the audited 2008 consolidated financial statements on page II-62 in the Company's Form 10-K for the fiscal year ended December 31, 2008 for a discussion of the assumptions made in calculating these amounts.

The fair value on the date of grant of stock awards granted during 2008, and the outstanding stock awards held by each of the Outside Directors named in the table as of the end of fiscal year 2008, are as follows:

Name	Fair Value of Annual RSU Grants in 2008 (a)	Aggregate Number of Unvested RSUs Outstanding at FYE 2008

Andelman, David R.	$75,020	2,977
Califano, Jr., Joseph A.	75,020	2,977
Cohen, William S.	75,020	2,977
Countryman, Gary L.	75,020	2,977
Gifford, Charles K.	75,020	2,977
Goldberg, Leonard	75,020	2,977
Gordon, Bruce S.	75,020	2,977
Griego, Linda M.	75,020	2,977
Kopelson, Arnold	75,020	2,977
Morris, Doug	75,020	2,977
Redstone, Shari	75,020	2,977
Salerno, Frederic V.	75,020	2,977

    (a)
    Amounts reflect the fair value on the date of grant, January 31, 2008, of 2,977 RSUs, in accordance with SFAS 123R.

(3)
Amounts reflect the Company's 2008 compensation expense, calculated in accordance with SFAS 123R, associated with stock option awards made in 2008 and in prior years. In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions, which would otherwise be taken into account under SFAS 123R. Except for estimated forfeitures, these amounts reflect the Company's accounting expense for these awards and may not correspond to the actual value recognized by the Outside Director. Differences in the amounts shown among Outside Directors largely reflect expense associated with initial option grants upon joining the Board. See "Stock Options and Equivalents" in Note 11 to the audited 2008 consolidated financial statements on pages II-63 – II-65 in the Company's Form 10-K for the fiscal year ended December 31, 2008 for a discussion of the assumptions made in calculating these amounts.

  The fair value on the date of grant of option awards granted during 2008, calculated using the Black-Scholes option-pricing model, and the outstanding option awards held by each of the Outside Directors named in the table as of the end of fiscal year 2008, are as follows:

Name	Fair Value of Annual Option Grants in 2008 (a)	Aggregate Number of Option Awards Outstanding at FYE 2008

Andelman, David R.	$23,316	49,659
Califano, Jr., Joseph A.	23,316	38,199
Cohen, William S.	23,316	38,199
Countryman, Gary L.	23,316	17,827
Gifford, Charles K.	23,316	28,013
Goldberg, Leonard	23,316	22,920
Gordon, Bruce S.	23,316	31,506
Griego, Linda M.	23,316	17,827
Kopelson, Arnold	23,316	17,827
Morris, Doug	23,316	17,827
Redstone, Shari	23,316	20,165
Salerno, Frederic V.	23,316	17,827

    (a)
    Amounts reflect the fair value, in accordance with SFAS 123R, of options to purchase 5,093 shares of the Company's Class B Common Stock granted pursuant to annual grants awarded to Outside Directors on January 31, 2008.

(4)
Interest accrues on amounts deferred under the CBS Corporation Deferred Compensation Plan for Outside Directors at the prime rate in effect at Citibank, N.A. at the beginning of each calendar quarter. The prime rate generally represents an interest rate that is more than 120% higher than the applicable Federal Reserve Board's long-term interest rate and therefore is deemed to be preferential for purposes of this table. Accordingly, we have indicated in the table the difference in the amount of interest accrued for each Outside Director in 2008 compared to the interest that would have been accrued at 120% of the applicable Federal Reserve Board's long-term interest rate.

(5)
Amounts reflect the aggregate value of all matching charitable contributions made by the Company on behalf of the director for 2008 under the CBS Corporation Matching Gifts Program for Directors. Under the program, the Company matches donations made by a director to eligible tax-exempt organizations at the rate of one dollar for each dollar donated up to $7,500 for each fiscal year.

Description of Outside Director Compensation

              Directors of the Company who are not employees of the Company or any of its subsidiaries are "Outside Directors" as defined in the director plans described below. Outside Directors receive compensation for their service on the Board and are eligible to participate in these director plans. Messrs. Andelman, Califano, Cohen, Countryman, Gifford, Goldberg, Gordon, Kopelson, Morris and Salerno and Mses. Griego and Redstone are currently deemed Outside Directors. Messrs. Redstone and Moonves are not compensated for serving on the Board and are not eligible to participate in any director plans.

Cash Compensation

              The Company pays the following cash compensation to Outside Directors:

  •
  A $60,000 annual retainer, payable in equal installments quarterly in advance;

  •
  A per meeting attendance fee of $2,000 for each Board meeting;

  •
  A per meeting attendance fee of $2,000 to Committee members for each meeting of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee; and

  •
  A $20,000 annual retainer for the chair of each of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee, payable in equal installments quarterly in advance.

Deferred Compensation Plan

              The Company maintains deferred compensation plans for Outside Directors (the "Director Deferred Compensation Plans"). Under the Director Deferred Compensation Plans, Outside Directors may elect to defer their Board and committee retainer and meeting fees. Deferred amounts are credited during a calendar quarter to an interest-bearing income account or a stock unit account in accordance with the director's prior election. Amounts credited to an income account bear interest at the prime rate in effect at the beginning of each calendar quarter. Amounts credited to a stock unit account are deemed invested in phantom units for shares of the Company's Class A Common Stock and Class B Common Stock on the first day of the calendar quarter following the quarter in which the amounts are credited, with the number of shares calculated based on the closing market prices on that first day. Until the amounts credited to the stock unit account are converted into phantom units, these credited amounts bear interest at the prime rate in effect at the beginning of the relevant calendar quarter.

              Upon a director's leaving the Board, the amounts deferred under the Director Deferred Compensation Plans are paid in cash in a lump sum or in three or five annual installments, based on the director's prior election, with the lump sum or initial annual installment becoming payable on the later of six months after the director leaves the Board (90 days after the director leaves the Board in the case of amounts deferred before January 1, 2005) or January 15th of the following year. The value of a stock unit account is determined by reference to the average of the respective closing market prices of the Company's Class A Common Stock and Class B Common Stock on the NYSE on each trading date during the four-week period ending five business days prior to the initial payment date. Amounts paid in installments accrue interest until the final installment is paid.

Equity Compensation

              The Company maintains the amended and restated CBS Corporation 2005 RSU Plan for Outside Directors (the "Director RSU Plan") and the amended and restated CBS Corporation 2000 Stock Option Plan for Outside Directors (the "Director Option Plan").

Stock Awards

              Outside Directors receive the following awards under the Director RSU Plan:

  •
  An annual grant of RSUs on January 31st of each year equal to $75,000 in value based on the closing price of the Company's Class B Common Stock on the NYSE on the date of grant, which RSUs vest one year from the date of grant; and

  •
  Prorated RSU grants for Outside Directors who join the Board following the date of the annual RSU grant, but during the calendar year of the grant. Such grants are made five business days following the date an Outside Director joins the Board. The number of RSUs underlying each grant will be determined by dividing (i) the product of $6,250 ($75,000 divided by 12) and the number of months remaining in the calendar year from the date the Outside Director joins the Board (counting the month of joining as a full month), by (ii) the closing price of the Company's Class B Common Stock on the NYSE on the date of grant. Prorated RSU grants vest on the first anniversary of the date of grant of the annual RSU grant that was awarded during the calendar year in which the Outside Director received such prorated RSU grant.

RSUs are payable to Outside Directors in shares of the Company's Class B Common Stock upon vesting unless the Outside Director elects to defer the settlement of the RSUs to a future date. Outside Directors are entitled to receive dividend equivalents on the RSUs in the event the Company pays a regular cash dividend on its Class B Common Stock. Dividend equivalents will accrue on the RSUs (including RSUs for which settlement has been deferred) in accordance with the Director RSU Plan until the RSUs are settled.

Option Awards

              Outside Directors receive the following awards under the Director Option Plan:

  •
  An initial grant of 12,734 stock options to purchase shares of the Company's Class B Common Stock on the date the director joins the Board as, or otherwise becomes, an Outside Director, which options will vest one year from the date of grant; and

  •
  An annual grant of 5,093 stock options to purchase shares of the Company's Class B Common Stock on January 31st of each year, which options will vest in three equal annual installments, on the first, second and third anniversaries of the date of grant.

              The exercise price for the stock option grants made under the Director Option Plan is the closing price of the Company's Class B Common Stock on the NYSE on the date of grant, or if such day is not a business day, on the business day immediately preceding the date of grant.

Matching Gifts Program for Directors

              Beginning in December 2008, all directors are eligible to participate in the Company's Matching Gifts Program for Directors. Under the program, the Company matches donations made by a director to eligible tax-exempt organizations at the rate of one dollar for each dollar donated up to $7,500 for each fiscal year. The purpose of the program is to recognize the interest of the Company and its directors in supporting eligible organizations.

Other

Expenses:    Directors are reimbursed for expenses incurred in attending Board, committee and stockholder meetings (including travel and lodging) in accordance with the Company's normal travel policies.

Director Attendance at Certain Other Events:    CBS Corporation believes it is in its best interest for directors to participate in certain Company events and other events to meet with management, customers, talent and others important to the Company's business. The Board has established a policy on director attendance at these events. Under the policy, tickets to events that are designated as having a business purpose are allocated to directors. In addition, the Company reimburses directors for travel expenses in accordance with the Company's normal travel policies.

 ITEM 2—RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

              The Audit Committee has appointed PricewaterhouseCoopers LLP ("PwC") as the Company's independent registered public accounting firm for the year ending December 31, 2009, subject to stockholder ratification. The Audit Committee has reviewed PwC's independence from the Company as described in the "Report of the Audit Committee." In appointing PwC as the Company's independent registered public accounting firm for the year ending December 31, 2009, and in recommending that the Company's stockholders ratify the appointment, the Audit Committee has considered whether the non-audit services provided by PwC were compatible with maintaining PwC's independence from the Company and has determined that such services do not impair PwC's independence.

              Representatives of PwC are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so. They will also be available to respond to questions at the Annual Meeting.

RECOMMENDATION OF THE BOARD OF DIRECTORS

              The Board of Directors recommends a vote "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company's independent registered public accounting firm for fiscal year 2009.

REPORT OF THE AUDIT COMMITTEE

              The following Report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such information by reference.

              The Audit Committee Charter states that the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audit of the consolidated financial statements of the Company. The Audit Committee also assists the Board of Directors' oversight of:

  •
  The quality and integrity of the Company's consolidated financial statements and related disclosures;

  •
  Evaluation of the effectiveness of the Company's internal control over financial reporting and risk management;

  •
  The Company's compliance with legal and regulatory requirements;

  •
  The independent auditor's qualifications and independence; and

  •
  The performance of the Company's internal audit function and independent auditor.

              Under the Audit Committee Charter, the Audit Committee's authorities and duties include, among other things:

  •
  Direct responsibility for the appointment, retention, termination, compensation and oversight of the work of the independent auditor, which reports directly to the Audit Committee, and the sole authority to pre-approve all services provided by the independent auditor;

  •
  Reviewing and discussing the Company's annual audited financial statements, quarterly financial statements and earnings releases with the Company's management and its independent auditor;

  •
  Reviewing the organization, responsibilities, audit plan and results of the internal audit function;

  •
  Reviewing with management, the internal auditor and the independent auditor the effectiveness of the Company's internal control over financial reporting and disclosure controls and procedures; and

  •
  Reviewing with management material legal matters and the effectiveness of the Company's procedures to ensure compliance with legal and regulatory requirements.

              The Audit Committee also discusses certain matters with the independent auditor on a regular basis, including the Company's critical accounting policies, certain communications between the independent auditor and management, and the qualifications of the independent auditor.

              The full text of the Audit Committee Charter is available on CBS Corporation's website at www.cbscorporation.com. The Audit Committee assesses the adequacy of its Charter at least every other year, or more frequently as the Committee may determine.

              The Company's management is responsible for the preparation of the Company's consolidated financial statements, the financial reporting processes and maintaining effective internal control over financial reporting. The independent auditor is responsible for performing an audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board ("PCAOB") and expressing an opinion on the conformity of the audited consolidated financial statements to U.S. generally accepted accounting principles. The independent auditor also expresses an opinion on the effectiveness of the Company's internal control over financial reporting. The Audit Committee monitors and oversees these processes.

              As part of its oversight role, the Audit Committee has reviewed and discussed with management and the Company's independent auditor, PricewaterhouseCoopers LLP ("PwC"), the Company's audited consolidated financial statements for the year ended December 31, 2008, the Company's disclosures under "Management's Discussion and Analysis of Results of Operations and Financial Condition" in the Company's 2008 Annual Report on Form 10-K and matters relating to the effectiveness of the Company's internal control over financial reporting as of December 31, 2008.

              The Audit Committee has also discussed with PwC all required communications, including the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). In addition, the Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence and has discussed with PwC the firm's independence from the Company.

              Based on the Audit Committee's review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008.

Members of the Audit Committee

Gary L. Countryman, Chair
Joseph A. Califano, Jr.
Linda M. Griego
Doug Morris
Frederic V. Salerno

 FEES FOR SERVICES PROVIDED BY THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

              The following table sets forth fees for professional services rendered by PwC to the Company and its subsidiaries for each of the years ended December 31, 2008 and 2007.

	2008	2007
Audit Fees	$8,646,000	$8,934,000
Audit-Related Fees(1)	831,000	534,000
Tax Fees(2)	543,000	509,000
All Other Fees(3)	14,000	27,000

Total	$10,034,000	$10,004,000

(1)
Audit-related fees for 2008 and 2007 principally related to employee benefit plan audits, due diligence services in connection with mergers and acquisitions, and certain attestation services (primarily audits required by contract).

(2)
Tax fees for 2008 and 2007 principally related to tax compliance, tax advice and tax planning services for domestic and international subsidiaries.

(3)
All other fees for 2008 and 2007 principally related to PwC reference materials and publications purchased by the Company.

Audit Committee Pre-Approval of Services Provided by PwC

              All audit and non-audit services provided to the Company by PwC for 2008 were pre-approved by the Audit Committee. Under the Audit Committee's pre-approval policies and procedures in effect during 2008, the Chair of the Audit Committee was authorized to pre-approve the engagement of PwC to provide certain specified audit and non-audit services, and the engagement of any accounting firm to provide certain specified audit services, up to a maximum amount of $200,000 per engagement, with the total amount of such authorizations outstanding that have not been reported to the Audit Committee not to exceed an aggregate of $1,000,000. The Audit Committee receives regular reports on the engagements approved by the Chair pursuant to this delegation. For 2009, the Audit Committee adopted pre-approval policies and procedures that permit the Chair to pre-approve the specified audit and non-audit services up to a maximum amount of $200,000 per engagement, with the total amount of such authorizations outstanding that have not been reported to the Audit Committee not to exceed an aggregate of $1,000,000.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Objectives

              CBS Corporation's compensation programs are designed to motivate and reward business success and to increase stockholder value. The Company's compensation programs are based on the following core objectives:

  •
  Stockholder Value Focused:   Align executives' interests with stockholders' interests, with particular emphasis on creating incentives that reward consistently increasing value.

  •
  Market-based:  Take into account the profile of compensation and benefits programs found in peer companies in order to attract and retain the talent needed to drive sustainable competitive advantage and deliver value to stockholders.

  •
  Performance-based:  Ensure plans provide reward levels that reflect variances between actual and desired performance results.

  •
  Flexible:  Enable management and the Board to make decisions based on the needs of the business and to recognize different levels of individual contribution and value creation.

Evaluating Senior Executive Compensation

              The Compensation Committee reviews and approves the Company's compensation arrangements with each of the executive officers whose compensation is individually disclosed in the tables that appear on subsequent pages (the "named executive officers") and certain other senior executives (together with the named executive officers, the "senior executives"). The Committee reviews all components of the senior executives' compensation, including base salary, annual and long-term incentives and severance arrangements to ensure that they adhere to the core objectives of the Company's compensation programs. The Committee utilizes a rolling twelve-month calendar based on regularly scheduled meeting dates that identifies the meeting date at which each senior executive requires Committee consideration regarding compensation and the type of action to be considered (i.e., salary increase, annual bonus payout, long-term incentive award determination, and other compensation actions). All final determinations relating to the compensation of the Executive Chairman and the President and Chief Executive Officer are made by the Committee in executive session, with advice from its independent compensation consulting firm (currently Towers Perrin). In assessing the compensation of the senior executives, the Committee considers many factors, including the performance of the Company's operations (with respect to corporate executives, the overall performance of the Company; with respect to operational executives, performance of the operations for which the executive is responsible), individual performance, experience, tenure and historical compensation, comparisons to other appropriate senior executives at identified peer companies and the advice of the independent consultant. In considering any individual element of a senior executive's compensation, the Committee considers that element in relation to the individual executive's total compensation (i.e., base, bonus and long-term incentives).

              The Compensation Committee retains the independent compensation consulting firm to advise the Committee in its review of senior executive compensation. The Committee has the sole authority to retain and terminate the independent compensation consulting firm and to review and approve the firm's fees and other retention terms. The Committee adopted a policy in 2008 providing that the independent compensation consulting firm will not be considered as a provider of services to the Company, other than for services provided to the Compensation Committee. Accordingly, other than these services provided to the Committee, Towers Perrin does not perform any administrative or consulting services for the Company. In furtherance of the Committee's review of senior executive compensation, the independent consultant examines the compensation practices at companies with which the Company competes for senior executive talent, including those companies engaged in similar business activities (e.g., diversified media companies) and other publicly traded U.S. companies (general industry), as described below. Not all of the companies included in these groups may be used as a point of comparison when reviewing a senior executive's total compensation. In determining which companies are appropriate comparisons for each senior executive, the consultant considers the scope of the executive's responsibility and the nature of the business for which he or she is responsible. As a result, the companies appropriate for comparison may differ from one senior executive to the next. The compensation assessment includes an evaluation of base salary, target annual incentive opportunities (as such data is available), actual annual incentive earned, annualized expected value of long-term incentives, benefits, and the resulting total actual and target compensation, in each case at the 65th percentile of reliable market data. Although the Committee does not target total compensation amounts for each senior executive to a specific benchmark, the Committee does consider the compensation levels from the compensation assessment as one factor in determining these total compensation amounts for each senior executive.

              In 2008, for purposes of its competitive assessment, the consultant primarily referenced an industry-specific group which included other diversified media companies (i.e., NBC Universal, News Corporation, Sony Corporation of America, Time Warner Inc., Viacom Inc. and The Walt Disney Company). The consultant also studied a general industry group, which included publicly traded companies from which the Company may source, or to which the Company may lose, executive talent (i.e., Altria Group (pre-split), AT&T Inc., Cablevision Systems Corporation, Cisco Systems, Inc., Clear Channel Communications, Inc. (now a non-public subsidiary of CC Media Holdings, Inc., a public company), The Coca-Cola Company, Comcast Corporation, Dell Inc., Electronic Data Systems Corporation, Gannett Co. Inc., General Electric Company, Hewlett-Packard Company, International Business Machines Corporation, News Corporation, PepsiCo, Inc., The Procter & Gamble Company, Qwest Communications International Inc., Sprint Nextel Corporation, Time Warner Inc., Verizon Communications Inc., Viacom Inc., The Walt Disney Company and Yahoo! Inc.). For Mr. Redstone, the Committee considered the compensation arrangements for similar executive chairman roles at peer media companies. Mr. Moonves waived his right for consideration of any increase to his salary and target bonus as provided under his employment agreement.

Changes in Named Executive Officers' Compensation Arrangements in 2008

              With the expiration of Mr. Briskman's employment agreement on September 6, 2008, the Compensation Committee determined that it would be in the Company's best interest to enter into a new employment agreement with him, effective September 7, 2008, which provides that he will continue to serve in his role as Executive Vice President and General Counsel. In determining the compensation terms, the Committee considered the compensation arrangements for similar executives at peer media companies, as well as the core objectives set forth in the "Overview of Compensation Objectives" section above. To that end, the Committee focused on the performance-based compensation elements, particularly long-term incentives. As a result, the Committee determined to keep Mr. Briskman's base salary the same as the salary provided for under his expiring agreement and to increase his annual bonus target from 100% to 115% of base salary and his annual target long-term incentive award value from $2 million to $3 million. Consistent with competitive practice at diversified media peer companies, Mr. Briskman was granted a one-time equity award with an aggregate value of $1.7 million delivered in a mix of stock options and performance-based restricted stock units ("PRSUs"), the terms of which are more fully described in the narrative section following the Summary Compensation Table for Fiscal Year 2008.

              In connection with a significant promotion, the Compensation Committee determined that it would be in the Company's best interest to enter into a new employment agreement with Mr. Ianniello, effective November 17, 2008, reflecting his promotion from Senior Vice President, Chief Development Officer and Treasurer to Deputy Chief Financial Officer. In determining the compensation terms, the

Committee considered the compensation arrangements for executives with similar scopes of responsibility at general industry and peer media companies, as well as the core objectives set forth in the "Overview of Compensation Objectives" section above. As a result, the Committee determined to increase his base salary to $800,000 and his annual target long-term incentive award value to $1.2 million and to keep his annual bonus target at 100% base salary.

              There were no other changes in 2008 to the named executive officers' compensation arrangements as set forth in their employment agreements. As reported in the 2008 Proxy Statement, Messrs. Redstone and Moonves entered into new employment agreements effective March 13, 2007 and October 1, 2007, respectively. Under these arrangements, Messrs. Redstone's and Moonves' base salaries were reduced significantly (67% and 41%, respectively), as were their target bonus amounts (43% and 11%, respectively). The equity component of their total compensation was increased to further align their interests with stockholders' interests, with Mr. Moonves receiving an award of 5 million stock options in connection with the commencement of the agreement. In 2008, for Mr. Redstone, in connection with the Committee's annual review of cash compensation (base salary and target bonus) under his employment agreement, the Committee determined, after review and approval by the Company's independent directors, to keep his base salary the same and award him a one-time stock option grant to purchase shares of the Company's Class B Common Stock. (See the Grants of Plan-Based Awards During 2008 table.) Also in 2008, Mr. Moonves waived his right for consideration of any increase, as set forth in his employment agreement, to his salary and target bonus. Mr. Reynolds' compensation arrangement continues to be governed by the terms and conditions set forth in his existing employment agreement dated August 15, 2005, the terms of which are set to expire on August 14, 2009.

Elements of Executive Compensation

              The Company's compensation arrangements with each of the senior executives, including the named executive officers, consist of the following elements:

  •
  Base Salary

  •
  Performance-Based Compensation Programs

    •
    Annual Bonus Awards

    •
    Long-Term Incentives

  •
  Retirement and Deferred Compensation Plans

  •
  Other Compensation (Perquisites and Other Personal Benefits)

              The Compensation Committee considers these elements in determining a senior executive's compensation package in order to reward for both the long- and short-term performance of the executive and the Company. The Committee does not use rigid guidelines in determining the mix of compensation elements (i.e., long-term versus currently paid out compensation and cash versus non-cash compensation) for each senior executive. However, the Committee does consider the level of base salary of each named executive officer as it relates to the allocation of guaranteed versus performance-based compensation. Variable, at-risk compensation, both short- and long-term, makes up the majority of each senior executive's total compensation.

              The Compensation Committee believes that its consideration of these compensation elements effectively achieves the objective of aligning compensation with performance measures that are directly related to the Company's financial goals and creation of stockholder value, without encouraging senior executives to take unnecessary and excessive risks that threaten the value of the Company. The Committee selects the financial performance metrics, goals and criteria for the performance-based compensation programs each year and also approves adjustments to the calculation of those goals and criteria, including pre-approved adjustments for awards intended to satisfy Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), in order to avoid distorted performance goals and criteria. The Committee believes this process results in performance goals and criteria that are challenging, yet realistic, that will not encourage senior executives to engage in risky business activities in order to achieve unattainable goals or overcome lower results caused by unforeseen events.

Base Salary

              The Company provides the senior executives with base salary that is sufficiently competitive to attract and retain talented individuals and provides a secure base of guaranteed cash to compensate them for services rendered during the fiscal year. In order to ensure that the majority of compensation is variable, at-risk and tied to performance, the Compensation Committee generally sets base salary levels for senior executives between 10% and 40% of targeted total compensation. When reviewing proposals for changes to base salary for the named executive officers, the Committee considers the following:

  •
  Appropriate competitive compensation data for the position;

  •
  Individual performance;

  •
  Base salary level for the executive in relation to that executive's total compensation package;

  •
  Input and recommendations of Mr. Moonves as President, Chief Executive Officer (for executives other than Mr. Redstone) and of Mr. Reynolds (for Mr. Ianniello);

  •
  The level of the annual merit increase budget across the Company as a whole; and

  •
  Existing contractual obligations, if any.

              For 2008, Mr. Moonves waived his right for consideration of any increase, as provided under his employment agreement, to his salary, as well as target bonus. Mr. Reynolds' employment agreement provides for his salary to remain flat over the term of the agreement. In reviewing base salary during 2008 for Messrs. Redstone, Briskman and Ianniello, the Compensation Committee continued to consider their level of base salary as it relates to the allocation of guaranteed versus variable, at-risk compensation and also took into account the unprecedented national and global economic conditions during 2008, as well as the factors listed above. As a result, Messrs. Redstone and Briskman did not receive base salary increases during 2008. Mr. Ianniello received an increase in base salary in connection with his promotion and related increase in the scope of his responsibilities.

Performance-Based Compensation Programs

              CBS's performance-based compensation programs provide for the opportunity to reward senior executives for contributing to annual financial and operational performance (through annual bonus programs) and for realizing stock price appreciation (through long-term equity incentives). Bonus awards are based on the Compensation Committee's review of the Company's financial results and assessment of individual performance and are not directly linked to the Company's stock price performance. A high percentage of the named executive officers' total compensation is performance-based (targeted at 70%-90%), with a significant portion of total compensation in the form of equity awards (targeted at 43%-57%).

Bonus Awards

              The Company provides an opportunity for annual bonus awards under its short-term incentive plans. The purpose of the plans is to benefit and advance the interests of the Company by granting annual bonus awards to the named executive officers and other senior executives as "pay for performance"—a reward for their individual contributions to the Company's annual financial and operational success. Annual bonus compensation for Messrs. Redstone, Moonves, Reynolds, Briskman and Ianniello and certain of the other senior executives is provided under the Company's Senior Executive Short-Term Incentive Plan (the "Senior Executive STIP"), which is designed to comply with the exception for performance-based compensation to the deduction limitation under Section 162(m) of the Code. Annual bonus compensation for other senior executives is provided under the Company's Short-Term Incentive Plan ("STIP").

              At the beginning of each fiscal year, the Compensation Committee sets a performance criterion as a first step toward qualifying bonus awards made under the Senior Executive STIP as "qualified performance-based compensation" eligible for deductibility under Section 162(m) of the Code. Assuming that the Compensation Committee determines that the criterion is met, the terms of the Senior Executive STIP establish for each of the named executive officers a maximum bonus, with the amount of bonus, if any, actually awarded being subject to the Committee's negative discretion ("downward discretion"). See the "Compensation Deductibility Policy" section below for a discussion on the Section 162(m) performance criterion set for 2008.

              In exercising its downward discretion and determining the individual awards, the Compensation Committee does not utilize a pre-determined formula by which financial performance results in a specific amount or type of compensation for individuals. The Committee's determination regarding the amount of the annual bonus awards to be paid to the named executive officers is a subjective one that enables the Committee to take into account all of the factors it deems appropriate, with no pre-determined weighting as to any individual item, and to utilize its discretion to award an appropriate bonus not in excess of the maximum bonus amount. Under the Senior Executive STIP, awards may be paid, in whole or in part, in cash, in the form of stock-based awards issued under the Company's long-term management incentive program ("LTMIP") or in any other form prescribed by the Committee.

              The Compensation Committee examines the following individual performance factors: the individual contributions to the achievement of financial goals and non-financial objectives, such as positioning the Company for long-term success, promoting the development of management, succession planning, legal compliance, fostering diversity in the workplace, leadership and ethical behavior. In this regard, the Committee also considers the input and recommendations of Mr. Moonves as President, Chief Executive Officer (for executives other than Mr. Redstone) and of Mr. Reynolds (for Mr. Ianniello). Also, with respect to Messrs. Redstone and Moonves, the Committee takes into account the performance evaluation of each of them conducted by the Committee, along with the Nominating and Governance Committee, based on the goals and objectives for each of them approved by the Compensation Committee at the beginning of each year.

              In addition, the Compensation Committee considers funding levels available under the Company's short-term incentive plans in the aggregate. These funding levels are approved by the Committee at the beginning of each fiscal year, which are based on budget determinations for the relevant year that take into account expected performance of the Company's industry peers for that year. After the end of the fiscal year, the Committee evaluates the Company's actual performance relative to the funding levels in order to determine the aggregate amount available for payouts under the Company's short-term incentive plans. The aggregate amount of awards provided to the named executive officers, as well as to the other participants in the short-term incentive plans, is limited by the funding pool resulting from the Committee's evaluation.

              The Compensation Committee also considers target bonus amounts, expressed as a multiple of salary, set forth in the respective employment agreements of each of the named executive officers, which amounts are based on competitive practice and provide a guideline for appropriate payouts. See "Summary Compensation Table for Fiscal Year 2008—Employment Agreements" for a discussion of the named executive officers' bonus target amounts. The differences in the target bonus amounts set forth in the named executive officers' agreements reflect the level of relative impact of each of their positions on Company performance.

              For 2008, in determining the amounts of the bonuses set forth in the Summary Compensation Table for Fiscal Year 2008 for the named executive officers, the Compensation Committee took into account the factors discussed above within the context of the challenging operating conditions facing the media industry as a result of the unprecedented national and global economic conditions during 2008 and the named executive officers' ability to proactively and aggressively develop and execute strategies to weather these economic conditions. In particular, the Committee recognized the accomplishments resulting from senior executives' focus on operations that were in their control, including, but not limited to: (i) exceeding the Company's free cash flow budget despite the liquidity conditions facing the Company's key customers; (ii) continuing delivery of premium content and maintaining CBS Network's standing as the #1 network in certain key categories (according to Nielsen Ratings); and (iii) transforming the Company into a leading Internet provider and capitalizing on the emerging platform delivery of the Company's premium content. Furthermore, the Committee took into account historical bonus payouts and the relative performance of the Company in determining appropriate payout levels. The Committee noted the following accomplishments within this context, with no particular weighting assigned to any individual item:

  •
  The Level of Achievement of the Company's Financial Performance for 2008.  The Company achieved the performance criterion for the Senior Executive STIP. In particular, the Company exceeded its financial budget for free cash flow (i.e., operating income before depreciation and amortization, less cash interest, taxes paid, working capital requirements and capital expenditures), even in the face of challenging operating and liquidity conditions facing our key customers (i.e., automotive, retail, real estate and financial services companies). Although the performance criterion for the Senior Executive STIP was achieved, the level of achievement was not as significant as in the prior year due to the economic conditions. Thus, the Compensation Committee determined to provide lower cash bonus payouts than those earned for 2007 and 2006 for Messrs. Moonves, Reynolds and Briskman (for example, compared against 2007 cash bonus amounts, 2008 cash bonuses represent a 49% reduction for Mr. Moonves and a 20% reduction for Messrs. Reynolds and Briskman; for Mr. Ianniello, who was promoted during the year, his bonus payout remained flat).

  •
  Continued Focus on Enhancing the Company's Presence on the Internet and on New Technologies.  Senior management continued to aggressively and effectively position the Company as a leading Internet provider through the 2008 acquisition of CNET Networks, Inc. ("CNET"). The acquisition of CNET and integration into the new CBS Interactive reporting segment resulted in a premier online content network for entertainment, news, sports, music, and other information, and advanced the Company to a Top 10 Internet company (according to comScore.com, measured by total unique visitors). During 2008, the Company continued to build and leverage online communities around its world-class content, entering into several distribution partnerships, including with Yahoo!, YouTube and AOL.

  •
  Expansion of Revenue Opportunities from Continued Delivery of Premium Content.  The Company continued to deliver premium content and expand revenue opportunities across the entire portfolio of CBS businesses, resulting in, among other successful outcomes, the CBS Network remaining the #1 network in certain key categories for year 2008 (according to Nielsen Ratings), successful original programming at Showtime that helped to increase subscribers and revenues, streaming and high definition transmission at nearly all CBS Radio stations, 166 titles on the New York Times bestseller list for 2008 from Simon & Schuster, and the launch of CBS Films. In addition, in each of its key businesses, the Company continued to attract and retain executive and creative talent that drives the development of compelling media content.

  •
  Execution of Key Strategies for Transforming the Company for High Growth.  Senior management recognized early the pressures stemming from the 2008 economic downturn and proactively continued to reshape the Company's businesses for increased profitability and productivity by (i) shifting from slower to higher growth assets through the acquisition of CNET and International Outdoor Advertising Group ("IOA") and the dispositions of certain mid-sized radio market stations and certain television stations and (ii) evaluating the Company's cost base, including a disciplined approach to investment in capital projects, resulting in, among other actions, restructuring and cost-saving initiatives in Television, Radio and Outdoor and reduced operating costs throughout the Company.

              With respect to the performance of each named executive officer, the Compensation Committee also determined (in the case of Messrs. Redstone and Moonves) and concurred in the recommendations made by Mr. Moonves (in the case of the other named executive officers) and by Mr. Reynolds (for Mr. Ianniello) that:

  •
  Mr. Redstone provided leadership as Executive Chairman of the Board of Directors. He also continued as an instrumental advisor to the Company with his efforts in investor communications and provided oversight with respect to the Company's financial objectives.

  •
  Mr. Moonves was able to deliver well above the Company's free cash flow budget despite the 2008 economic conditions, in addition to making significant strides in enhancing the Company's presence on the Internet and demonstrating continued, consistent leadership in driving decades-high ratings successes and the other accomplishments noted above. Also, with his senior management team, Mr. Moonves prudently evaluated the Company's cost base and led a very disciplined approach to capital investment. In businesses significantly impacted by the decline in local advertising revenue, Mr. Moonves moved early and decisively in taking steps to restructure and reduce operating costs. In addition, Mr. Moonves continued to focus on ensuring a continuous flow of high quality content that drives the Company's core businesses and to maintain the Company's reputation as a highly desirable workplace for top talent. He also has advanced strategic plans across the business segments to continue, among other things, divesting non-strategic assets, enhancing the Company's presence on the Internet and in digital businesses and developing opportunities to monetize content (including, among other opportunities, payments under retransmission agreements). He effectively represented the Company to investors and the financial community and continued to play a leadership role in the media industry. The Committee also acknowledged Mr. Moonves' successes in management development and human resources, including his involvement in acquiring key executive and creative talent and in developing effective succession programs.

  •
  Mr. Reynolds successfully managed the Company's financial operations, while recognizing the pressures from the 2008 economic downturn, to deliver performance that exceeded the Company's financial budget for free cash flow and maintained a strong balance sheet. Savings were also achieved through tax planning and risk management strategies. He also continued to implement successful strategies in mergers and acquisitions and in treasury and tax operations, resulting in, among other things, the generation of stockholder value through the realization of reduced capital and operating costs. In addition to his role as Chief Financial Officer of the Company, Mr. Reynolds provided significant operational support to the Company's business units.

  •
  Mr. Briskman provided leadership with respect to the Company's legal affairs by serving in a prominent role in successfully managing significant corporate litigation and arbitration matters and was instrumental in securing recoveries for the Company for certain matters in which the Company was the plaintiff; addressing regulatory and legal issues, including leading the legal team with respect to Company-wide compliance matters; and negotiating key contracts for the Company, including with respect to significant acquisitions and divestitures. He also continued to improve the efficiency of the legal departments of the Company, resulting in savings of legal fees.

  •
  Mr. Ianniello executed significant deals for the Company, including the acquisitions of CNET and IOA, and provided leadership in the integration of those acquisitions, including the integration of CNET into domestic and international banking systems and the strategic and financial reporting integration of IOA and other acquired companies; successfully managed the transition of the Company's 401(k) plan assets to new managers; conducted debt repurchases resulting in positive net present value and book gain; achieved savings by executing numerous foreign exchange trades internally; and provided leadership with respect to overseeing the management of the Company's pension investments, during an extraordinary period in the equity and credit markets, achieving all cash needs.

Long-Term Management Incentive Program

              The LTMIP is designed as a "pay for performance" vehicle to encourage executives to make decisions which will result in sustained long-term stockholder value-creation. It is also a vehicle used to retain talent and build executive ownership. Through the Company's total compensation design, a significant portion of the named executive officers' total compensation opportunity is directly linked to stock price performance (targeted at 43% to 57% of total compensation) with the intention of creating alignment with the stockholders. For 2008, the LTMIP consisted of stock options, time-based and performance-based restricted stock awards, and performance share units (together with time-based and performance-based restricted stock awards, the "stock awards"). The target value to be delivered through these equity vehicles is reviewed with reference to competitive market data, the Company's retention needs, potential stockholder dilution, and the expense to be incurred by the Company. Eligibility to participate in the LTMIP is generally limited to executives who have management responsibility.

              The type and mix of equity-based vehicles used to deliver value varies primarily by an executive's level in the organization. The Committee considers the following objectives in determining the appropriate type and mix of equity-based vehicles:

  •
  Increased alignment with stockholder interests—Stock Options:  Stock options provide the opportunity to acquire an equity interest in the Company and share in the appreciation of the value of the stock.

  •
  Increased accountability for senior executives—PRSUs:  Performance-based restricted share units ("PRSUs") focus senior executives on the achievement of set financial goals with respect to the Company's operations.

  •
  Increased focus on relative performance—PSUs:  Performance share units ("PSUs") motivate senior executives to focus on the Company's providing attractive returns for stockholders relative to returns from investments at other S&P 500 companies over a designated period. The relative performance achieved, and under certain circumstances described below, a pre-determined performance threshold achieved, will determine the number of shares ultimately delivered.

  •
  Retention of talent in both up and down markets—Time-Based RSUs:  Restricted share units ("RSUs") that are time-based only (where vesting is conditioned exclusively on continued service) provide real value and are earned over a specified vesting period.

              The values, mix, and type of annual grants for each senior executive are discussed by management and the Compensation Committee and ultimately approved by the Committee, unless the terms are set forth in an employment agreement. In addition to the objectives and approach to allocating award types noted above, the Committee takes into consideration the competitive total compensation assessments provided by the independent compensation consultant in determining the value, mix and type of each senior executive's award. In determining the appropriate type and mix of annual equity awards for eligible executives for 2008, the Compensation Committee reviewed the LTMIP with its independent compensation consultant and senior management. For 2008, Messrs. Reynolds, Briskman and Ianniello received LTMIP awards based on then-current contractual target values that took into account the compensation assessment and the relative impact of the executive's position on Company performance, with the exception of Mr. Ianniello. The Compensation Committee determined to provide Mr. Ianniello with an LTMIP award slightly greater than his then-current contractual target value to recognize, and provide incentives with respect to, his future contributions to the Company in light of his increasing scope of responsibilities, as more formally recognized at a later date with his promotion to Deputy Chief Financial Officer. For Messrs. Redstone and Moonves, the values, mix and type of their annual grants are set forth in their respective employment agreements. See "Summary Compensation Table for Fiscal Year 2008—Employment Agreements." The 2008 awards to the named executive officers were delivered as follows:

	2008 Annualized Award Mix under Long-Term Management Incentive Program(a)
Named Executive Officer	Options	PRSUs/PSUs
Sumner Redstone	50%	50%
Leslie Moonves(b)	48%	52%
Fredric Reynolds	50%	50%
Louis Briskman	50%	50%
Joseph Ianniello	50%	50%

    (a)
    This chart does not take into account grants that are not part of the named executive officers' annual grants, except for Mr. Moonves' stock option grant noted in footnote (b). In 2008, Mr. Redstone received a grant of stock options in connection with the Committee's annual review of certain elements of his compensation under his employment agreement, and Mr. Briskman received a grant of stock options and of PRSUs in connection with the execution of his new employment agreement. (See the Grants of Plan-Based Awards During 2008 table.)

    (b)
    In connection with his current employment agreement effective October 1, 2007, the Compensation Committee awarded to Mr. Moonves a grant on October 19, 2007 of 5,000,000 stock options, valued based on the fair market value on the date of grant, and a grant of PRSUs on October 1, 2008, for performance year 2009, valued at $7,600,000. The annualized expected value of this stock option grant over the term of his employment agreement, as well as the value of the PRSU grant, are taken into consideration in determining the mix of stock options and stock-based awards in the chart above.

              As more fully discussed under "Terms of LTMIP Awards—Performance Goals (PRSUs)" below, on January 25, 2009, the Compensation Committee determined and certified that the performance goals were achieved with respect to (i) PRSUs granted in February 2008 to Messrs. Reynolds, Briskman and Ianniello and (ii) PRSUs granted to Mr. Moonves in October 2007 for performance year 2008, and therefore, the PRSUs in each case will vest according to schedule.

              The unprecedented economic conditions that accelerated during the fourth quarter of 2008 and the challenges currently facing the media industry have contributed to the drop in the Company's stock price. The pay-for-performance elements of the Company's executive compensation programs have been designed to closely link the interests of senior executives with those of the stockholders and create stockholder value. While the Compensation Committee believes that the Company's senior executives have effectively navigated the "economic storm" in 2008 commensurate with their bonus awards, because the stock price has declined, the named executive officers have realized significant loss in potential compensation opportunity, particularly given the Committee's emphasis on ensuring that equity-based compensation represents a significant portion of total compensation for these executives (targeted at 43%-57%). Since 2006 (the first year following the separation of former Viacom Inc. into CBS Corporation and new Viacom Inc.), the named executive officers have a December 31, 2008 value on a combined basis of 16% of their targeted equity-based pay opportunity. The following table shows how the targeted equity value of certain equity awards (not including PSUs, the measurement periods for which have not yet concluded) granted to the named executive officers, as reported annually in the Grants of Plan-Based Awards table, varies with changes in the Company's stock price by showing the value, as of December 31, 2008, of these LTMIP awards made in the last three fiscal years.

Named Executive Officers' December 31, 2008 Value of Equity Awards as a Percentage of Targeted Equity Value
	Grants Made in 2008	Grants Made in 2007		Grants Made in 2006	Total
Targeted Equity Value at Grant Date for all Named Executive Officers Combined	$18,514,400	$51,607,724	(a)	$9,899,827	$80,021,951
Economic Value as of 12/31/08 for all Named Executive Officers Combined	5,662,378	4,891,649		2,186,976	12,741,003
Economic Value as of 12/31/08 as % of Targeted Equity Value at Grant Date for all Named Executive Officers Combined	31%	9%		22%	16%

(a)
In 2007, Mr. Moonves was awarded 5 million stock options in connection with the execution of his new employment agreement. The fair market value of this award, as reported in the Grants of Plan-Based Awards During 2007 table in last year's proxy statement, was $27.3 million and thus makes up a majority of the "Targeted Equity Value at Grant Date" for 2007 in the table above. With an exercise price of $28.70 for this award, the Company's stock price would require an appreciation of 540% for the award to achieve the intended value based on the stock price as of April 15, 2009 ($5.34).

              With respect to the grants awarded in 2009, the Compensation Committee determined not to include PSUs in the annual equity awards granted to certain senior executives, including the named executive officers (with the exception of Mr. Redstone, whose employment agreement expressly provides for PSU grants) because the Committee determined to focus these senior executives on appreciation of the Company's stock, which the Committee determined would be better served through stock option and PRSU grants. During 2009, as part of Mr. Moonves' bonus for 2008, the Committee awarded to Mr. Moonves 867,052 stock options having a value of $1.5 million to purchase shares of the Company's Class B Common Stock, under the Company's 2009 Long-Term Incentive Plan, which plan is subject to shareholder approval at the Annual Meeting. The stock option award has an exercise price of $5.20, vests in equal installments over four years and has an eight-year term. This award will be reportable in the Company's 2010 proxy statement in accordance with SEC rules.

Terms of LTMIP Awards

              For a description of certain material terms of the RSU grants (including PRSUs and time-based RSUs) and stock option grants, see "Grants of Plan-Based Awards During 2008—Description of Plan-Based Awards."

              PSUs—PSUs are notional units of measurement and represent the right to receive a number of shares of the Company's Class B Common Stock determined on the basis of the total stockholder return ("TSR") of the Company's Class B Common Stock relative to the TSR of the common stock of companies comprising the Standard & Poor's 500 Composite Index (with limited exceptions) (the "reference group") over one or more defined measurement periods and, under certain circumstances described below, determined on the basis of achievement of a pre-determined performance threshold.

              The following terms apply to PSU grants made in 2008 to Messrs. Reynolds, Briskman and Ianniello: The number of target shares is determined on the basis of the closing price of a share of the Company's Class B Common Stock on the NYSE on the date of grant (for 2008 awards, February 28, 2008). Payouts under the PSUs range from zero to a maximum of 200% of the target number of shares of the Company's Class B Common Stock for the award. Grants of PSUs made in 2008 are subject to two separate measurement periods. The measurement period for 50% of the award runs from January 1, 2008 through December 31, 2010, and the measurement period for the remaining 50% of the award runs from January 1, 2009 through December 31, 2011. The number of shares to be delivered for each measurement period is determined in accordance with the following schedule:

  •
  if the Company achieves less than the 25th percentile TSR, the award of PSUs will be forfeited;

  •
  if the Company achieves the 25th percentile TSR, the number of shares to be delivered under the award will be 25% of the target number of shares;

  •
  if the Company achieves the 50th percentile TSR, the number of shares to be delivered under the award will be 100% of the target number of shares; and

  •
  if the Company achieves the 100th percentile TSR (that is, if it is the first ranked company in the reference group for TSR), the number of shares to be delivered under the award will be 200% of the target number of shares.

              For Company achievement at intermediate points between the 25th and 50th percentile, or between the 50th percentile and the 100th percentile, the number of shares of Class B Common Stock to be delivered will be interpolated between the respective number of shares delivered at such percentiles. Notwithstanding the schedule set forth above, in the event the Company achieves less than the 50th percentile TSR for any measurement period but either of the performance thresholds set forth below are met, the number of shares to be awarded will be determined in accordance with the following:

  •
  if the Company's TSR for such measurement period does not meet the 50th percentile, but the Company's three-year average budgeted free cash flow is met or exceeded by the three-year average actual free cash flow during such measurement period, then the number of shares to be awarded will be the average of the target award and the number of shares that would be awarded based on the resulting TSR relative performance for such measurement period in accordance with the schedule above; or

  •
  for PSU awards made in FY 2007, if the Company's TSR in the last year of such measurement period is at or above the 50th percentile, then the number of shares to be awarded will be the target award for such measurement period; for PSU awards made in FY 2008, if the Company's TSR in the last year of such measurement period is at or above the 50th percentile, then the number of shares to be awarded will be equal to the greater of one-third (1/3) of the target award for such measurement period or the number of shares to be awarded in accordance with the above schedule.

              If neither of these performance thresholds are met, then the number of shares to be awarded will be in accordance with the schedule above.

              Mr. Redstone's PSU grants made in 2008 are made on substantially the same terms as the grants to our other named executive officers, but with the following differences:

  •
  Mr. Redstone's PSU grant is set at January 1 of each year and the target shares are determined on the basis of the average closing price of a share of the Company's Class B Common Stock on the NYSE for the ten trading days prior to the date of grant;

  •
  The maximum number of shares that may be earned under Mr. Redstone's award is 300% of target;

  •
  Mr. Redstone's entire PSU grant is subject to a single measurement period, which, for his 2008 PSU grant, runs from January 1, 2008 through December 31, 2010; and

  •
  The only performance threshold applicable to Mr. Redstone's award in the event that the Company achieves less than the 50th percentile TSR for a measurement period is based on the Company's three-year average budgeted OIBDA.

              Certain terms of Mr. Redstone's PSU awards differ from the terms of PSU awards to other named executive officers because of the relative impact of his position on Company performance.

              Performance Goals (PRSUs)—The vesting of the PRSUs is subject to the achievement of a certain pre-determined performance goal set by the Compensation Committee in the first quarter of the fiscal year. Dividend equivalents accrue on the PRSUs and equal the value of regular cash dividends paid on the shares of the Company's Class B Common Stock. Dividend equivalents are paid in cash, less applicable withholdings, when the PRSUs vest. If the PRSUs do not vest, then the dividend equivalents accrued on those PRSUs are forfeited.

              The performance goal is set based on financial and operational goals for the relevant fiscal year which take into account expected performance of the Company's industry peers for that year as determined by media industry analysts. At the beginning of each year, the Compensation Committee reviews the performance goal and considers which metrics offer the best measure of Company performance.

              In setting the 2008 performance goal, the Compensation Committee selected two metrics: (i) OIBDA without inter-company eliminations (i.e., operating income before depreciation, amortization and inter-company eliminations) (the "OIBDA metric") and (ii) free cash flow (i.e., operating income before depreciation and amortization, less cash interest, taxes paid, working capital requirements and capital expenditures) (the "FCF metric"). The "OIBDA Metric Target" is calculated by starting with the Company's budget for 2008 for the OIBDA metric and then taking into account items pre-approved by the Compensation Committee that may otherwise distort the calculation of the performance goal. The "FCF Metric Target" is calculated by starting with the Company's budget for 2008 for the FCF metric and then taking into account the same items. The items that were pre-approved by the Committee and taken into account in the calculation of the OIBDA Metric Target and the FCF Metric Target were with respect to restructuring charges, impairment charges, the disposition of the Company's investment in the Sundance Channel, the acquisitions of IOA and CNET and the Company's voluntary contribution to the qualified pension plan. The OIBDA metric was selected because it is an important indicator of the Company's operational strength and performance of its businesses, as it provides a link between profitability and operating cash flow. The FCF metric was also selected because it gives a clear view of the Company's ability to generate cash (and thus profits) and allows the Company to pursue opportunities that enhance stockholder value.

              For 2008, the performance goal for the most senior levels of management, including the named executive officers (except for Mr. Redstone who does not receive PRSUs and except for PRSUs granted to Mr. Moonves under his employment agreement), was the achievement during 2008 of a 90% or greater level of the weighted average performance of (i) the percentage of an OIBDA Metric Target of $3.075 billion actually achieved (75% weighting) and (ii) the percentage of an FCF Metric Target of $1.295 billion actually achieved (25% weighting). The performance goal for Mr. Moonves was the achievement during 2008 of an FCF Metric Target of $1.295 billion.

              At its first meeting after the 2008 fiscal year end, the Compensation Committee reviewed and discussed the Company's performance versus the 2008 performance goals. Actual performance with respect to the OIBDA metric was $2.554 billion and with respect to the FCF metric was $1.672 billion. The Committee then certified that the 2008 performance goal had been achieved, noting that, in particular, such achievement reflected the solid underlying performance of operations within management's control in the face of challenging operating conditions facing the media industry as a result of the ongoing unprecedented national and global economic conditions.

              Grant Date of Awards—The grant date for RSUs, PSUs and stock option awards is the date on which the Compensation Committee approves awards under the Company's LTMIP or, if so determined by the Committee, a future grant date. The Committee may approve an award that will have a future grant date, with the exercise price of any stock option not to be less than the closing price of a share of the Company's Class B Common Stock on the NYSE on the date of grant. The Company does not set grant dates intentionally to precede the release of material non-public information. Communications regarding individual grant awards, including the terms and conditions, are provided to recipients as soon as administratively feasible. For annual management grants made in 2008, the Committee set, at its February 20, 2008 meeting, a grant date of February 28, 2008, which reflected the second business day following the date of the Company's public announcement of its earnings report for the fourth quarter and full year 2007.

              Delegation of Authority to Grant Awards—The Compensation Committee has delegated to the President and Chief Executive Officer limited authority, with respect to executives who are not senior executives, to grant long-term incentive awards under the LTMIP to such executives in connection with their hiring, promotion or contract renewal and to modify the terms of outstanding equity grants in certain post-termination scenarios. The Committee delegated this authority in order for the Company to have the ability to (i) act in a timely manner in a competitive environment in connection with the hiring of new executives or the compensating of an existing executive being given a significant increase in responsibility and (ii) maintain flexibility to manage compensation in post-termination scenarios when mutually beneficial to the Company and the executive. The Committee's delegation specifies the circumstances in which the authority can be used; limits the amount that can be awarded to an individual, the total amount that can be awarded in any period, and aggregate incremental expense that can be incurred by the Company resulting from modifications of the terms of outstanding equity grants; and specifies the method for establishing the grant date. The delegation also requires that the President and Chief Executive Officer report to the Committee periodically on his exercise of this delegated authority.

Stock Ownership Guidelines

              In order to further align the senior executives' interests with those of the Company's stockholders, the Company has established stock ownership guidelines. The guidelines provide that, within five years, starting in fiscal year 2007 or in the year in which a senior executive becomes subject to the guidelines, these senior executives are expected to acquire and establish holdings in Company stock equal in value to a multiple of their cash base (base salary less mandatory deferrals, if applicable), depending upon their positions as follows:

Senior Executive	Ownership Guideline Multiple
CEO	5x cash base
Other Senior Executives	2x to 3x cash base

              All types of equity holdings, with the exception of stock options, are included in determining ownership. The Compensation Committee monitors compliance with these guidelines by seeking an annual progress report from senior management. During 2008, senior management reported to the Committee that all of the senior executives subject to the guidelines, including the named executive officers, either met or were on track to meet the guidelines. The Committee determined to continue to monitor compliance with the guidelines.

Retirement and Deferred Compensation Plans

              The Company provides eligible employees, including the named executive officers, with the opportunity to build financial resources for retirement through the Company's broad-based tax-qualified defined benefit and defined contribution plans. In addition, eligible executives, including the named executive officers, participate in the Company's non-qualified defined benefit and deferred compensation plans. In some instances, participants in these qualified and non-qualified plans may also have frozen benefits in other qualified and non-qualified plans. Information regarding these retirement and deferred compensation plans is set forth in the narrative following each of the Pension Benefits in 2008 table and Non-qualified Deferred Compensation in 2008 table.

All Other Compensation

              The Company provides for other compensation to participating employees (including the named executive officers) by providing Company-matching contributions in the CBS 401(k) and 401(k) excess plans, and Company-paid life insurance. Compensation paid to the named executive officers in relation to these programs is included in the "All Other Compensation" column of the Summary Compensation Table for Fiscal Year 2008.

              In certain instances, the Company provides executives, including the named executive officers, with additional benefits that the Company believes are reasonable and typical for executives in similar industries and helps the Company to attract and retain these executives. Among these benefits are transportation-related benefits, which the Company believes provide travel flexibility and efficiencies that result in a more productive use of the applicable executive's time, given the demands of his position. In addition, Mr. Moonves is entitled to reimbursement for certain taxes and fees resulting from his obligation to the Company under his employment agreement to provide services in two different locations. The Company also requires that certain senior executives provide extended services at the Company's West Coast operations, for which the Company provides an expense allowance; executives are reimbursed for taxes on imputed income associated with certain expenses. These additional benefits are also described in footnote 7 to the "All Other Compensation" column of the Summary Compensation Table for Fiscal Year 2008.

Post-Termination Arrangements

              Post-termination payments with respect to the named executive officers are set forth in each of their respective employment agreements. None of the Company's employment arrangements with the named executive officers or long-term incentive plans provide for payment solely upon a change-in-control. Each of the named executive officers is entitled to post-termination payments and benefits upon the occurrence of a termination without cause and a resignation for good reason and death or disability. The terms of these payments and benefits and the estimated potential payments that would be made to the named executive officer if his employment terminated for each of these reasons as of the 2008 fiscal year end are described under "Potential Payments Upon Termination."

              In assessing post-termination payments and benefits in connection with senior executive employment arrangements, the Compensation Committee considers competitive practice with respect to comparable executives at the identified peer companies. The objective of these payments and benefits is to recruit and retain talent in a competitive market and, as applicable, compensate executives for restrictive covenants and other obligations following a termination without cause or a resignation for good reason.

Compensation Deductibility Policy

              In approving compensation, the Compensation Committee takes into account Section 162(m) of the Code, which generally limits to $1 million the federal tax deductibility of compensation (including stock options, PRSUs and PSUs) paid in one year to the named executive officers. Performance-based compensation (including stock options, PRSUs and PSUs) may qualify for an exception to the limit on deductibility, provided the plan under which such compensation is paid meets certain requirements, including stockholder approval.

              The Company intends to comply with Section 162(m) for annual short-term and long-term incentives in order for compensation to be deductible. However, the Compensation Committee may approve compensation exceeding the $1 million limitation in order to provide appropriate compensation and in some instances may require deferral of some or all amounts exceeding $1 million. The named executive officers are eligible to receive annual awards under the Senior Executive STIP, and the senior executives are eligible to receive long-term compensation under the Company's long-term management incentive plan. Both of these plans are designed to comply with the Section 162(m) exception for performance-based compensation. The stockholders of the Company have approved the Senior Executive STIP and the Company's long-term management incentive plan.

              In order for bonus awards made under the Senior Executive STIP to be eligible for deductibility under Section 162(m), the Compensation Committee establishes a performance criterion for the bonus awards, which criterion must not be certain of being achieved at the time it is set.

              For 2008, the Section 162(m) performance criterion was the achievement during 2008 of a 90% or greater level of the weighted average performance of (i) the percentage of an OIBDA Metric Target of $3.075 billion actually achieved (75% weighting) and (ii) the percentage of an FCF Metric Target of $1.295 billion actually achieved (25% weighting). The "OIBDA Metric Target" is calculated by starting with the Company's budget for 2008 for the OIBDA metric and then taking into account items pre-approved by the Compensation Committee that may otherwise distort the calculation of the performance criterion. The "FCF Metric Target" is calculated by starting with the Company's budget for 2008 for the FCF metric and then taking into account the same items. The items that were pre-approved by the Committee and taken into account in the calculation of the OIBDA Metric Target and the FCF Metric Target were with respect to restructuring charges, impairment charges, the disposition of the Company's investment in the Sundance Channel, the acquisitions of IOA and CNET and the Company's voluntary contribution to the qualified pension plan.

              Assuming that the Compensation Committee determines that the performance criterion has been achieved, the terms of the Senior Executive STIP establish a maximum bonus for each named executive officer equal to a multiple of his base salary in effect at the beginning of the year with the amount of the bonus, if any, actually awarded to any named executive officer being subject to the Committee's downward discretion. This framework for establishing a maximum bonus is designed to provide that the awards will be eligible for deductibility up to eight times his base salary under Section 162(m) of the Code.

              At its first meeting after the 2008 fiscal year end, the Compensation Committee reviewed and discussed the Company's performance versus the 2008 performance criterion. Actual performance with respect to the OIBDA metric was $2.554 billion and with respect to the FCF metric was $1.672 billion. The Committee then certified that the 2008 performance criterion had been achieved, noting that, in particular, such achievement with respect to the FCF Metric Target reflected the solid underlying performance of operations within management's control in the face of challenging operating conditions facing the media industry. Therefore, the Committee determined that the named executive officers were eligible for an annual bonus award under the Senior Executive STIP as described above, subject to the Committee's downward discretion.

              With respect to the Company's long-term management incentive plan, the Compensation Committee also establishes performance goals for PRSUs and PSUs, rendering them eligible for deductibility under Section 162(m), as described in the "Long-Term Management Incentive Program—Terms of LTMIP Awards—Performance Goals (PRSUs)" section above.

Employment Contracts

              All of the named executive officers are, and were during 2008, parties to employment contracts with the Company, as the Committee has considered it to be in the Company's best interest, and as the best means, to secure the employment of each of these executives. The terms and provisions of these contracts are more fully described in the narrative section following the Summary Compensation Table for Fiscal Year 2008 and in "Changes in Named Executive Officers' Employment Agreements in 2008" in this "Compensation Discussion and Analysis."

              However, the Company does not, as a matter of course, enter into written employment agreements with senior executives. The Company may enter into an employment agreement with a senior executive when it considers it to be in the Company's best interest, as it did with respect to the named executive officers. The Compensation Committee approves all employment arrangements with senior executives. With respect to employees other than senior executives, employment contracts are subject to an approval process coordinated through the Office of the Executive Vice President, Human Resources and Administration.

COMPENSATION COMMITTEE REPORT

              The following Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such information by reference.

              The Compensation Committee Charter states that the primary purpose of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to the compensation of the Company's executive officers and other senior executives. Under the Charter, the Compensation Committee's authorities and duties include, among other things:

  •
  Adopting and periodically reviewing the Company's philosophy, strategy and principles regarding the design and administration of the Company's compensation programs;

  •
  Reviewing and approving the total compensation packages for the Executive Chairman, the President and Chief Executive Officer, the Company's other executive officers, all operating unit heads who report directly to the President and Chief Executive Officer and, in certain instances, other persons among the Company's most highly compensated executives (excluding "Talent," as such term is currently used in the media or entertainment industries); and

  •
  Overseeing the administration of the Company's incentive compensation plans (including the bonus plan for executives subject to Section 162(m) under the Code) and equity-based compensation plans.

              The Compensation Committee retains an independent compensation consulting firm to advise the Committee in its review of senior executive compensation. The consultant reports directly to the Compensation Committee.

              The full text of the Compensation Committee Charter is available on the Company's website at www.cbscorporation.com. The Compensation Committee assesses the adequacy of its Charter at least every other year, or more frequently as the Committee may determine.

              The Compensation Committee of the Board of Directors of CBS Corporation has reviewed and discussed with the Company's management the Compensation Discussion and Analysis ("CD&A") included in this proxy statement. Based on this review and these discussions, the Compensation Committee has recommended to the CBS Corporation Board of Directors that the CD&A be included in this proxy statement and incorporated by reference from this proxy statement into the Company's Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on February 25, 2009.

Members of the Compensation Committee

Charles K. Gifford, Chair
William S. Cohen
Leonard Goldberg
Bruce S. Gordon

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Year 2008(1)

              The following table sets forth information concerning total compensation for the fiscal year ended December 31, 2008 for the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers of the Company (the "named executive officers") who served in such capacities at the end of 2008.

Name and Principal Position (a)	Year (b)	Salary ($) (c) (2)	Bonus ($) (d) (3)		Stock Awards ($) (e) (4)		Option Awards ($) (f) (5)	Change in Pension Value and NQDC Earnings ($) (g) (6)	All Other Compensation ($) (h) (7)	Total ($) (i)
Sumner M. Redstone	2008	1,003,846	5,500,000		3,768,315		1,586,179	13,453	17,418	11,889,211
Executive	2007	1,437,500	4,750,000		2,714,203		723,002	17,218	72,177	9,714,100
Chairman	2006	3,050,000	7,320,000		1,033,826		657,753	23,936	78,600	12,164,115
and Founder
Leslie Moonves	2008	3,513,462	9,500,000	(8)	11,560,836		6,833,750	324,035	229,981	31,962,064
President and	2007	5,323,367	18,500,000		11,193,762	(3)	1,366,750	118,189	314,759	36,816,827
Chief Executive Officer	2006	5,613,200	15,000,000	(3)	5,889,255		1,714,271	109,478	310,907	28,637,111
Fredric G. Reynolds	2008	1,756,731	3,400,000		2,163,983		1,238,102	158,259	24,534	8,741,609
Executive Vice	2007	1,756,731	4,250,000		1,586,114		788,789	92,149	24,534	8,498,317
President and	2006	1,750,000	3,750,000		545,959		310,070	87,456	26,064	6,469,549
Chief Financial Officer
Louis J. Briskman	2008	1,305,000	1,600,000		1,223,120		755,298	637,084	25,886	5,546,388
Executive Vice	2007	1,305,000	2,000,000		692,231		450,737	483,519	24,263	4,955,750
President and	2006	1,265,769	1,800,000		511,644		123,683	398,730	21,689	4,121,515
General Counsel
Joseph R. Ianniello(9)	2008	670,962	800,000		639,541		361,212	40,345	27,619	2,539,679
Deputy Chief Financial Officer

(1)
Given the Company's emphasis on equity-based compensation, and because SEC rules require that equity-based compensation be reported based on amounts expensed for accounting purposes, the first table below is provided to facilitate an understanding of the Compensation Committee's view of the 2008 compensation awarded to the named executive officers by the Committee, and the second table below is provided to reconcile amounts shown in the first table to amounts shown in the Summary Compensation Table above. These tables are not required by SEC rules and are not designed to replace the Summary Compensation Table.

Compensation Committee's View of 2008 Compensation Awarded

Name	Salary ($)	Bonus ($)	Value of Stock Award ($)(a)	Value of Option Award ($)(b)		Other Compensation ($)(c)	Total 2008 Compensation Awarded ($)

Sumner M. Redstone	1,003,846	5,500,000	4,633,727	3,872,635		17,418	15,027,626
Leslie Moonves	3,513,462	9,500,000	7,599,992	—	(d)	229,981	20,843,435
Fredric G. Reynolds	1,756,731	3,400,000	1,780,812	1,700,932		24,534	8,663,009
Louis J. Briskman	1,305,000	1,600,000	2,217,582	1,498,820		25,886	6,647,288
Joseph R. Ianniello	670,962	800,000	610,549	583,174		27,619	2,692,304

      (a)
      Represents the grant date fair value of the stock award determined in accordance with SFAS 123R. As of December 31, 2008, the market value of the stock awards set forth in the "Value of Stock Award" column with respect to each of the named executive officers was as follows: Mr. Redstone, $925,708; Mr. Moonves, $4,313,509; Mr. Reynolds, $598,181; Mr. Briskman, $1,003,627; and Mr. Ianniello, $205,086.

      (b)
      Represents the grant date fair value of the option awards determined in accordance with SFAS 123R. As of December 31, 2008, the market value of the option awards set forth in the "Value of Option Award" column with respect to each of the named executive officers was $0.

      (c)
      Represents total of Company contributions to 401(k) Plan and 401(k) Excess Plan, Company-paid life insurance, tax reimbursements, perquisites and other personal benefits.

      (d)
      Mr. Moonves did not receive a stock option grant in 2008. During 2009, the Compensation Committee determined to grant Mr. Moonves, as part of his bonus, $1.5 million in stock options to purchase shares of the Company's Class B Common Stock. This award was granted with terms consistent with the annual equity awards granted to senior executives in February 2009. This award will be reportable in the Company's 2010 proxy statement in accordance with SEC rules.

Reconciliation to Amounts Shown in the Summary Compensation Table

Name	Total 2008 Compensation Awarded ($)	Plus Portion of Prior Stock Award Grants Expensed in 2008 ($)	Plus Portion of Prior Stock Option Grants Expensed in 2008 ($)	Less Portion of 2008 Stock Awards to be Expensed in Future Years ($)	Less Portion of 2008 Stock Options to be Expensed in Future Years ($)	Plus Changes in Pension Value ($)	Total Shown in Summary Compen- sation Table ($)

Sumner M. Redstone	15,027,626	2,223,739	906,858	(3,089,151)	(3,193,314)	13,452	11,889,210
Leslie Moonves	20,843,435	10,030,859	6,833,750	(6,070,015)	—	324,035	31,962,064
Fredric G. Reynolds	8,663,009	1,389,863	880,440	(1,006,691)	(1,343,270)	158,260	8,741,611
Louis J. Briskman	6,647,288	580,102	503,110	(1,574,564)	(1,246,632)	637,085	5,546,389
Joseph R. Ianniello	2,692,304	374,144	238,586	(345,152)	(460,548)	40,344	2,539,678
(2)
Salary includes amounts deferred under qualified and non-qualified arrangements. For 2008, all named executive officers, except for Mr. Redstone, deferred a portion of their salary under qualified and non-qualified deferred compensation arrangements. See the Non-qualified Deferred Compensation in 2008 table for further information on amounts deferred under non-qualified deferred compensation arrangements.

(3)
In connection with Mr. Moonves' 2006 performance, the Compensation Committee awarded to Mr. Moonves a total of $19,000,000, comprised of (i) $15,000,000 in cash, reflected in Column (d), "Bonus," for 2006, and (ii) an equity award of 128,328 restricted share units (RSUs) on January 31, 2007, the fair market value of which was approximately $4,000,000. The expense associated with this RSU grant is included in Column (e), "Stock Awards," as follows: for 2007, $1,222,218 and for 2008, $1,333,328. These RSUs, issued pursuant to the Company's long-term management incentive plan, vest over three years and are payable in shares of the Company's Class B Common Stock. The value of these RSUs is not included in the $15,000,000 bonus amount for 2006.

With respect to all named executive officers, amounts set forth in the "Bonus" column for 2008, 2007 and 2006 reflect cash payments made in February 2009 for fiscal year 2008 performance, February 2008 for fiscal year 2007 performance and February 2007 for fiscal year 2006 performance, respectively.

(4)
For 2008, amounts reflect the Company's 2008 compensation expense, calculated in accordance with SFAS 123R, associated with stock-based awards (RSUs and/or restricted shares and/or performance share units (PSUs)) granted in 2008 and in prior years. With respect to the amounts included in the "Stock Awards" column, the following table sets forth, with respect to awards made in 2008 and prior-year awards: (i) the amount of 2008 compensation expense for those awards, (ii) the grant date fair value of those awards outstanding as of December 31, 2008, and (iii) the market value, as of December 31, 2008, of those awards outstanding as of that date.

Stock Awards
	2008 Stock Awards			Prior-Year Stock Awards
Named Executive Officer	2008 Compensation Expense for Stock Awards ($)	Grant Date Fair Value of Awards ($)	Market Value as of December 31, 2008 ($)	2008 Compensation Expense for Stock Awards ($)	Grant Date Fair Value of Awards Outstanding as of December 31, 2008 ($)	Market Value as of December 31, 2008 of Awards Outstanding as of That Date ($)
Sumner M. Redstone	1,544,576	4,633,727	925,708	2,223,739	8,030,515	2,002,046
Leslie Moonves	1,529,977	7,599,992	4,313,509	10,030,859	20,100,195	6,055,760
Fredric G. Reynolds	774,120	1,780,812	598,181	1,389,863	3,828,231	1,121,211
Louis J. Briskman	643,018	2,217,582	1,003,627	580,102	1,424,454	394,275
Joseph R. Ianniello	265,397	610,549	205,086	374,144	1,211,219	256,454

In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions, which would otherwise be taken into account under SFAS 123R. Except for estimated forfeitures, these amounts reflect the Company's accounting expense for these awards and may not correspond to the actual value recognized by the named executive officer. See "RSUs, PSUs and Restricted Shares" and "Voluntary Exchange Offer" in Note 11 to the audited 2008 consolidated financial statements on pages II-62 and II-65 in the Company's Form 10-K for the fiscal year ended December 31, 2008 for a discussion of the assumptions made in calculating these amounts.

(5)
For 2008, amounts reflect the Company's 2008 compensation expense, calculated in accordance with SFAS 123R, associated with stock option awards granted in 2008 and in prior years. With respect to amounts included in the "Option Awards" column, the following table sets forth, with respect to awards made in 2008 and prior-year awards: (i) the amount of 2008 compensation expense for those awards, (ii) the grant date fair value of those awards outstanding as of December 31, 2008, and (iii) the market value, as of December 31, 2008, of those awards outstanding as of that date.

Stock Option Awards
	2008 Stock Awards			Prior-Year Stock Option Awards
Named Executive Officer	2008 Compensation Expense for Stock Option Awards ($)	Grant Date Fair Value of Awards ($)	Market Value as of December 31, 2008 ($)	2008 Compensation Expense for Stock Option Awards ($)	Grant Date Fair Value of Awards Outstanding as of December 31, 2008 ($)	Market Value as of December 31, 2008 of Awards Outstanding as of That Date ($)
Sumner M. Redstone	679,321	3,872,635	0	906,858	2,720,573	0
Leslie Moonves	0	0	0	6,833,750	20,501,250	0
Fredric G. Reynolds	357,662	1,700,932	0	880,440	2,283,586	0
Louis J. Briskman	252,188	1,498,820	0	503,110	1,304,908	0
Joseph R. Ianniello	122,626	583,174	0	238,586	626,522	0

In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions, which would otherwise be taken into account under SFAS 123R. Except for estimated forfeitures, these amounts reflect the Company's accounting expense for these awards and may not correspond to the actual value recognized by the named executive officer. See "Stock Options and Equivalents" in Note 11 to the audited 2008 consolidated financial statements on pages II-63 — II-65 in the Company's Form 10-K for the fiscal year ended December 31, 2008 for a discussion of the assumptions made in calculating these amounts.

(6)
For 2008, 2007 and 2006, amounts reflect changes in pension value only, as, except as noted below, none of the Company's non-qualified deferred compensation plans provide for above-market interest or preferential earnings. Also, for Mr. Redstone, the amounts for 2008, 2007 and 2006 include the minimum required distributions he received under qualified pension plans. For Messrs. Moonves and Reynolds, the increases in pension values from 2007 to 2008 are primarily due to changes in the underlying minimum interest rates upon which certain of their frozen benefits are based. For Mr. Briskman, the amounts for 2008, 2007 and 2006 include distributions he received under qualified and non-qualified pension plans pursuant to which he has an accumulated benefit, but is not currently accruing benefits. See "Pension Benefits in 2008" for further information on these plans.

With respect to Mr. Redstone, pursuant to Mr. Redstone's amended employment agreement, effective March 16, 2007, the balance of his deferred salary compensation account was converted to stock option equivalents ("SOEs") of equal value. The Company considers any increase in the intrinsic value of the SOEs as preferential, since other executives and employees do not have the ability to invest their deferred salary in SOEs. The increase in intrinsic value of SOEs between December 31, 2007 and December 31, 2008 was $0. The Company recognized compensation expense, calculated in accordance with SFAS 123R, in 2008 in the amount of ($1,319,087) in connection with the SOEs. See "Employment Agreements—Sumner M. Redstone" for further information on the SOEs. Information about each non-qualified deferred compensation plan is included in the "Description of Non-qualified Deferred Compensation" section.

(7)
The following table describes each component of the "All Other Compensation" column for 2008:

					PERQUISITES AND OTHER PERSONAL BENEFITS
	Company Contribution to 401(k) Plan ($)	Company Contribution to 401(k) Excess Plan ($)
Named Executive Officer			Company- Paid Life Insurance (a) ($)	Tax Reimbursement (b) ($)	Transportation- Related Benefits (c) ($)	Automobile Insurance ($)	Total ($)
Sumner M. Redstone	—	—	3,390	—	14,028	—	17,418
Leslie Moonves	3,100	19,400	60,000	—	146,332	1,149	229,981
Fredric G. Reynolds	3,100	19,400	2,034	—	—	—	24,534
Louis J. Briskman	6,900	15,600	1,763	1,623	—	—	25,886
Joseph R. Ianniello	6,900	13,033	1,085	6,601	—	—	27,619

      (a)
      Represents premiums paid in 2008 by the Company for life insurance coverage. Pursuant to his employment agreement, Mr. Moonves is covered by an individual life insurance policy, which he owns.

      (b)
      The Company requires that certain senior executives provide extended services at the Company's West Coast operations, for which the Company provides an expense allowance; executives are reimbursed for taxes on imputed income associated with certain expenses. The amounts shown in this column represent such reimbursements in 2008.

      (c)
      The amounts of perquisites and other personal benefits shown in this column include (i) the incremental cost to the Company of the personal use of the Company aircraft and (ii) the percentage of personal use of a car and driver provided for business-related security reasons. The incremental cost to the Company of the personal use of the Company aircraft is calculated by dividing the total variable costs (including fuel, maintenance, landing and navigation fees, catering, flight crew trip expenses, telecommunications, supplies and miscellaneous expenses) by the total flight hours for such year and multiplying such amount by the executive's total number of flight hours for his personal use for the year (including personal use flight segments with crew only). Fixed costs which do not change based on usage, such as pilot salaries, hangar rental and insurance are excluded. To the extent that Mr. Redstone uses the corporate aircraft of the Company for personal use, Viacom reimburses the Company 50% of a previously agreed upon per flight hourly amount and 50% of the incremental variable costs billed by the Company and such reimbursed amount is taken into account in the chart.

From time to time, tickets to sporting and other entertainment events are provided to certain employees, including the named executive officers, without charge, to attend these events as they relate to a business purpose. Tickets are made available to employees, including the named executive officers, for personal use if the tickets are not otherwise needed for business use. The Company does not incur incremental costs with respect to tickets to sporting and other entertainment events, as the tickets were purchased by the Company for business purposes and are made available if the tickets are not utilized for such purposes.

(8)
During 2009, the Compensation Committee also determined to grant to Mr. Moonves, as part of his bonus, $1.5 million in stock options to purchase shares of the Company's Class B Common Stock.

(9)
Mr. Ianniello first became a named executive officer of the Company for fiscal year 2008; therefore, only 2008 information is provided.

Employment Agreements

              All of the named executive officers have employment agreements that set forth the terms and conditions of their employment with the Company. The material terms of each of these agreements necessary to an understanding of the information provided in the Summary Compensation Table for Fiscal Year 2008 and the Grants of Plan-Based Awards During 2008 table is provided below. See "Potential Payments Upon Termination" for a description of the payments and benefits that would be provided to the named executive officers in connection with a termination of their employment.

Sumner M. Redstone

              Effective March 13, 2007, the Company entered into an amendment to Mr. Redstone's December 2005 employment agreement, pursuant to which he serves as Executive Chairman and

Founder of CBS Corporation, with a pay package structured to reduce fixed compensation, strengthen the pay-for-performance linkage and shift the pay towards equity. Under the amended agreement, Mr. Redstone receives a salary of $1 million per annum, and his target bonus is $3.5 million. His salary and target bonus are subject to annual review and increase at the discretion of the Compensation Committee. Mr. Redstone is provided with $2.5 million of life insurance during his employment with the Company.

              Pursuant to the amended agreement, Mr. Redstone received in 2008, and will continue to receive through 2011, an annual award of stock options for shares of the Company's Class B Common Stock having a value of $3 million. Mr. Redstone's annual stock option award for 2008 was granted on February 28, 2008. Mr. Redstone also received in 2008, and will continue to receive through 2011, an annual award of PSUs under the LTMIP (or a successor plan) with a target value of $3 million. Payouts under the PSUs range from zero to a maximum of 300% of the target number of shares of the Company's Class B Common Stock for the award. See the Grants of Plan-Based Awards in 2008 table for additional awards.

              In addition to the above, effective as of March 16, 2007 (the "Exchange Date"), the approximate $10 million balance of Mr. Redstone's vested deferred compensation account was converted into appreciation rights ("Stock Option Equivalents") with the same fair value on the conversion date. The Stock Option Equivalents have an exercise price equal to the closing price of a share of the Company's Class B Common Stock on the Exchange Date ($30.21), vest in 25% installments on the first four anniversaries of the Exchange Date and have a term of eight years from the Exchange Date. Accordingly, Mr. Redstone will only realize value on such deferred amount to the extent the price of a share of the Company's Class B Common Stock is higher, at the time the Stock Option Equivalents are exercised, than the exercise price.

Leslie Moonves

              On October 15, 2007, the Company entered into an employment agreement providing for the continued employment of Leslie Moonves as President and Chief Executive Officer of CBS Corporation, with a pay package structured to reduce fixed compensation, strengthen the pay-for-performance linkage and shift the pay towards equity. This agreement supersedes the prior employment agreement between Mr. Moonves and the Company dated July 1, 2004, as amended from time to time. The term of the new agreement commenced on October 1, 2007 and ends on September 30, 2011, subject to earlier termination in accordance with the terms of the new agreement.

              Mr. Moonves receives an annual salary of $3.5 million, which is subject to annual review and increase at the discretion of the Compensation Committee. Beginning with January 1, 2008, Mr. Moonves' target bonus for each whole calendar year is 300% of his salary (subject to annual review and increase at the discretion of the Compensation Committee). For 2009, Mr. Moonves waived his right for consideration of any increase in salary and bonus.

              Under the terms of his agreement, Mr. Moonves received on October 1, 2008, and will receive on each of October 1, 2009 and October 1, 2010, performance-based RSUs with a value of $7.6 million. Each RSU will correspond to one share of the Company's Class B Common Stock, with the number of RSUs to be determined by the closing price of one share of the Company's Class B Common Stock on the grant date. Each RSU grant is subject to a performance goal established by the Compensation Committee based on the Company's budgeted free cash flow for the calendar year following the calendar year during which the RSUs were granted, and will vest and be settled following the Compensation Committee's certification that the performance goal was achieved.

              Mr. Moonves is entitled to participate in arrangements for benefits, business expenses and perquisites available to other senior executives of the Company. The new agreement also contains restrictive covenants imposing non-competition obligations, restricting solicitation of employees, and protecting confidential information and the Company's ownership of work product, as well as other covenants, during Mr. Moonves' employment and for specified periods after the termination of employment.

              Under his employment agreement, Mr. Moonves will report to the Board and, for so long as Mr. Redstone is the Executive Chairman and Founder of the Company, to Mr. Redstone, and Mr. Moonves will be nominated annually for election to the Board and will agree to serve as a member of the Board for each period for which he is so elected. Under his employment agreement, Mr. Moonves agrees to perform services in New York as well as in Los Angeles. Accordingly, Mr. Moonves will be fully reimbursed by the Company with respect to any net incremental New York state and local taxes and fees he incurs as a result of his providing services in New York, with such amount to be reviewed and validated by the Compensation Committee. In addition, he is provided with $8 million of life insurance during the employment term.

              Further, Mr. Moonves' employment agreement provides incentives for him to continue his employment with the Company as a Senior Advisor or Producer for a three-year period beginning upon the expiration of the agreement on September 30, 2011, or earlier if Mr. Moonves resigns his employment for Good Reason or the Company terminates Mr. Moonves' employment without Cause.

Fredric G. Reynolds

              On August 15, 2005, the Company entered into an employment agreement with Mr. Reynolds for a four-year term, pursuant to which Mr. Reynolds serves as the Executive Vice President and Chief Financial Officer of CBS Corporation, at a salary of $1.5 million per annum plus deferred compensation at a rate of $250,000 per annum. Mr. Reynolds' annual target bonus is 100% of his salary and deferred compensation. Mr. Reynolds is eligible to receive annual grants of long-term compensation, as determined by the Company's Compensation Committee, based on a target value of $3.5 million. Mr. Reynolds' employment agreement provides that the vesting of any RSUs awarded as part of his annual grants of long-term compensation will be subject to the achievement of a performance goal. This performance goal is the same performance goal established each year for the Senior Executive STIP for the performance period in which such grant of RSUs is awarded. If the Compensation Committee certifies that the performance goal has been achieved, the award will vest and become payable in accordance with a four-year vesting schedule. If the performance goal is not achieved, the award will be forfeited.

              Mr. Reynolds' agreement contains restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting confidential information and the Company's ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment.

Louis J. Briskman

              On September 16, 2008, the Company entered into a new employment agreement with Mr. Briskman, effective September 7, 2008 through September 30, 2011, which provides for his continued employment as the Executive Vice President and General Counsel of CBS Corporation. The agreement provides for an annual salary of $1,300,000, which may be reviewed and increased at the discretion of the Compensation Committee. Mr. Briskman's annual target bonus is 115% of his salary as in effect on November of such year.

              Under the terms of the new agreement, Mr. Briskman received on September 23, 2008 an award of stock options to purchase a number of shares of the Company's Class B Common Stock, with an exercise price equal to the closing price of the Company's Class B Common Stock on the NYSE on the grant date ($14.85), having a grant date value of $500,000. Mr. Briskman also received on September 23, 2008 performance-based RSUs with a value of $1.2 million. Each RSU corresponds to one share of the Company's Class B Common Stock, with the number of RSUs to be determined by the closing price of one share of the Company's Class B Common Stock on the grant date ($14.85). The RSU grant is subject to a performance goal established by the Compensation Committee based on the Company's budgeted free-cash flow for fiscal year 2009. Mr. Briskman is eligible to receive annual grants of long-term compensation, as determined by the Company's Compensation Committee, based on a target value of $3 million, commencing in 2009.

              Mr. Briskman's employment agreement contains restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting the Company's confidential information and its ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment. The employment agreement provides that Mr. Briskman will continue to receive supplemental pension payments pursuant to an agreement dated March 2, 1999, as amended on May 3, 2000, with the former CBS Corporation. See the footnotes and narrative accompanying the Pension Benefits in 2008 tables for information on his supplemental pension payments.

Joseph R. Ianniello

              Effective as of November 17, 2008, Mr. Ianniello entered into a new employment agreement with the Company which provides that he will serve as the Deputy Chief Financial Officer of CBS Corporation through December 31, 2011. The new agreement provides for an annual salary of $800,000, which is subject to annual review and may be increased at the discretion of the Compensation Committee, and an annual target bonus equal to 100% of his annual salary. Mr. Ianniello is also eligible to receive annual grants of long-term compensation, as determined by the Company's Compensation Committee, based on a target value of $1.2 million, commencing in 2009.

              Mr. Ianniello's employment agreement contains restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting the Company's confidential information and its ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment.

Section 409A Amendments

              The employment agreements for Messrs. Redstone, Moonves, Reynolds and Briskman were each amended in December 2008 for compliance with the requirements of Section 409A of the Internal Revenue Code. The amendments did not add new benefits or compensation. Mr. Ianniello's new agreement incorporates provisions that comply with Section 409A of the Internal Revenue Code.

Grants of Plan-Based Awards During 2008

              The following table sets forth information concerning grants of equity awards under the Company's long-term management incentive plan to the named executive officers in fiscal year 2008. Awards consisted of RSUs, PSUs, and non-qualified stock options.

											Grant Date Fair Value of Stock and Option Awards ($) (j) (4)
			Estimated Possible Payouts Under Equity Incentive Plan Awards				Awards: Number of Shares of Stock or Units (#) (g)	Awards: Number of Securities Underlying Options (#) (h)		Exercise or Base Price of Option Awards ($/Sh) (i) (3)
		Committee Action Date (c) (1)
Name (a)	Grant Date (b)		Threshold (#) (d)	Target (#) (e) (2)		Maximum (#) (f)
Sumner M. Redstone	1/1/2008	2/22/2007	28,257	113,029	(5)	339,087	—	—		—	$4,633,727

	2/28/2008	2/20/2008	—	—		—	—	700,934		$23.96	2,915,885

	9/22/2008	9/21/2008	—	—		—	—	445,000		15.39	956,750
Leslie Moonves	10/1/2008	10/12/2007	—	526,680	(6)	—	—	—		—	7,599,992
Fredric G. Reynolds (7)	2/28/2008	2/20/2008	7,304	29,215	(5)	58,430	—	—		—	730,814

	2/28/2008	2/20/2008	—	43,823	(8)	—	—	—		—	1,050,000

	2/28/2008	2/20/2008	—	—		—	—	408,878		23.96	1,700,932
Louis J. Briskman (7)	2/28/2008	2/20/2008	4,174	16,694	(5)	33,388	—	—		—	417,601

	2/28/2008	2/20/2008	—	25,041	(8)	—	—	—		—	599,984

	2/28/2008	2/20/2008	—	—		—	—	233,644		23.96	971,959

	9/23/2008	5/22/2008	—	—		—	—	265,957	(9)	14.85	526,861

	9/23/2008	5/22/2008	—	80,808	(9)	—	—	—		—	1,200,000
Joseph R. Ianniello (7)	2/28/2008	2/20/2008	2,504	10,016	(5)	20,032	—	—		—	250,550

	2/28/2008	2/20/2008	—	15,025	(8)	—	—	—		—	360,000

	2/28/2008	2/20/2008	—	—		—	—	140,186		23.96	583,174

(1)
With respect to Mr. Redstone's January 1, 2008 grant, Mr. Moonves' October 1, 2008 grant and Mr. Briskman's September 23, 2008 grant, the "Committee Action Date" refers to the date on which the Compensation Committee approved the terms of their respective new or amended employment agreements. With respect to all other grants, "Committee Action Date" refers to the date on which the Compensation Committee approved the grants.

(2)
With respect to PSUs, for performance between threshold and target levels or target and maximum levels, the number of shares awarded is interpolated on a straight-line basis between the threshold and target number of shares or the target and maximum number of shares, as the case may be.

(3)
The exercise price of the options is the closing price of the Company's Class B Common Stock on the date of grant.

(4)
Amounts reflect the fair value on the date of grant, calculated in accordance with SFAS 123R, of RSUs, PSUs and stock option awards reported in the table. The market values, as of December 31, 2008, of all equity-based awards reported in the table are also set forth in the table below.

	2008 Equity Awards
	Stock Options		PSUs/Performance-Based RSUs
Name	Grant Date Fair Value ($)	Market Value ($)	Grant Date Fair Value (at Target) ($)	Market Value (at Target) ($)
Sumner M. Redstone	3,872,635	0	4,633,727	925,708
Leslie Moonves	—	—	7,599,992	4,313,509
Fredric G. Reynolds	1,700,932	0	1,780,814	598,181
Louis J. Briskman	1,498,820	0	2,217,583	1,003,627
Joseph R. Ianniello	583,174	0	610,550	205,086
(5)
The amount for Mr. Redstone reflects the target number of PSUs granted to Mr. Redstone, to be delivered on December 31, 2010, subject to the satisfaction of performance conditions. For Messrs. Reynolds, Briskman and Ianniello, amounts reflect the target number of PSUs of which 50% are to be delivered on the third anniversary of the date of grant and 50% are to be delivered on the fourth anniversary of the date of grant, in each case subject to the satisfaction of performance conditions.

(6)
The amount reflects the performance-based RSUs granted to Mr. Moonves, subject to the satisfaction of a performance condition, which RSUs vest in the manner described in "Employment Agreements—Leslie Moonves."

(7)
With respect to Messrs. Reynolds, Briskman and Ianniello, annual grants of long-term equity compensation for 2008 were delivered in the form of a combination of stock options, RSUs and PSUs, with all grants made on February 28, 2008.

(8)
The amounts reflect the performance-based RSUs granted to Messrs. Reynolds, Briskman and Ianniello, subject to the satisfaction of a performance condition, which RSUs vest over four years in increments of approximately 42%, 42%, 8% and 8% beginning on the first anniversary of the grant date.

(9)
The amounts reflect the non-qualified stock options and performance-based RSUs granted to Mr. Briskman in connection with his new employment agreement. The stock options generally vest in three equal installments beginning on the one-year anniversary of the date of grant, with the exception of the final installment, which vests instead on September 30, 2011. The performance-based RSUs vest ratably over three years beginning on the first anniversary of the date of grant, with the exception of the final installment, which vests instead on September 30, 2011, subject to the satisfaction of a performance condition.

Description of Plan-Based Awards

              Equity awards reported in the Grants of Plan-Based Awards During 2008 table were granted to the named executive officers under the Company's long-term management incentive plan.

              RSUs and Stock Options—The number of RSUs awarded is determined on the basis of the closing price of a share of the Company's Class B Common Stock on the date of grant. The number of stock options awarded is determined on the basis of the Black-Scholes value (as determined by the Compensation Committee's independent consultant) using the closing price of the Company's Class B Common Stock on the date of grant. Stock options have an exercise price not less than the closing price of a share of the Company's Class B Common Stock on the date of grant and generally have an eight-year term. Except as set forth in footnotes (6) and (9) above, vesting for stock options generally occurs in equal annual installments over four years, contingent on continued employment, and RSUs generally vest over four years in increments of approximately 42%, 42%, 8% and 8%, contingent on continued employment and satisfaction of a performance goal.

              For other terms of these awards relating to performance goals and grant dates and for the terms of the PSU awards, see "Compensation Discussion and Analysis—Long-Term Management Incentive Program—Terms of LTMIP Awards."

Outstanding Equity Awards at Fiscal Year-End 2008

              The following table sets forth for each named executive officer information concerning the outstanding equity awards at December 31, 2008, which included unexercised and vested stock options, unexercised and unvested stock options, unvested RSUs and restricted shares, and unearned and unvested RSUs and PSUs.

		Option Awards					Stock Awards
Name (a)	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units That Have Not Vested ($) (h)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Sumner M. Redstone	3/16/2007	155,151	465,453	—	$30.21	3/16/2015	—	—	—	—

	2/28/2008	0	700,934	—	23.96	2/28/2016	—	—	—	—

	9/22/2008	0	445,000	—	15.39	9/22/2016	—	—	—	—

	6/1/2006	—	—	—	—	—	149,483	1,224,266	—	—

	1/1/2007	—	—	—	—	—	—	—	94,967	$777,780

	1/1/2008	—	—	—	—	—	—	—	113,029	925,708
Leslie Moonves	1/27/1999	172,710	0	—	24.74	1/26/2009	—	—	—	—

	10/19/2007	1,250,000	3,750,000	—	28.70	10/19/2015	—	—	—	—

	6/1/2006	—	—	—	—	—	394,383	3,229,997	—	—

	1/31/2007	—	—	—	—	—	85,552	700,671	—	—

	10/15/2007	—	—	—	—	—	—	—	259,474	2,125,092

	10/1/2008	—	—	—	—	—	—	—	526,680	4,313,509
Fredric G. Reynolds	5/25/2006	131,184	131,184	—	26.30	5/25/2014	—	—	—	—

	3/6/2007	88,383	265,152	—	30.94	3/6/2015	—	—	—	—

	2/28/2008	0	408,878	—	23.96	2/28/2016	—	—	—	—

	9/1/2005	—	—	—	—	—	5,110	41,851	—	—

	5/25/2006	—	—	—	—	—	33,270	272,481	—	—

	6/1/2006	—	—	—	—	—	56,101	459,467	—	—

	3/6/2007	—	—	—	—	—	—	—	22,624	185,291

	3/6/2007	—	—	—	—	—	19,795	162,121	—	—

	2/28/2008	—	—	—	—	—	—	—	43,823	358,910

	2/28/2008	—	—	—	—	—	—	—	29,215	239,271
Louis J. Briskman	1/27/1999	138,168	0	—	24.74	1/26/2009	—	—	—	—

	5/25/2006	74,962	74,963	—	26.30	5/25/2014	—	—	—	—

	3/6/2007	50,505	151,515	—	30.94	3/6/2015	—	—	—	—

	2/28/2008	0	233,644	—	23.96	2/28/2016	—	—	—	—

	9/23/2008	0	265,957	—	14.85	9/23/2016	—	—	—	—

	5/25/2006	—	—	—	—	—	19,011	155,700	—	—

	6/1/2006	—	—	—	—	—	4,890	40,049	—	—

	3/6/2007	—	—	—	—	—	—	—	12,928	105,880

	3/6/2007	—	—	—	—	—	11,312	92,645	—	—

	2/28/2008	—	—	—	—	—	—	—	25,041	205,086

	2/28/2008	—	—	—	—	—	—	—	16,694	136,724

	9/23/2008	—	—	—	—	—	—	—	80,808	661,818
Joseph R. Ianniello	1/27/1999	11,053	0	—	24.74	1/26/2009	—	—	—	—

	5/25/2006	28,110	28,111	—	26.30	5/25/2014	—	—	—	—

	9/6/2006	4,247	4,247	—	28.30	9/6/2014	—	—	—	—

	3/6/2007	25,252	75,758	—	30.94	3/6/2015	—	—	—	—

	2/28/2008	0	140,186	—	23.96	2/28/2016	—	—	—	—

	1/26/2005	—	—	—	—	—	1,393	11,409	—	—

	5/25/2006	—	—	—	—	—	7,129	58,387	—	—

	6/1/2006	—	—	—	—	—	10,887	89,165	—	—

	9/6/2006	—	—	—	—	—	883	7,232	—	—

	3/6/2007	—	—	—	—	—	—	—	6,464	52,940

	3/6/2007	—	—	—	—	—	5,656	46,323	—	—

	2/28/2008	—	—	—	—	—	—	—	15,025	123,055

	2/28/2008	—	—	—	—	—	—	—	10,016	82,031

(1)
Set forth below are schedules of vesting dates related to each grant date for the option awards and stock awards identified in the above table.

Grant Date	Option Awards Vesting Schedule

1/27/1999	33 1/3% vested on the first anniversary of the date of grant and the final 66 2/3% vested on May 4, 2000 since the grant was accelerated
5/25/2006	25% vests on each of the first four anniversaries of the date of grant
9/6/2006	25% vests on each of the first four anniversaries of the date of grant
3/6/2007	25% vests on each of the first four anniversaries of the date of grant
3/16/2007	25% vests on each of the first four anniversaries of the date of grant
10/19/2007	25% vests on each of October 1, 2008 and the first two anniversaries thereof and 25% vests on September 30, 2011
2/28/2008	25% vests on each of the first four anniversaries of the date of grant
9/22/2008	25% vests on each of the first four anniversaries of the date of grant
9/23/2008	33 1/3% vests on each of the first two anniversaries of the date of grant and the final 33 1/3% vests on September 30, 2011

Grant Date	Stock Awards Vesting Schedule	Type

1/26/2005	25% vests on each of the first four anniversaries of the date of grant upon the satisfaction of performance conditions for 2005	RSU
9/1/2005	25% vests on each of the first four anniversaries of the original grant date which was January 26, 2005	RSU
5/25/2006	25% vests on each of the first four anniversaries of the date of grant upon the satisfaction of performance conditions for 2006	RSU
6/1/2006	50% vests on each of the second and third anniversaries of the date of grant upon the satisfaction of performance conditions for 2006	Restricted Shares
9/6/2006	25% vests on each of the first four anniversaries of the date of grant upon the satisfaction of performance conditions for the period July 1, 2006 through December 31, 2006	RSU
1/1/2007	0-300% of the award vests upon satisfaction of performance conditions at the end of 2009	PSU
1/31/2007	33 1/3% vests on the first three anniversaries of the date of grant	RSU
3/6/2007	Approximately 42% vests on each of the first and second anniversaries of the date of grant and approximately 8% vests on each of the third and fourth anniversaries of the date of grant upon the satisfaction of performance conditions for 2007	RSU
3/6/2007	0-200% for half of the award vests on the third anniversary of the date of grant upon satisfaction of performance conditions at the end of 2009, and 0-200% for half of the award vests on the fourth anniversary of the date of grant upon satisfaction of performance conditions at the end of 2010	PSU
10/15/2007	100% conditionally vests on October 1, 2008, subject to the satisfaction of performance conditions for 2008	RSU
1/1/2008	0-300% of the award vests upon satisfaction of performance conditions at the end of 2010	PSU
2/28/2008	Approximately 42% vests on each of the first and second anniversaries of the date of grant and approximately 8% vests on each of the third and fourth anniversaries of the date of grant upon the satisfaction of performance conditions for 2008	RSU
2/28/2008	0-200% for half of the award vests on the third anniversary of the date of grant upon satisfaction of performance conditions at the end of 2010, and 0-200% for half of the award vests on the fourth anniversary of the date of grant upon satisfaction of performance conditions at the end of 2011	PSU
9/23/2008	33 1/3% vests on each of the first two anniversaries of the date of grant and the final 33 1/3% vests on September 30, 2011 upon satisfaction of performance conditions for 2009	RSU
10/1/2008	100% conditionally vests on October 1, 2009, subject to the satisfaction of performance conditions for 2009	RSU

 Option Exercises and Stock Vested During 2008

              The following table sets forth information concerning each exercise of stock options and vesting of restricted shares and RSUs during 2008 for each of the named executive officers.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d) (1)		Value Realized on Vesting ($) (e) (2)
Sumner M. Redstone	—	—	149,481		$3,225,800
Leslie Moonves	—	—	583,604	(3)	$13,230,827
Fredric G. Reynolds	—	—	91,979		2,026,937
Louis J. Briskman	—	—	22,474		499,837
Joseph R. Ianniello	—	—	20,318		446,711

(1)
Represents the restricted shares and RSUs that vested during 2008.

(2)
Represents the number of restricted shares and RSUs that vested during 2008, multiplied by the closing price of the Company's Class B Common Stock on the New York Stock Exchange on the vesting date.

(3)
For Mr. Moonves, the number of shares acquired upon vesting includes 394,380 shares beneficially held by Mr. Moonves' family trust.

Pension Benefits in 2008

              The following tables set forth information concerning each plan that provides payments in connection with retirement with respect to each of the named executive officers. The first table sets forth information with respect to pension plans pursuant to which named executive officers are currently accruing benefits, and the second table sets forth information with respect to pension plans pursuant to which named executive officers have an accumulated benefit but are not currently accruing benefits.

Pension plans pursuant to which named executive officers are currently accruing benefits:

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c) (1)	Present Value of Accumulated Benefit ($) (d) (2)	Payments During Last Fiscal Year ($) (e)
Sumner M. Redstone (3)	Qualified—CBS Retirement Plan	5.7	$57,694	$6,224	(4)

	Non-qualified—CBS Retirement Excess Pension Plan	5.7	80,315	—
Leslie Moonves (5)	Qualified—CBS Retirement Plan	4.5	112,071	—

	Non-qualified—CBS Retirement Excess Pension Plan	4.5	298,454	—
Fredric G. Reynolds (5)	Qualified—CBS Retirement Plan	3.4	81,677	—

	Non-qualified—CBS Retirement Excess Pension Plan	3.4	212,160	—
Louis J. Briskman (5)	Qualified—CBS Retirement Plan	3.3	88,538	—

	Non-qualified—CBS Retirement Excess Pension Plan	3.3	229,312	—
Joseph R. Ianniello	Qualified—CBS Retirement Plan	5.0	39,371	—

	Non-qualified—CBS Retirement Excess Pension Plan	5.0	109,536	—

(1)
The years of credited service under the plans identified in the table above differ from the years of actual service with respect to Messrs. Redstone, Moonves, Reynolds, Briskman and Ianniello, who have been employed by the Company since 1996, 1995, 1994, 1975 and 1997, respectively. However, their participation in these plans began in the following years, at which time their respective credited service for benefit accruals began: Mr. Redstone, 2003;

Messrs. Moonves and Ianniello, 2004; and Messrs. Reynolds and Briskman, 2005. Prior to their participation in these plans, Messrs. Moonves, Reynolds, Briskman and Ianniello participated in the pension plans identified in the table set forth on the following page.

(2)
The present value of each named executive officer's accumulated benefit at December 31, 2008 in these plans was calculated assuming commencement of benefits at age 65, a discount rate of 6.25% and mortality rates in accordance with RP2000 Sex distinct, Blended Mortality for Healthy Employees and Retirees.

(3)
The present value calculations assume immediate commencement, since Mr. Redstone is above the plan's normal retirement age.

(4)
Mr. Redstone receives certain minimum required payments from the CBS Retirement Plan on an annual basis.

(5)
Messrs. Moonves, Reynolds and Briskman are eligible for early retirement, since they are at least 55 years of age and have provided at least 10 years of eligibility service, but have not yet reached 65, the normal retirement age. See the description of the CBS Retirement Plan below for information about the effect of early retirement.

Pension plans pursuant to which named executive officers have an accumulated benefit but are not currently accruing benefits:

Name (a)	Benefit Accrual Status	Plan Name (b)	Number of Years Credited Service (#) (c)		Present Value of Accumulated Benefit ($) (d) (1)		Payments During Last Fiscal Year ($) (e)
Sumner M. Redstone	N/A	N/A	N/A		N/A		N/A
Leslie Moonves (2)	Frozen Benefit	Qualified—Cash Balance Component of CBS Combined Pension Plan (CCPP)	9.0	(3)	$110,066		$0

	Frozen Benefit	Non-qualified—CBS Supplemental Executive Retirement Plan (SERP)	9.0	(3)	1,248,602		0

	Frozen Benefit	Non-qualified—CBS Bonus Supplemental Executive Retirement Plan	3.8	(3)	334,902		0
Fredric G. Reynolds (2)	Frozen Benefit	Qualified—Cash Balance Component of CCPP	11.5	(3)	176,709		0

	Frozen Benefit	Non-qualified—SERP	11.4	(3)	84,182		0

	Frozen Benefit	Non-qualified— Westinghouse Executive Pension Plan (WEPP)	5.1	(3)	465,519		0
Louis J. Briskman (2)	In Pay Status; No Accruals	Qualified—Group W Component of CCPP	27.7	(3)	100,117	(4)	8,962

	In Pay Status; No Accruals	Non-qualified—WEPP	26.5	(3)	1,775,312	(4)	158,921

	In Pay Status; No Accruals	Non-qualified—Executive Supplemental Pension Arrangement	28.5	(3)	5,822,909	(4)	521,249
Joseph R. Ianniello	Frozen Benefit	Qualified—Cash Balance Component of CCPP	6.3	(3)	27,334		0

	Frozen Benefit	Non-qualified—SERP	6.3	(3)	3,437		0

(1)
The present value of each named executive officer's accumulated benefit at December 31, 2008 in these plans was calculated assuming commencement of benefits at age 65 (except for Mr. Briskman; see footnote (4) below), a discount rate of 6.25% and mortality rates in accordance with the 1994 GAM Table without margins for males with a four-year setback for females.

(2)
Messrs. Moonves, Reynolds and Briskman are eligible for early retirement, since they are at least 55 years of age and have provided at least 10 years of vesting service, but have not yet reached 65, the normal retirement age. See the description of the CCPP below for information about the effect of early retirement.

(3)
The years of credited service under the plans identified in the table above differ from the years of actual service with respect to Messrs. Moonves, Reynolds, Briskman and Ianniello, who have been employed by the Company since 1995, 1994, 1975 and 1997, respectively. With respect to Messrs. Moonves, Reynolds and Ianniello, their respective years of credited service under these plans reflect actual service through the date on which these plans froze their respective benefit accruals, as follows: CCPP and SERP for Mr. Moonves, 2004; CBS Bonus Supplemental Executive Retirement Plan for Mr. Moonves, 1999; CCPP and SERP for Mr. Reynolds, 2005; and WEPP for Mr. Reynolds, 1999; CCPP and SERP for Mr. Ianniello, 2004. Mr. Briskman has been receiving benefits under the CCPP since 2002, and the WEPP and his supplemental pension arrangement since 2004; his years of credited service under these plans reflect actual service and additional credited service in accordance with the provisions of the plans.

(4)
Mr. Briskman's benefits are valued using an immediate single life factor of 11.1711 based on a 6.25% discount rate at December 31, 2008, rather than assuming commencement at age 65, since he is currently receiving benefits. His active participation in these plans ended on December 31, 2001, and Mr. Briskman began receiving benefits under the CCPP in 2002 and the WEPP and supplemental pension arrangement in 2004 following his departure from the former CBS Corporation. He returned to the Company on September 6, 2005, whereupon he received credit in the CBS Retirement Plan and CBS Retirement Excess Pension Plan for his service with the former CBS Corporation prior to September 6, 2005 for purposes of eligibility and vesting, but not for benefit accrual.

Description of Pension Benefits

              The Company currently maintains several qualified and non-qualified defined benefit plans as a result of various mergers, acquisitions and divestitures involving the Company and its various businesses, as well as changes implemented by the Company and its predecessors in retirement programs. Many of these plans are closed to new participants and operate only for employees who are grandfathered into these plans. The Company's practice is generally not to grant additional years of credited service under the pension plans. The normal retirement age for all Company-sponsored pension plans is 65. See the two immediately preceding tables for the named executive officers' participation in these plans.

Pension Plans Pursuant to Which Named Executive Officers Are Currently Accruing Benefits

CBS Retirement Plan (CRP)

              All of the named executive officers participate in the CRP, a tax-qualified defined benefit plan. Participation in the CRP begins on the later of the date an eligible employee attains age 21 or completes one year of eligibility service. Employees are fully vested in their accrued benefit upon completion of five full years of vesting service. The Company pays the entire cost of the benefits provided by the CRP. Eligible compensation for purposes of qualified plans is limited by federal law; for 2008, the limit was $230,000 (the "Annual Limit").

              For each year of credited service up to a maximum of 30 years, the benefit formula for calculating an age 65 accrued benefit under the CRP is 1.25% of the participant's final average compensation up to the Social Security covered compensation amount, plus 1.75% of the participant's final average compensation above the Social Security covered compensation amount. Final average compensation includes eligible salary, commissions, overtime and short-term incentive awards. If an employee who participates in the CRP reaches age 55 with ten years of eligibility service, he or she is considered eligible for early retirement. The reductions for retiring early are 6% per year for each year that the benefit begins between ages 65 and 60, plus 4% per year for each year that the benefit begins between ages 60 and 55. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or single life annuity, respectively. All optional forms of payment under the CRP are actuarially equivalent to the normal forms of payment.

CBS Retirement Excess Pension Plan (CREPP)

              The Company maintains a non-qualified, unfunded defined benefit plan to provide benefits to employees who are participants in the CRP and whose annual base salary and commissions exceed the Annual Limit. The benefits under the CREPP are calculated using the CRP formula and eligible compensation in excess of the Annual Limit. Early retirement reduction factors are identical to those of the CRP. The maximum amount of total annual compensation that may be taken into account under the CRP and the CREPP is $750,000. For Mr. Redstone, who is also eligible to participate in the Viacom pension and excess pension plans, the amount of compensation that can be taken into account is $375,000. Employees are fully vested in their accrued CREPP benefit upon completion of five full years of vesting service. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or single life annuity, respectively. All optional forms of payment under the CREPP are actuarially equivalent to the normal forms of payment.

Pension Plans Pursuant to Which Named Executive Officers Have an Accumulated Benefit but Are Not Currently Accruing Benefits

CBS Combined Pension Plan (CCPP)

              The Company maintains the CCPP, a tax-qualified defined benefit plan for eligible employees who satisfy age and service requirements. The CCPP contains five separate plans (or components), and has been frozen to new participants since March 31, 1999. Messrs. Moonves and Reynolds have frozen benefits in the Cash Balance Component, and Mr. Briskman has accumulated benefits in payment status under the Group W Component. For all of the components, employees are fully vested in their accrued benefit upon completion of five years of vesting service. The Company pays the cost of the benefits provided by the CCPP. Eligible compensation for purposes of the CCPP is limited to the Annual Limit. Early retirement reductions differ in each of these components of the CCPP; however, early retirement eligibility is defined as age 55 with ten years of vesting service while actively employed for each component.

              Cash Balance Component:    The cash balance benefit is expressed in the form of a hypothetical account balance. Benefits accrue monthly at a rate generally between 2%-12% of eligible compensation; the rate may increase with service. Eligible compensation is generally base salary. Interest credits are applied monthly to the prior month's balance, with a minimum of 5%. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or single life annuity, respectively; however, a lump sum payment option is available for this benefit. All optional forms of payment under the Cash Balance Component are actuarially equivalent to the normal form of benefit. There is no separate eligibility for early retirement as benefits are eligible for commencement upon termination from employment at any age.

              Group W Component:    The participant receives 2% of annual pensionable wages for each year of participation. Pensionable wages include base pay, certain overtime pay and 50% of short-term incentive awards. While early retirement reduction provisions vary, as applied to the named executive officers hired prior to 1995 with less than 30 years of vesting service, the plan requires a reduction of 1/3 of 1% for each month the retirement date precedes age 65 (4% per year) down to age 60, with additional reductions using an IRS-approved mortality table and an annual interest rate of 7% for commencement prior to age 60.

CBS Supplemental Executive Retirement Plan (SERP)

              The Company maintains the SERP, a non-qualified unfunded defined benefit plan, for eligible employees who participate in the CCPP whose annual base salary exceeds the Annual Limit. The benefits under the SERP applicable to the named executive officers are calculated using the Cash Balance Component formula generally using base salary in excess of the Annual Limit. The SERP does not apply to benefits accrued in the Group W Component. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or single life annuity, respectively.

CBS Bonus Supplemental Executive Retirement Plan (Bonus SERP)

              The Company established the Bonus SERP, a non-qualified unfunded defined benefit plan, to provide benefits based on short-term incentive awards to certain employees who are participants in the CCPP. This plan has been frozen to new participants since March 31, 1999, at which time all benefits vested. The benefit is based on 50% of the average of a participant's highest five consecutive short-term incentive awards for the last ten years, multiplied by 1.7% times credited service up to a maximum of 35. Early retirement reduction factors are identical to those of the applicable CCPP component. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or single life annuity, respectively.

Westinghouse Executive Pension Plan (WEPP)

              The WEPP is a funded non-qualified defined benefit plan, which provides benefits based upon an executive's final average compensation and is offset by benefits payable under the CCPP. This plan has been closed to new participants since March 31, 1999, at which time all benefits vested. The WEPP normal retirement formula is as follows: the sum of the participant's average monthly base salary and average monthly short-term incentive awards is multiplied by the product of the participant's executive service times 1.47%. The early retirement reduction factors for the WEPP are identical to those in the Group W Component. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or single life annuity, respectively.

Executive Supplemental Pension Arrangement

              Pursuant to an agreement dated March 2, 1999, as amended on May 3, 2000, Mr. Briskman is currently receiving monthly supplemental pension payments under an unfunded non-qualified defined benefit arrangement. Mr. Briskman's payments under this arrangement are paid in the form of a single life annuity and are offset by benefits payable under the Group W Component of the CCPP and WEPP. These payments are based on the WEPP benefit formula using certain assumptions with respect to final average compensation, average monthly base salary, average monthly short-term incentive awards and executive service, as set forth in the agreement. Early retirement reductions did not apply to this arrangement.

Non-qualified Deferred Compensation in 2008

              The following table sets forth information concerning non-qualified deferred compensation.

Name (a)	Plan Name	Executive Contributions in Last FY ($) (b) (1)	Registrant Contributions in Last FY ($) (c) (2)	Aggregate Earnings in Last FY ($) (d) (3)		Aggregate Withdrawals/ Distributions ($) (e)		Aggregate Balance at Last FYE ($) (f)
Sumner M. Redstone	Deferred salary plans	$0	$0	$(33,702,762	)(4)	0		$(38,849,012	)(5)

	Deferred bonus plans	0	0	0		0		0

	Deferred under LTMIP(6)	0	0	(1,065,350)		0		558,802
Leslie Moonves	Deferred salary plans	509,500	19,400	(4,772,157)		0		10,209,434

	Deferred bonus plans	0	0	(1,166,885)		0		1,796,914
Fredric G. Reynolds	Deferred salary plans	319,833	19,400	(99,610)		0		1,187,838

	Deferred bonus plans	0	0	(1,065,787)		0		6,568,220
Louis J. Briskman	Deferred salary plans	107,000	15,600	(43,903)		0		221,681

	Deferred bonus plans	0	0	(289,665)		266,373	(7)	611,943
Joseph R. Ianniello	Deferred salary plans	21,721	13,033	(53,201)		0		99,002

	Deferred bonus plans	0	0	0		0		0

(1)
Executive contributions pursuant to deferred salary and bonus plans are included in the "Salary" and "Bonus" columns, respectively, in the Summary Compensation Table for Fiscal Year 2008.

(2)
Amounts reported are included in the "All Other Compensation" column of the Summary Compensation Table for Fiscal Year 2008.

(3)
Amounts reflect earnings or losses on all amounts deferred in 2008 and prior years in non-qualified plans. No portion of these amounts is included in the Summary Compensation Table for Fiscal Year 2008, as none of these plans or arrangements provide for above-market or preferential earnings, except with respect to Mr. Redstone, as noted in footnote (6) to the Summary Compensation Table for Fiscal Year 2008.

(4)
On March 16, 2007, the $10,334,370 balance of Mr. Redstone's deferred salary compensation account, which was fully vested, was converted to unvested stock option equivalents (SOEs) of equal value that have an exercise price of $30.21 (which was the closing price of the Company's Class B Common Stock on that date) and an 8-year term, and that vest in equal installments over 4 years. The amount in this column reflects the depreciation in the value of the SOEs during 2008 (resulting in a reduction of $33,699,395) and the losses on amounts deferred under the Excess 401(k) Plan (a decrease of $3,367). See "Employment Agreements—Sumner M. Redstone" for further information on the SOEs.

(5)
Amount reflects the cash balance of Mr. Redstone's Excess 401(k) Plan ($83,868) plus the intrinsic value of the SOEs at December 31, 2008 (-$38,932,879), which reflects the depreciation in the value of the SOEs from the conversion on March 16, 2007 through December 31, 2008. The market value of the SOEs as of December 31, 2008 was $0.

(6)
Mr. Redstone elected to defer his receipt of payment of RSUs awarded to him in January 2005 which vested on January 24, 2006 and continue to accrue dividend equivalents until the deferred settlement date, which was February 1, 2009. The dividend equivalents are converted into additional RSUs annually, which RSUs were settled in shares of the Company's Class B Common Stock on the deferred settlement date.

(7)
Mr. Briskman is currently receiving a distribution of amounts he deferred under the CBS Deferred Incentive Compensation Program prior to his departure from the former CBS Corporation in 2002.

Description of Non-qualified Deferred Compensation

              Set forth below is information with respect to each plan under which deferrals of compensation are reflected in the table above.

Deferred Salary Plans

CBS Excess 401(k) Plan for Designated Senior Executives (Excess 401(k) Plan)

              The Company maintains supplemental 401(k) plans, including the Excess 401(k) Plan, an unfunded non-qualified deferred compensation plan intended to provide benefits to employees who are eligible to participate in the CBS 401(k) Plan and whose annual base salary exceeds the Annual Limit. A participant can defer between 1% and 15% of his or her eligible compensation through payroll deductions on a pre-tax basis. Eligible compensation generally includes base pay or salary plus overtime, commissions, hazard pay, shift differential pay, before-tax contributions to the CBS 401(k) Plan and the Company's group health plan, flexible spending accounts and contributions to the commuter reimbursement account plan. For 2008, the Company matches Excess 401(k) Plan contributions based on the rate of matching contributions under the CBS 401(k) Plan (60% of the amount deferred up to the first 5% of eligible compensation on pre-tax contributions), and Company contributions are fully vested after five years of service. Matching contributions made by the Company to the CBS 401(k) Plan and the Excess 401(k) Plan together will not be made with respect to compensation in excess of $750,000. For Mr. Redstone, who is eligible to participate in the Viacom 401(k) and 401(k) excess plans, the amount of compensation that can be taken into account for Company matching amounts is limited to $375,000.

              Deferred amounts are reflected in phantom accounts and are credited with earnings and/or losses as if the deferred amounts were actually invested in accordance with the participant's investment elections under the CBS 401(k) Plan. The Company's matching contributions, which are made in shares of the Company's Class B Common Stock, are also reflected in phantom accounts. The CBS 401(k) Plan offers twenty investment options in which Excess 401(k) Plan balances may be notionally invested, and participants may change or reallocate investment directions on any business day on which the NYSE is open. The vested portion of a participant's Excess 401(k) Plan account is distributed in cash after termination of employment in accordance with the participant's distribution election, either in a lump sum or in installments. All of the named executive officers actively participate in the Excess 401(k) Plan, except for Mr. Redstone, although he does maintain a balance in the Excess 401(k) Plan.

CBS Supplementary Employee Investment Fund (SEIF)

              The SEIF is a funded non-qualified deferred compensation plan, which was closed to new participants as of 1998 and ceased permitting new contributions as of 2001. The SEIF was established to provide benefits to employees who were eligible to participate in the former CBS Corporation's qualified defined contribution plan and whose annual base salary exceeded the annual Code limit on qualified plan compensation during the applicable years. Participants were permitted to contribute 1% to 15% of their eligible compensation, which was matched by the former CBS Corporation. Eligible compensation generally included base pay or salary and excluded bonus payments, overtime compensation, deferred compensation and additional compensation. The SEIF offers six investment options for employee contribution amounts. Company matching contributions are reflected in a phantom account consisting of the Company's Class B Common Stock, and are not funded. Payouts under the SEIF are made in accordance with the participant's distribution election, either in a lump sum payment or installment payments over 10 years. Mr. Moonves has a balance in this plan.

CBS Deferred Compensation Arrangements

              The Company may require certain senior executives to defer specified amounts of their base salary compensation, as determined by their respective employment contracts. Deferred amounts are held in phantom accounts and are credited with earnings and/or losses as if the deferred amounts were actually invested in accordance with the participant's investment elections under the CBS 401(k) Plan. These arrangements are not funded. Distributions are made in accordance with the individual's respective employment contract. Mr. Reynolds defers compensation in connection with his employment contract.

Deferred Bonus Plans

CBS Bonus Deferral Plan for Designated Senior Executives (BDP)

              The Company maintains bonus deferral plans, including the BDP, an unfunded non-qualified deferred compensation plan intended to provide benefits to employees who are eligible to participate in the CBS 401(k) Plan and whose annual base salary exceeds the Annual Limit. Participants can defer between 1% and 15% of his or her short-term incentive plan bonus to the BDP on a pre-tax basis. Deferred amounts in the BDP are held in phantom accounts and are credited with earnings and/or losses as if the deferred amounts were actually invested in accordance with the participant's investment elections under the CBS 401(k) Plan. Amounts deferred under the BDP are distributed in cash after termination of employment in accordance with the participant's distribution election, either in a lump sum or installments. None of the named executive officers made elections to defer bonus amounts earned in 2008. Mr. Moonves maintains a balance in this plan.

CBS Deferred Incentive Compensation Program (ICP)

              Under the ICP, eligible participants were permitted to defer up to 100% of their performance awards, including bonuses. No new contributions have been made to this funded non-qualified deferred compensation program since 2001. Prior to January 1, 1998, deferred amounts were treated as if invested in debentures with a face value of $100. Debentures were deemed convertible into a certain number of shares of the Company's common stock. At the time a deferred installment is paid, the employee receives the greater value of (i) the cash amount equal to the face value of the debentures due for such installment plus cash equal to accrued interest on the deferred amount at a ten-year U.S. Treasury bond rate, or (ii) shares of common stock equal to the number of shares into which the debentures due for such installment are convertible, plus cash equal to accrued interest on the deferred amount at a ten-year U.S. Treasury bond rate. The Company may choose to pay the entire value in cash, the Company's Class B Common Stock or a combination of stock and cash. Amounts are paid either in a lump sum or installments following termination of service, as elected by the participant. Messrs. Reynolds and Briskman have balances in the ICP. Mr. Briskman is currently receiving a distribution under the ICP.

              For amounts deferred after January 1, 1998, eligible employees could elect to defer up to 100% of their annual incentive award. Amounts deferred are credited with interest based on the one-year U.S. Treasury bill rate (or such other rate as determined by the Compensation Committee), reset every January. Deferred amounts are paid either (i) in a lump sum in any future year not later than the year of normal retirement or (ii) in a lump sum or annual installments after termination of employment.

CBS Deferred Compensation Arrangements

              In previous years, the Company has required certain of its executives, including Mr. Reynolds, to defer specified amounts of their bonus compensation. With respect to a bonus paid to Mr. Reynolds in 1998, 100% of his bonus was subject to mandatory deferral. The bonus amount is credited annually with interest at a rate determined by the Compensation Committee for that year or, if higher, appreciation on the Company's common stock price. In 1999, Mr. Reynolds was paid a special award, one-half of which was subject to mandatory deferral. This deferred amount is credited annually with appreciation on the Company's common stock price. These deferred amounts under these arrangements will be paid after termination of employment in accordance with the executive's distribution election, either in a lump sum or installments.

Deferrals Under the LTMIP

              Under the LTMIP, the Compensation Committee may permit deferral of any awards granted under the plan. Mr. Redstone elected to defer his receipt of shares underlying RSUs awarded to him in 2005, until February 1, 2009. These RSUs accrue dividend equivalents in the event the Company pays a regular cash dividend on the Company's Class B Common Stock. Dividend equivalents are converted annually into additional deferred RSUs. Dividend equivalents will accrue on the deferred RSUs (including the RSUs annually converted from dividend equivalents) until the RSUs are settled, at which time the dividend equivalents (including those converted annually from dividend equivalents) are payable in shares of the Company's Class B Common Stock.

Potential Payments Upon Termination

              During 2008, all of the named executive officers had provisions in their employment agreements providing for separation payments upon certain types of termination of employment. The Company does not provide for post-termination payments solely in the event of a change-in-control.

              The table below sets forth estimated potential payments that would be made to a named executive officer if his employment had terminated as of December 31, 2008. In determining the benefits payable upon certain terminations of employment, the Company has assumed in all cases that the executive has complied and continues to comply with all of the restrictive and other covenants included in his employment agreement and has not become employed by a new employer in those cases where the employment agreement requires mitigation by the executive. The table reflects incremental payments and benefits that would be owed by the Company to the executive beyond what the named executive officer had earned as of December 31, 2008, and does not reflect benefits that are provided pursuant to plans or arrangements that do not discriminate in favor of executive officers and are available generally to all salaried employees, such as amounts accrued under the CBS 401(k) and 401(k) excess plans, accumulated and vested benefits under the Company's pension plans, disability benefits and accrued vacation pay. Payments made to a named executive officer would be made subject to any applicable requirements of Section 409A of the Code.

		Continuation of Salary and Deferred Compensation ($) (1)	Annual Bonus Continuation ($) (2)	Incremental Pension Benefit (present value) ($)	Continuation of Medical, Dental and Life Insurance (present value) ($) (3)	Acceleration of Equity Awards ($) (4)
Sumner Redstone (5)
•	Termination for Cause or voluntary termination without Good Reason	$0	$0	$0	$0	$0
•	Without Cause termination	0	0	0	0	0
•	Death or Disability	0	0	0	0	0
Leslie Moonves
•	Termination for Cause or voluntary termination without Good Reason	0	0	0	0	0
•	Without Cause or Good Reason termination	10,500,000	48,000,000	0	187,872	10,369,269	(6)
•	Death	0	0	0	0	10,369,269	(6)
•	Disability	0	0	0	154,501	10,369,269	(6)
Fredric G. Reynolds
•	Termination for Cause or voluntary termination without Good Reason	0	0	0	0	0
•	Without Cause or Good Reason termination	3,500,000	2,500,000	0	0	132,524
•	Death	0	0	0	0	66,262
•	Disability	0	0	0	0	132,524
Louis J. Briskman
•	Termination for Cause or voluntary termination without Good Reason	0	0	0	0	0
•	Without Cause or Good Reason termination	1,950,000	2,850,000	0	4,539	742,410	(6)
•	Death	0	0	0	0	37,862
•	Disability	0	0	0	0	75,727
Joseph R. Ianniello
•	Termination for Cause or voluntary termination without Good Reason	0	0	0	0	0
•	Without Cause or Good Reason termination	1,200,000	1,200,000	0	28,826	344,963	(6)
•	Death	0	0	0	0	20,071
•	Disability	0	0	0	0	40,139

(1)
Amounts reflect, with respect to Mr. Moonves, three times annual base salary; with respect to Mr. Reynolds, two times the sum of annual base salary and deferred compensation; and with respect to each of Messrs. Briskman and Ianniello, the continuation of his base salary for a period of 18 months (in this instance, January 1, 2009 through June 30, 2010).

(2)
Mr. Moonves would receive three times the average of the last three completed calendar year bonuses, with his target bonus included for 2008. Mr. Reynolds would receive the sum of two times his salary, deferred compensation and target bonus up to a maximum of $6 million. The amount shown in the "Annual Bonus Continuation" column has been adjusted to reflect the $6 million maximum, after taking into account the amount shown in the "Continuation of Salary and Deferred Compensation" column. For Mr. Briskman, amount reflects the payment of 18 months' worth of bonus, which is based on the average bonuses paid for the two calendar years preceding the calendar year of his termination. For Mr. Ianniello, amount reflects the payment of 18 months' worth of his target bonus. With respect to a December 31, 2008 termination date, bonuses on such amounts as determined by the Compensation Committee, which would have been earned by the named executive officers for the period January 1, 2008 through December 31, 2008 and are not included as "Annual Bonus Continuation." These bonus amounts, if the Committee were to approve bonuses for the named executive officers at target levels, would be the following for 2008: Mr. Redstone, $3,500,000; Mr. Moonves, $10,500,000; Mr. Reynolds, $1,750,000; Mr. Briskman, $1,495,000; and Mr. Ianniello, $800,000.

(3)
The amounts shown for Messrs. Moonves and Ianniello reflect the Company's cost of providing continued health insurance benefits and life insurance coverage as provided in their employment agreements. Upon termination, Mr. Briskman will be entitled to receive, independent of his employment agreement, continued medical benefits previously earned under the CBS retiree medical program. The amount shown for Mr. Briskman reflects the Company cost of providing continued life insurance coverage as provided in his employment agreement. Mr. Reynolds is not entitled to continued Company-paid health benefits or life insurance coverage under the terms of his employment agreement.

(4)
The calculation of the value associated with the acceleration of the vesting of equity grants, in the case of stock awards, was based on the closing price of the Company's Class B Common Stock on December 31, 2008, which was $8.19 and, in the case of options, was based on the difference between such closing price and the exercise price of the option.

In the case of Mr. Redstone's grant of PSUs, the value associated with the acceleration of the vesting was determined in accordance with the award schedule discussed in "Compensation Discussion and Analysis—Long-Term Management Incentive Program—Terms of LTMIP Awards" using a one-year measurement period and a two-year measurement period instead of a three-year measurement period to determine the number of shares to be delivered for PSUs awarded in 2008 and 2007, respectively.

With respect to the grant of PSUs to Messrs. Reynolds, Briskman and Ianniello, in accordance with the terms and conditions of the PSUs as described in "Compensation Discussion and Analysis—Long-Term Management Incentive Program—Terms of LTMIP Awards":

•
for amounts included upon a termination without "Cause" or for "Good Reason" or "Disability," the determination of the number of shares to be delivered for PSUs awarded in 2007 and 2008 assumes target performance was achieved at the end of each applicable three-year measurement period, which number of shares were prorated as follows: (i) for PSUs awarded in 2007, a prorated portion (i.e., two-thirds) of 50% of the target award and a prorated portion (i.e., one-third) of the remaining 50% of the target award and (ii) for PSUs awarded in 2008, a prorated portion (i.e., one-third) of 50% of the target award.

•
for amounts included upon a termination for "Death," the number of shares to be delivered for PSUs awarded in 2007 and 2008 was based upon a shortened measurement period of performance through December 31, 2008 and determined in accordance with the award schedule discussed in "Compensation Discussion and Analysis—Long-Term Management Incentive Program—Terms of LTMIP Awards." For PSUs awarded in 2007, the number of shares to be delivered was determined using a two-year measurement period instead of a three-year measurement period for 50% of the target award, and a one-year measurement period instead of a three-year measurement period for the remaining 50% of the target award, and then in each case prorated (i.e., by two-thirds for 2007 and one-third for 2008) to reflect termination prior to the completion of each three-year measurement period. For PSUs awarded in 2008, the number of shares to be delivered was determined using a one-year measurement period instead of a three-year measurement period for 50% of the target award, and then prorated (i.e., by one-third) to reflect termination prior to the completion of the three-year measurement period. In each termination scenario, Messrs. Reynolds, Briskman and Ianniello would forfeit the remaining portions of their target PSU awards.

See the Outstanding Equity Awards at Fiscal Year-End 2008 table and narrative for more information about the equity awards included in the above calculation.

(5)
Mr. Redstone's employment contract does not include a concept of "Good Reason."

(6)
For Messrs. Moonves, Briskman and Ianniello, amounts include the acceleration of unvested restricted shares received on June 1, 2006 in exchange for vested stock options in connection with a voluntary exchange offer in 2006, as follows: for Mr. Moonves, $3,229,997; for Mr. Briskman, $40,049; and for Mr. Ianniello, $89,165.

              Mr. Moonves' employment agreement does not provide for post-termination payments solely in the event of a change-in-control, and the amount of payments to which he is entitled upon termination is not affected by whether the termination occurs before or after a change-in-control. Mr. Moonves' agreement provides for a "gross-up" in the event any payment or benefit owed to him under the agreement is subject to the excise tax imposed by Section 4999 of the Code. If the Company experienced a change-in-control on December 31, 2008, and Mr. Moonves was terminated on that date and such termination was determined to be contingent on the change-in-control, certain of Mr. Moonves' payments and benefits may trigger an excise tax imposed under Section 4999 of the Code. The Company would owe Mr. Moonves, as a tax gross-up in respect of the excise tax, an amount equal to approximately 40% of the total value of the payment and benefits Mr. Moonves would receive in connection with the termination.

Termination for Cause or Voluntary Termination Without Good Reason

              Each named executive officer's employment agreement includes a definition of "Cause" (as discussed below) for which the executive's employment may be terminated by the Company. The named executive officers will receive no additional payments and benefits under their respective employment agreements in the event of a termination by the Company for "Cause" or a named executive officer's voluntary termination without "Good Reason" (also discussed below).

Termination Without "Cause" by the Company or for "Good Reason" by the Named Executive Officer

              Each named executive officer will receive termination payments if the Company terminates his employment without "Cause" or, except for Mr. Redstone, if the named executive officer terminates employment with the Company for "Good Reason" pursuant to his employment agreement. Mr. Redstone's employment agreement does not include any provision on resignation for "Good Reason." In the event that there is a termination without "Cause" or for "Good Reason" then, in addition to compensation the named executive officer would have earned as of the termination date (assuming a termination date of December 31, 2008) and benefits generally available to all salaried employees (such as amounts accrued under the CBS 401(k) plans, accumulated and vested benefits under the Company's non-qualified deferred compensation and pension plans, disability benefits and accrued vacation pay):

  •
  Mr. Redstone would receive accelerated vesting of certain equity awards and the SOEs (for a termination without "Cause");

  •
  Mr. Moonves would receive (i) if the termination occurs prior to October 15, 2009, three times the sum of his salary at the time of termination and the average of the annual bonuses payable with respect to the last three completed calendar years in which he served as President and Chief Executive Officer of the Company (or such fewer years he served in such capacity), and if a termination for "Good Reason" occurs on or after October 15, 2009, a lesser amount, (ii) medical and dental benefits for up to 36 months following termination, (iii) life insurance until the end of the original employment term, (iv) accelerated vesting of outstanding equity awards, and (v) certain incidental costs for office space and secretarial support and interest on amounts delayed pursuant to Section 409A of the Code;

  •
  Mr. Reynolds would receive (i) two times the sum of his salary, deferred compensation and target bonus (subject to a maximum of $6 million) and (ii) accelerated vesting of certain outstanding stock options;

  •
  Mr. Briskman would receive (i) 18 months of his salary, (ii) 18 months of the greater of his target bonus or the average of the annual bonuses payable with respect to the last two completed calendar years, (iii) Company-paid COBRA for up to 18 months, (iv) Company-paid life insurance until the end of the employment term and (v) accelerated vesting of unvested stock options, restricted shares and RSUs that would have vested during the 18-month period following his termination of employment; and

  •
  Mr. Ianniello would receive (i) 18 months of his salary, (ii) 18 months of his target bonus, (iii) Company-paid COBRA for up to 18 months, (iv) Company-paid life insurance until the end of the employment term and (v) accelerated vesting of unvested stock options, restricted shares and RSUs that would have vested during the 18-month period following his termination of employment.

              Named executive officers who receive benefits upon termination without "Cause" or for "Good Reason" may be subject to mitigation obligations under the terms of the employment agreement and are subject to certain restrictive covenants relating to non-competition, solicitation of Company employees, protection of the Company's confidential information and its ownership of work product and cooperation in litigation.

    Definition of Termination for "Cause":

  •
  A termination for "Cause" for Mr. Redstone would be: dishonesty; conviction of embezzlement, fraud or other conduct which would constitute a felony; willful unauthorized disclosure of confidential information; failure, neglect of or refusal to substantially perform the duties of his employment; or any other act or omission which is a material breach of the Company's policies regarding employment practices or the applicable federal, state and local laws prohibiting discrimination or which is materially injurious to the financial condition or business reputation of the Company or any subsidiary thereof.

  •
  A termination for "Cause" for Mr. Moonves would be: engaging or participating in intentional acts of material fraud against the Company; willful misfeasance having a material adverse effect on the Company (except in the event of his incapacity); his conviction of a felony; his willful unauthorized disclosure of trade secrets or other confidential material information of the Company; his resignation without Good Reason other than for death or incapacity; willful and material violation of any Company policy that is generally applicable to all employees or officers of the Company, including, but not limited to, policies concerning insider trading or sexual harassment, the Supplemental Code of Ethics for Senior Financial Officers, and the Company's Business Conduct Statement; willful failure to cooperate fully with a bona fide Company internal investigation or an investigation of the Company by regulatory or law enforcement authorities whether or not related to his employment with the Company, after being instructed by the Board to cooperate, or willful destruction of or knowing and intentional failure to preserve documents of other material known by him to be relevant to any such investigation; or willful and material breach of the provisions of his employment contract.

  •
  A termination for "Cause" for Mr. Reynolds would be: embezzlement, fraud or other conduct which constitutes a felony; willful unauthorized disclosure of confidential information; failure to obey a material lawful directive that is appropriate to his position from an executive in his reporting line; his failure or refusal to substantially perform his material obligations under the employment contract; material breach of the employment contract; or willful failure to cooperate with internal or external investigations (after being instructed to cooperate), the willful destruction of or failure to preserve documents or the willful inducement of others not to cooperate or to fail to produce documents.

  •
  A termination for "Cause" for Mr. Briskman would be: dishonesty; embezzlement, fraud or other conduct which constitutes a felony or a misdemeanor involving fraud or perjury; willful unauthorized disclosure of confidential information; failure to obey a material lawful directive that is appropriate to his position from an executive in his reporting line; failure to comply with the written policies of the Company, including its Business Conduct Statement; material breach of the employment agreement; failure or refusal to substantially perform his material obligations under the employment contract; willful failure to cooperate with internal or external investigations (after being instructed to cooperate), the willful destruction of or failure to preserve documents or the willful inducement of others not to cooperate or to destroy or fail to preserve documents; or conduct that is considered an offense involving moral turpitude under applicable law or which might reflect unfavorably upon him or upon any of the Company's businesses or customers.

  •
  A termination for "Cause" with respect to Mr. Ianniello would be: embezzlement, fraud or other conduct which constitutes a felony or a misdemeanor involving fraud or perjury; willful unauthorized disclosure of confidential information; failure to obey a material lawful directive that is appropriate to his position from an executive in his reporting line; failure to comply with the written policies of the Company, including its Business Conduct Statement; material breach of the employment agreement; failure or refusal to substantially perform his material obligations under the employment contract; willful failure to cooperate with internal or external investigations (after being instructed to cooperate), the willful destruction of or failure to preserve documents or the willful inducement of others not to cooperate or to destroy or fail to preserve documents; or conduct that is considered an offense involving moral turpitude under applicable law or which might reflect unfavorably upon him or upon any of the Company's businesses or customers.

              Definition of "Good Reason" Termination:    Mr. Redstone's employment agreement does not include any provision on resignation for "Good Reason." A "Good Reason" termination for Mr. Moonves would be based on the following circumstances: his removal from or any failure to reelect him as President and Chief Executive Officer of the Company; his failure to be elected or reelected to the Board at any annual meeting of stockholders of the Company at which his term as director is scheduled to expire; the assignment by the Company of duties inconsistent with the usual and customary duties associated with a chief executive officer of a publicly traded company comparable to the Company; the diminution or withdrawal of a meaningful portion of his authority or responsibilities; a reduction in his salary, target bonus or other compensation levels as the same may be increased from time to time during the employment term or breach by the Company relating to tax payments in respect of his services to be performed in New York City; the Company's requiring him to be based anywhere other than the New York or Los Angeles metropolitan area, except for required travel on the Company's business; any other material breach by the Company of its material obligations under the employment contract; or termination by him of his employment, during the 30-day period following the twelve-month anniversary of the date on which there occurs a material event, based on his good faith determination that the occurrence of the material event has adversely and materially affected his ability to perform his CEO duties effectively. A material event shall have occurred on the date on which a majority of the independent directors of the Board ceases to consist of (1) those individuals who, immediately prior to the date on which Mr. Redstone ceases to hold the position of Executive Chairman and Founder, constitute the independent directors of the Board (the "Original Independent Directors") and (2) those successor independent directors who are elected or appointed to the Board, either by a vote of the Board or by action of the Company's stockholders pursuant to a recommendation by the Board, as a result of the death or voluntary retirement or resignation of an Original Independent Director (or any such successor), including a voluntary determination by such Original Independent Director (or such successor) not to stand for reelection.

              For the other named executive officers, "Good Reason" generally would be triggered by the following: the assignment of duties or responsibilities substantially inconsistent with his positions or duties; the withdrawal of material portions of the duties described within the employment agreement or a change in reporting relationships such that the executive no longer reports directly to the Company's Chief Executive Officer (except in the case of Mr. Ianniello, for whom a change in reporting relationship would be reporting to an executive at a level lower than the Company's Chief Financial Officer); the material breach by CBS of its material obligations under the employment agreement; or the relocation of his position outside of a specified metropolitan area.

Termination Due to Disability

              If a named executive officer were to become disabled during the employment term, the Company would pay salary earned through the date of disability and a prorated bonus for the calendar year in which disability occurs, which the executive would have earned. Also in these circumstances, certain equity awards vest for Messrs. Redstone, Moonves, Reynolds and Briskman. In addition, Mr. Moonves would continue to receive his Company-paid life insurance coverage for the remainder of the term of his agreement.

Termination Due to Death

              If a named executive officer were to die during the employment term, the Company would pay salary earned through the date of death and a prorated bonus for the calendar year in which death occurs, which the executive would have earned. Also in these circumstances, certain equity awards vest for Messrs. Redstone, Moonves, Reynolds and Briskman. No additional payments or benefits are due under their respective contracts.

ITEM 3—PROPOSAL TO APPROVE THE CBS CORPORATION
2009 LONG-TERM INCENTIVE PLAN

              The Board has approved, and is submitting for stockholder approval, the CBS Corporation 2009 Long-Term Incentive Plan (the "2009 LTIP" or the "Plan"). The Board believes that the 2009 LTIP is an integral part of the Company's long-term compensation philosophy. The text of the 2009 LTIP appears at the end of this proxy statement as Annex A. The following description of the 2009 LTIP should be read in conjunction with, and is qualified in its entirety by reference to, the full text of the 2009 LTIP.

PURPOSE AND DESCRIPTION OF THE 2009 LTIP

              The terms of the 2009 LTIP are substantially similar to its predecessor, the CBS Corporation 2004 Long-Term Management Incentive Plan, as amended and restated (the "2004 LTMIP"). The 2004 LTMIP expired on March 10, 2009, and no further awards could be made under the Plan after that date.

              The 2009 LTIP advances the interests of CBS and its stockholders by providing equity-based incentives that are necessary to attract, reward and retain employees, consultants and other advisors upon whose judgment and contributions the Company depends for its success. The 2009 LTIP provides for awards of stock options to purchase shares of the Company's Class B Common Stock, stock appreciation rights, restricted and unrestricted shares of Class B Common Stock, restricted share units, dividend equivalents, performance awards (including performance share units) and other equity-related awards and cash payments, which are described in more detail below. The Company's named executive officers have an interest in this proposal as they are eligible to receive equity awards under the 2009 LTIP.

              NAIRI, Inc., which owns approximately 81.2% of the voting power of the Company's common stock, has indicated that it will vote its shares in favor of the 2009 LTIP at the Annual Meeting. NAIRI, Inc. is a wholly owned subsidiary of National Amusements, Inc., which is controlled by Sumner M. Redstone, the Company's Executive Chairman and Founder.

Overall Limit on Shares Available Under the Plan; Sub-Limits

              The 2009 LTIP provides that awards may be granted to any employee or, to the extent designated by the Compensation Committee of the Board of Directors (the "Committee"), any consultant or advisor to the Company or any subsidiary. Approximately 1,400 management employees of the Company and its subsidiaries, including officers, are eligible for awards under the 2009 LTIP. Approximately 12,400 employees are eligible to receive awards (currently in restricted share units) under the 2009 LTIP pursuant to the Company's "Fund the Future" program. Awards under the 2009 LTIP may be structured to qualify as "performance-based compensation" pursuant to Section 162(m) of the Code.

              Subject to adjustment as described under "Adjustments" below, the number of shares of the Company's Class B Common Stock that may be delivered under the 2009 LTIP is 71.575 million shares, of which 32.5 million shares may be delivered pursuant to awards other than stock options and stock appreciation rights. Shares of Class B Common Stock delivered under the 2009 LTIP will be authorized but unissued shares, treasury shares or, subject to conditions that the Committee may determine, from shares beneficially owned by one or more stockholders of the Company. The closing price of the Class B Common Stock on April 15, 2009 was $5.34.

              Shares subject to awards under the 2009 LTIP will again be available for future awards upon the occurrence of specified events that result in fewer than the total number of shares subject to the award being delivered to the participants. Shares of Class B Common Stock that will be added back to the Plan limit (and, as applicable, to the "full-value" award sub-limit) and will again be available for awards are those shares (1) subject to an award that expires or is cancelled, forfeited or terminated without having been exercised or settled, as applicable, or (2) subject to an award that is settled in cash. Upon exercise of a stock option or stock-settled stock appreciation right, the number of shares subject to the award (or portion thereof) being exercised shall be counted against the overall Plan limit, regardless of the actual number of shares used to settle the stock option or stock-settled stock appreciation right upon exercise. Any shares exchanged by a participant or withheld from a participant as full or partial payment to the Company of the exercise price or the tax withholding upon exercise or settlement of an award will not be returned to the number of shares available for delivery under the Plan. Shares underlying awards granted in substitution for awards previously granted by an entity acquired by the Company will not be counted against the Plan limit (or, as applicable, to the "full-value" award sub-limit).

              In addition to the above limits on shares, the 2009 LTIP also contains the following:

  •
  For purposes of Section 162(m) of the Code, the maximum aggregate number of shares of Class B Common Stock that may be granted to any participant during the term of the Plan pursuant to stock options and stock appreciation rights, as described below (regardless of whether stock appreciation rights are settled in cash, in shares of Class B Common Stock, in other Company securities designated by the Committee or in a combination thereof), is 25.5 million (subject to adjustment).

  •
  For awards (other than those awards described above) intended to satisfy the exception for "qualified performance-based compensation" under Section 162(m) of the Code, the maximum amount that may be granted to any participant during any performance period is $50 million for awards denominated in cash and 10 million shares of Class B Common Stock for awards denominated in shares of Class B Common Stock (subject to adjustment). Notwithstanding the previous sentence, if with respect to any performance period, a participant is granted awards having an aggregate dollar value and/or number of shares less than the maximum dollar amount and/or number of shares that could have been awarded to such participant based on the degree to which the relevant performance goals were achieved, the excess of the maximum dollar amount and/or number of shares over the dollar amount and/or number of shares actually awarded will increase the maximum dollar amount and/or number of shares that may be awarded to such participant for the next performance period for which the participant is granted awards intended to satisfy the exception for "qualified performance-based compensation" under Section 162(m) of the Code (subject to adjustment).

Term of the 2009 LTIP

              Unless earlier terminated by action of the Board, the 2009 LTIP will terminate at midnight on the day prior to the date of the 2014 Annual Meeting of Stockholders, and no grants may be made on or after the date of such meeting.

Administration

              The Committee administers the 2009 LTIP. The Committee selects the participants who receive awards under the 2009 LTIP, and determines the type of award to be granted, the number of shares subject to awards or the cash amount payable in connection with an award and the terms and conditions of these awards in accordance with the terms of the 2009 LTIP. The Committee has full authority to interpret the 2009 LTIP and to establish rules for its administration. Subject to certain limitations, the Committee may delegate its authority under the Plan to one or more members of the Committee and/or one or more officers of the Company.

              With respect to any award that is intended to satisfy the exception for "qualified performance-based compensation" set forth in Section 162(m) of the Code, the Committee will consist of at least the number of directors required from time to time to satisfy this exception, and each such Committee member will satisfy the qualification requirements of such exception. Failure of any Committee member to meet these qualification requirements will not, however, invalidate any action taken or awards granted by the Committee.

Awards Generally

              Stock Options.    Stock options can be either non-qualified stock options or incentive stock options, within the meaning of Section 422 of the Code, as determined by the Committee. Historically, the Company has not granted incentive stock options.

              Subject to certain limits described below, the Committee shall determine the number and kind of stock options granted, the exercise price of the stock options, the vesting schedule applicable to such stock options, the period during which they can be exercised and any applicable performance goal requirements. The Committee may, in its discretion, accelerate the vesting date of any stock option.

              The Committee may not "reprice" any stock option (as defined in the 2009 LTIP). No stock option may be granted with a per share exercise price of less than 100% of the fair market value of a share of Class B Common Stock on the date of grant. No stock option can be exercised more than ten years after the date of grant. The exercise price of a stock option will be paid in full on or before the settlement date for the shares of Class B Common Stock issued pursuant to the exercise of the stock options in cash or, in the discretion of the Committee, in shares of Class B Common Stock (or other Company securities designated by the Committee) or in a combination of cash and shares (or such other securities) or with any other form of valid consideration that is acceptable to the Committee. The Committee may also allow a participant to pay all or a portion of the exercise price using a net share settlement procedure, through the withholding of shares or through a cashless exercise procedure.

              The Plan sets forth general rules concerning the effects of a participant's termination of employment on the stock options, including the period, if any, following the participant's termination of employment during which vested stock options may be exercised. The Committee generally has the discretion to increase the post-termination exercise periods described above but in no event may a stock option be exercised following the earlier to occur of the expiration of the option and the tenth anniversary of the date of grant.

              Stock Appreciation Rights.    The Committee may grant stock appreciation rights ("SARs") under the 2009 LTIP alone or in tandem with stock options. No SAR that is granted alone may be granted with a per share exercise price of less than 100% of the fair market value of a share of Class B Common Stock on the date of grant. SARs will be subject to the terms and conditions established by the Committee as set forth in the applicable award agreement.

              SARs granted in tandem with a stock option may be granted either at the time the stock option is granted or by amendment at any time prior to the exercise, expiration or termination of such stock option. This type of SAR entitles the holder to surrender the related stock option in lieu of exercise and to receive an amount equal to the excess of the fair market value of a share of Class B Common Stock, determined as of the day preceding the date the holder surrenders the stock option, over the aggregate exercise price of such stock option. This amount will be paid in cash or, in the discretion of the Committee, in shares of Class B Common Stock (or other Company securities designated by the Committee) or in a combination of cash and shares (or such other securities). No SAR granted in tandem with a stock option can be exercised unless the related stock option is then exercisable.

              Restricted Shares, Restricted Share Units and Unrestricted Shares.    The Committee may grant restricted or unrestricted shares and restricted share units ("RSUs") under the 2009 LTIP. A restricted share is a share of Class B Common Stock granted to the participant, which is subject to restrictions as determined by the Committee. An RSU is a contractual right to receive, in the discretion of the Committee, a share of Class B Common Stock (or other Company securities designated by the Committee), a cash payment equal to the fair market value of a share of Class B Common Stock or a combination of cash and Class B Common Stock (or such other securities), subject to terms and conditions as determined by the Committee.

              Restricted shares and RSUs will be subject to a vesting schedule, subject to any restrictions that the Committee shall determine. For restricted share awards, the participant will have all rights as a holder of shares of Class B Common Stock, except that the participant will not be entitled to be registered on the books and records of the Company until the shares represented thereby have vested, and the restricted shares cannot be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until such shares have vested or unless otherwise determined by the Committee. Shares of Class B Common Stock issued in settlement of RSUs may be evidenced by, among other things, book entry registration or the issuance of stock certificates for the appropriate number of shares of stock, free of restrictions.

              If a participant's employment is terminated for any reason (including as a result of the participant's death, retirement or permanent disability), the unvested restricted shares and RSUs will be forfeited as of the date of such event, unless the Committee determines otherwise. The Committee may, in its discretion, accelerate the dates on which restricted shares and RSUs vest.

              Performance Awards.    The Committee may grant performance awards, which are defined as awards the granting, vesting and/or exercisability of which is conditioned in whole or in part on the achievement of one or more performance goals during a performance period selected by the Committee. The terms and conditions of performance awards will be determined by the Committee, and shall be payable in cash, in shares of Class B Common Stock (or other Company securities designated by the Committee) or in a combination of cash and shares (or such other securities), as determined by the Committee.

              Any performance awards that are intended to comply with the exception for "qualified performance-based compensation" under Section 162(m) of the Code will be subject to performance goals based on one or more, or any combination, of the following performance metrics, as selected by the Committee in its discretion: OIBDA, OIBDA without inter-company eliminations, operating income, free cash flow, net earnings, net earnings from continuing operations, earnings per share, revenue, net revenue, operating revenue, total shareholder return, share price, return on equity, return in excess of cost of capital, profit in excess of cost of capital, return on assets, return on invested capital, net operating profit after tax, operating margin and profit margin. For performance awards that are not intended to meet such exception under Section 162(m) of the Code, the Committee may establish performance goals based on other performance metrics, as it deems appropriate. The performance goals may be based on objectives related to individual performance, Company performance, or the performance of a subsidiary, division, department, region, function or business unit. The performance goals may be determined on an absolute or cumulative basis or on a percentage of improvement over time. In addition, a performance goal may be measured in terms of Company performance (or of the performance of a subsidiary, division, department, region, function or business unit) or measured relative to selected peer companies or a market index.

              To the extent compliance with the exception for "qualified performance-based compensation" under Section 162(m) of the Code is required in order to ensure the deductibility of any performance award ("Section 162(m) Awards"), the Committee shall specify, in a manner that satisfies the requirements of Section 162(m) of the Code, whether the calculation of the performance goals applicable to such performance award shall be adjusted or modified in order to reflect any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, combination, liquidation, dissolution, sale of assets or other similar corporate transaction or event occurring during the relevant performance period, to exclude the effect of "extraordinary items" under GAAP, including, without limitation, changes in accounting standards, and/or to reflect any other item or event determined by the Committee in its discretion.

              If the applicable performance goals are achieved, the Committee may reduce the amount of any award below the maximum amount that could be paid based on the degree to which the performance goals related to such award were attained. However, the Committee may not increase the amount of any Section 162(m) Award above the maximum amount that could be paid based on the attainment of performance goals.

              Dividend Equivalents and Other Awards.    The Committee may, in its sole discretion, allow any recipient of an award under the 2009 LTIP to receive, currently or on a deferred basis, interest, dividends or dividend equivalent payments, with respect to the number of shares of Class B Common Stock covered by an award other than stock options and SARs. The Committee may also provide for the amount of such interest, dividend or dividend equivalent to be reinvested and/or subject to the same terms and conditions (including vesting and forfeiture provisions) as the related award.

              The Committee has the authority to grant other equity-related awards or cash payments, which payments may be based on one or more criteria determined by the Committee, under the 2009 LTIP that are consistent with the purpose of the Plan and the interests of the Company.

Deferral of Awards

              At the discretion of the Committee, a participant may elect to defer the payment or settlement of awards upon such terms and conditions as the Committee may prescribe.

Adjustments

              In the event of a merger, consolidation, stock-split, reverse stock-split, dividend, distribution, combination, reclassification, reorganization, split-up, spin-off or recapitalization that changes the character or amount of the Class B Common Stock or other changes in the corporate structure, equity securities or capital structure of the Company, the Committee will make such adjustments, if any, as it deems appropriate to the number and kind of securities subject to any outstanding award, the exercise price or purchase price, if any, of any outstanding award or the initial value of any outstanding phantom shares, and the maximum number or kind of securities that may be granted under the 2009 LTIP or under the applicable sub-limits or the aggregate number or kind of securities that may be granted to any participant. These adjustments will not be considered a repricing under the Plan.

Transfer Restrictions

              The rights of a participant with respect to any award granted under the 2009 LTIP will be exercisable during the participant's lifetime only by the participant and will not be transferable by the participant other than by will or the laws of descent and distribution. The Committee may, however, permit other transferability, subject to any conditions and limitations that it imposes. No award will be construed as giving any employee a right to receive future awards or to continued employment with the Company.

Amendment and Termination of the Plan

              The Board may at any time alter, amend, suspend or terminate the 2009 LTIP, in whole or in part, except that no alteration or amendment will be effective without stockholder approval if such approval is required by law or under the rules of the principal stock exchange on which the Company's Class B Common Stock is listed, and no termination, suspension, alteration or amendment may materially adversely affect the terms of any then outstanding awards without the consent of the affected participant.

              Notwithstanding the above paragraph, the Committee shall have broad authority to amend the Plan or outstanding awards under the Plan without the approval of participants if the Committee deems the amendment necessary or appropriate to comply with applicable law or to avoid adverse tax consequences to any person under Section 409A of the Code, even if such amendment would otherwise be detrimental to such person.

Breach of Agreements

              The Committee may include a provision in any agreement or certificate governing an award under the Plan that would require a participant to return awards or amounts realized on such award under the Plan upon such terms and conditions as the Committee may prescribe.

Section 409A of the Code

              Payment or settlement of awards under the Plan that constitute deferred compensation subject to Section 409A of the Code may be delayed for six months following a participant's termination of employment if the participant is determined to be one of the Company's "specified employees" as defined under Section 409A of the Code on the date of his or her termination. Neither the Company nor any of its subsidiaries is liable for any tax, interest or penalties that may be imposed on a participant pursuant to Section 409A of the Code.

Summary of U.S. Federal Income Tax Consequences

              The following discussion is intended as a general summary of the federal income tax consequences associated with the grant and exercise of stock options. This summary does not purport to be complete and does not address any applicable state or local tax law.

              Non-Qualified Stock Options.    In general, no taxable income is realized by the participant upon the grant of a non-qualified stock option, and no deduction generally is then available to the Company. Upon exercise of a non-qualified stock option, the excess of the fair market value of the shares on the date of exercise over the exercise price will be taxable to the participant as ordinary income. The amount included in the gross income of the participant will also be deductible by the Company. The tax basis of shares acquired by the participant will be equal to the exercise price plus the amount includable in the gross income of the participant as ordinary income. When a participant disposes of shares acquired upon exercise of a non-qualified stock option, any amount realized in excess of the fair market value of the shares on the date of exercise generally will be treated as a capital gain and will be long-term or short-term, depending on the holding period of the shares. The holding period commences upon exercise of the non-qualified stock option. If the amount received is less than such fair market value, the loss will be treated as a long-term or short-term capital loss, depending on the holding period of the shares. Certain additional rules may apply if the exercise price of a non-qualified stock option is paid in shares or other securities previously owned by the participant.

              Incentive Stock Options.    In general, no taxable income is realized by a participant and no tax deduction is available to the Company upon either the grant or exercise of an incentive stock option. If a participant holds the shares acquired upon the exercise of an incentive stock option for more than one year after the transfer of the shares upon exercise of the incentive stock option and more than two years from the date of the grant of the incentive stock option (the "ISO Holding Period"), the difference between the exercise price and the amount realized upon the sale of the shares will be treated as a long-term capital gain or loss and no deduction will be available to the Company. If the shares acquired upon exercise of the incentive stock option are disposed of before the expiration of the ISO Holding Period, the participant will realize ordinary income and the Company will be entitled to a deduction on the portion of the gain, if any, equal to the difference between the incentive stock option exercise price and the fair market value of the shares on the date of exercise or, if less, the difference between the amount realized on the disposition and the adjusted tax basis of the stock. Any further gain or loss from an arm's-length sale or exchange will be taxable as a long-term or short-term capital gain or loss, depending upon the holding period of the shares before disposition. Certain additional rules may apply if the exercise price of an incentive stock option is paid in shares or other securities previously owned by the participant.

              The excess of the fair market value at the time of exercise of the shares acquired upon the exercise of an incentive stock option over the exercise price of such stock option may constitute an adjustment to taxable income for purposes of the alternative minimum tax ("AMT"). Special rules for computing AMT income also may apply in certain cases where there are subsequent sales of shares in disqualifying dispositions and to determine the basis of the stock for purposes of computing alternative minimum taxable income on the subsequent sale of the shares.

New Plan Benefits

              Except with respect to grants to be made pursuant to the employment agreements of Messrs. Redstone and Moonves, the Company cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to its executive officers, employees, consultants and advisors under the 2009 LTIP. During 2009, grants have been made under the 2009 LTIP, subject to stockholder approval of the 2009 LTIP. The Committee granted 867,052 stock options to Mr. Moonves, having a value of $1.5 million. In connection with the Company's "Fund the Future" program 1,270,071 RSUs were granted, of which 2,268 were granted to the Company's executive officers (other than the named executive officers) as a group and 1,267,803 were granted to the Company's non-executive officer employees as a group. The RSUs had an aggregate grant date value of $4,927,875. The Company's named executive officers and non-employee directors did not receive grants under the Fund the Future program.

RECOMMENDATION OF THE BOARD OF DIRECTORS

              The Board of Directors recommends a vote "FOR" the approval of the CBS Corporation 2009 Long-Term Incentive Plan.

ITEM 4—PROPOSAL TO APPROVE AMENDED AND RESTATED CBS CORPORATION
2000 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

              The Board has approved, and is submitting for stockholder approval, an amended and restated CBS Corporation 2000 Stock Option Plan for Outside Directors, which amends certain provisions of the Company's current 2000 Stock Option Plan for Outside Directors, as amended and restated (the "Existing Option Plan"), primarily to (i) increase by 1.5 million the maximum total number of shares of Class B Common Stock authorized to be issued in connection with both the exercise of stock options granted under the plan and the settlement of awards granted under the amended and restated CBS Corporation 2005 RSU Plan for Outside Directors (the "RSU Plan"), during the period January 1, 2009 through the termination date of the plan, and (ii) extend the termination date of the plan from May 25, 2010 to the date of the Company's 2015 Annual Meeting of Stockholders. The text of the Existing Option Plan, as amended and restated to incorporate the proposed amendments, appears at the end of this proxy statement as Annex B (the "Amended Option Plan" and, together with the Existing Option Plan, the "Option Plan"). The following description of the Option Plan should be read in conjunction with, and is qualified in its entirety by reference to, the full text of the Amended Option Plan. Our Outside Directors have an interest in this proposal, as they are eligible to receive equity awards under the Option Plan.

DESCRIPTION OF AMENDMENTS

              The material differences between the terms of the Amended Option Plan and those of the Existing Option Plan are the following:

    (i)
    the increase in the maximum total number of shares of Class B Common Stock authorized for awards under both the Option Plan and the RSU Plan, during the period from January 1, 2009 through the termination date of the two plans, by 1.5 million shares. After giving effect to this increase, a total of 1,681,995 shares of Class B Common Stock will be available for awards under both the Option Plan and the RSU Plan during this period, and

    (ii)
    the extension of the termination date of the Option Plan from May 25, 2010 to the date of the Company's 2015 Annual Meeting of Stockholders.

              The Board approved these amendments, subject to stockholder approval, in order to ensure that the Company will have enough shares to fulfill awards granted under the Option Plan during the period January 1, 2009 through the termination date of the Option Plan, and to extend the term of the Option Plan, which would otherwise terminate on May 25, 2010.

              These amendments, and any grants of stock options to the Outside Directors under the Amended Option Plan (as described under "New Plan Benefits" below), are subject to stockholder approval at the Annual Meeting. The Board has also approved amendments to the Option Plan to update historical provisions in the Existing Option Plan and the methods by which the exercise price of a stock option may be paid in cash, none of which require stockholder approval.

              NAIRI, Inc., which owns approximately 81.2% of the voting power of the Company's common stock, has indicated that it will vote its shares in favor of the amendments to the Option Plan at the Annual Meeting. NAIRI, Inc. is a wholly owned subsidiary of National Amusements, Inc., which is controlled by Sumner M. Redstone, the Company's Executive Chairman and Founder.

              The stockholders of the Company originally approved the Existing Option Plan at the Company's 2000 Annual Meeting of Stockholders and approved amendments to the Existing Option Plan at the Company's 2004 Annual Meeting and 2006 Annual Meeting.

 PURPOSE AND DESCRIPTION OF THE OPTION PLAN

Purpose of the Option Plan

              The purpose of the Option Plan is to benefit and advance the interests of the Company by obtaining and retaining the services of qualified persons who are not employees of the Company or any of its subsidiaries to serve as directors and to induce them to make a maximum contribution to the success of the Company and its subsidiaries. Under the Option Plan, directors of the Company who are not employees of the Company or any of its subsidiaries are considered "Outside Directors."

Administration

              The Option Plan is administered by the members of the Board who are not Outside Directors.

Terms of the Director Stock Options

              The Option Plan provides that each person who is an Outside Director will automatically receive an initial grant of 12,734 stock options to purchase shares of CBS Corporation Class B Common Stock on the date the director joins the Board as, or otherwise becomes, an Outside Director, and an annual grant of 5,093 stock options to purchase shares of CBS Corporation Class B Common Stock on January 31st of each year.

              The initial grant of stock options vests on the first anniversary of the date of grant. Each annual grant of stock options vests in three equal annual installments, on the first, second and third anniversaries of the date of grant.

              The per share exercise price of the initial and annual stock option grants is equal to the closing price of CBS Corporation Class B Common Stock on the NYSE on the date of grant, or if such day is not a business day, the next preceding business day. No stock option granted under the Option Plan may be exercised more than ten years after the date of grant. Each share of Class B Common Stock purchased through the exercise of a stock option granted under the Option Plan must be paid in full in cash on or before the settlement date for such share of Class B Common Stock.

              Stock options granted under the Option Plan may be exercised up to one year after the Outside Director ceases to serve for any reason, including death or permanent disability, as a member of the Board; provided, however, that the stock options are exercisable only to the extent vested on the date of termination and in no event after the stock options have otherwise expired.

Adjustments

              In the event of a merger, consolidation, stock split, dividend (other than a regular cash dividend), distribution, combination, recapitalization, reclassification, reorganization, split-off or spin-off that changes the character or amount of the shares of Class B Common Stock or any other changes in the corporate structure, equity securities or capital structure of the Company, the Board shall make such proportionate adjustments as it deems appropriate to the number and kind of securities subject to any stock options under the Option Plan, the exercise price of any stock options, the number and kind of securities subject to the initial and annual stock option grants under the Option Plan and the maximum number and kind of securities available for issuance under the Option Plan. The Board may, in its sole discretion, also make other adjustments as it deems appropriate in order to preserve, but not increase, the benefits or potential benefits under the Option Plan.

Transfer Restrictions

              The rights of the recipient of stock options granted under the Option Plan are not transferable other than (i) by will or the laws of descent and distribution or (ii) upon prior notice to the Company, to (A) members of the recipient's immediate family or trusts whose beneficiaries are members of the recipient's immediate family, provided that any such transfer is made for estate and/or tax planning purposes without consideration being received, or (B) former spouses in transfers incident to a divorce. The Board may also permit other transferability, subject to any conditions and limitations that it imposes. No grant of stock options under the Option Plan entitles the holder to any rights of a holder of shares of CBS Corporation Class B Common Stock, except upon delivery of shares resulting from the exercise of a stock option, nor will any such grant be construed as giving the recipient the right to remain a member of the Board.

Amendment and Termination of the Plan

              The Board may at any time alter, amend, suspend or terminate the Option Plan, in whole or in part. No amendment will be effective without stockholder approval if approval is required by law or under the rules of the principal stock exchange on which the Company's Class B Common Stock is then listed, and no termination, suspension, alteration or amendment may adversely affect the terms of any outstanding stock options without the consent of the affected recipient.

Summary of U.S. Federal Income Tax Consequences

              The stock options granted under the Option Plan will be "non-qualified stock options" and will not qualify as incentive stock options for U.S. federal income tax purposes. In general, Outside Directors will not realize taxable income upon the grant of a non-qualified stock option, and the Company will generally not be entitled a deduction. Upon exercise of a non-qualified stock option, the excess of the fair market value of the shares on the date of exercise over the exercise price will be taxable to the Outside Director as ordinary income. The amount included in the gross income of the Outside Director will also be deductible by the Company. The tax basis of shares acquired by the participant will be equal to the exercise price plus the amount includable in the gross income of the participant as ordinary income.

NEW PLAN BENEFITS

              Only Outside Directors are eligible to receive stock option grants under the Option Plan. There are currently 12 Outside Directors who participate in the Option Plan. No employees of the Company are eligible to participate in the Option Plan; therefore, no benefit will accrue to such persons. The closing price of the CBS Corporation Class B Common Stock on April 15, 2009 was $5.34. The Option Plan provides that each person who is an Outside Director will automatically receive an initial grant of 12,734 stock options to purchase shares of CBS Corporation Class B Common Stock on the date the director joins the Board as, or otherwise becomes, an Outside Director, and an annual grant of 5,093 stock options to purchase shares of CBS Corporation Class B Common Stock on January 31st of each year. However, it is not possible to estimate the annual benefit that the Company would expect to allocate to Outside Directors under the Option Plan, since the Company cannot predict whether, and how many, new Outside Directors will join or existing Outside Directors will leave the Board, in any given year. Stock options awarded under the Option Plan for 2008 to Outside Directors are reported in the Outside Director Compensation During 2008 table, including the footnotes, beginning on page 21. In connection with their 2009 annual stock option grants, the Outside Directors as a group received a total of 13,205 stock options granted under the Amended Option Plan, which is subject to stockholder approval.

RECOMMENDATION OF THE BOARD OF DIRECTORS

              The Board of Directors recommends a vote "FOR" the approval of the amended and restated CBS Corporation 2000 Stock Option Plan for Outside Directors.

ITEM 5—PROPOSAL TO APPROVE AMENDED AND RESTATED CBS CORPORATION
2005 RSU PLAN FOR OUTSIDE DIRECTORS

              The Board has approved, and is submitting for stockholder approval, an amended and restated CBS Corporation 2005 RSU Plan for Outside Directors which amends certain provisions of the Company's current 2005 RSU Plan for Outside Directors, as amended and restated (the "Existing RSU Plan"), primarily to (i) increase by 1.5 million the maximum total number of shares of Class B Common Stock authorized to be issued in connection with both the settlement of awards granted under the plan and the exercise of stock options granted under the Option Plan, during the period January 1, 2009 through the termination date of the plan, and (ii) extend the termination date of the plan from May 26, 2010 to the date of the Company's 2015 Annual Meeting of Stockholders. The text of the Existing RSU Plan, as amended and restated, to incorporate the proposed amendments, appears at the end of this proxy statement as Annex C (the "Amended RSU Plan" and, together with the Existing RSU Plan, the "RSU Plan"). The following description of the RSU Plan should be read in conjunction with, and is qualified in its entirety by reference to, the full text of the Amended RSU Plan. Our Outside Directors have an interest in this proposal, as they are eligible to receive equity awards under the RSU Plan.

DESCRIPTION OF AMENDMENTS

              The material differences between the terms of the Amended RSU Plan and those of the Existing RSU Plan are the following:

    (i)
    the increase in the maximum total number of shares of Class B Common Stock authorized for awards under both the RSU Plan and the Option Plan, during the period January 1, 2009 through the termination date of the two plans, by 1.5 million. After giving effect to this increase, a total of 1,681,995 shares will be available for awards under both the RSU Plan and the Option Plan during this period, and

    (ii)
    the extension of the termination date of the RSU Plan from May 26, 2010 to the date of the Company's 2015 Annual Meeting of Stockholders.

              The Board approved these amendments, subject to stockholder approval, in order to ensure that the Company will have enough shares to fulfill awards granted under the RSU Plan during the period from January 1, 2009 through the termination date of the RSU Plan, and to extend the term of the RSU Plan, which would otherwise terminate on May 26, 2010.

              These amendments, and any grants of RSUs to the Outside Directors under the Amended RSU Plan (as described under "New Plan Benefits" below), are subject to stockholder approval at the Annual Meeting. The Board has also approved amendments to the RSU Plan to update historical provisions in the Existing RSU Plan, none of which require stockholder approval.

              NAIRI, Inc., which owns approximately 81.2% of the voting power of the Company's common stock, has indicated that it will vote its shares in favor of the amendments to the RSU Plan at the Annual Meeting. NAIRI, Inc. is a wholly owned subsidiary of National Amusements, Inc., which is controlled by Sumner M. Redstone, the Company's Executive Chairman and Founder.

              The stockholders of the Company approved the Existing RSU Plan at the Company's 2005 Annual Meeting and approved amendments to the Existing RSU Plan at the Company's 2006 Annual Meeting.

 PURPOSE AND DESCRIPTION OF THE RSU PLAN

Purpose of the RSU Plan

              The purpose of the RSU Plan is to benefit and advance the interests of the Company and its subsidiaries by obtaining and retaining the services of qualified persons who are not employees of the Company or any of its subsidiaries to serve as directors, and to induce them to make a maximum contribution to the success of the Company and its subsidiaries. Under the RSU Plan, directors of the Company who are not employees of the Company or any of its subsidiaries, are considered "Outside Directors."

Administration

              The RSU Plan is administered by the members of the Board who are not Outside Directors.

Terms of the Director RSUs

              The RSU Plan provides that each person who is an Outside Director will automatically receive an annual grant of RSUs on January 31st of each year equal to a number of RSUs determined by dividing (i) $75,000 by (ii) the fair market value of one share of CBS Corporation Class B Common Stock on the date of grant or, if that date is not a business day, on the last business day preceding the date of grant on which the fair market value can be determined with each fractional RSU rounded up to the next highest whole RSU. In the event that an Outside Director joins the Board following January 31, the date of the annual grant, but during the calendar year of the annual grant, the Outside Director will receive a prorated RSU grant determined by dividing (i) the product of (a) the value of the annual RSU grant for that calendar year divided by 12 and (b) the number of months remaining in such calendar year from the date the Outside Director joins the Board (counting the month of joining as a full month), by (ii) the fair market value of one share of Class B Common Stock on the date of grant, with each fractional RSU rounded up to the next highest whole RSU. The annual grant of RSUs will vest on the first anniversary of the date of grant. Any prorated grants will vest on the first anniversary of the date of grant of the annual grant of RSUs that was awarded during the calendar year in which the participant received the prorated RSU grant. Upon vesting, the Company will settle RSUs by delivering the corresponding number of shares of CBS Corporation Class B Common Stock. An Outside Director who terminates services as a member of the Board for any reason will forfeit all of his or her unvested RSUs.

              The RSU Plan also permits participants to elect to defer settlement of any or all RSUs to a date after the vesting date. Outside Directors who elect to defer settlement of RSUs may elect to have their deferral settled in a single distribution or in three or five annual installments. The single distribution or first annual installment, as applicable, will be payable in accordance with the director's prior election on the later of (i) six months following the date of the director's termination of services on the Board of Directors for any reason or (ii) January 31 of the calendar year following the calendar year in which the director's service on the Board of Directors terminates for any reason.

Dividend Equivalents

              The RSU Plan provides that dividend equivalents will be awarded with respect to RSUs in the event the Company pays a regular cash dividend with respect to the shares of CBS Corporation Class B Common Stock. Dividend equivalents will be credited in dollar amounts to a bookkeeping account that the Company will maintain on behalf of each Outside Director.

              Dividend equivalents will accrue on RSUs until the RSUs vest, at which time they will be paid in shares of CBS Corporation Class B Common Stock, based on the fair market value of the Class B Common Stock on the vesting date, with any fractional shares rounded up to the next highest whole share. Payment of dividend equivalents that have been credited to the recipient's account will not be made with respect to any RSUs that do not vest and are cancelled.

              If an Outside Director elects to defer settlement of his or her RSUs, the deferred RSUs will continue to earn dividend equivalents through the settlement date. These dividend equivalents will be converted on each anniversary of the original vesting date into additional whole RSUs, based on the fair market value of the CBS Corporation Class B Common Stock on the respective date. These additional RSUs will be deferred and settled at the same time and in the same manner as the original underlying RSUs.

Adjustments

              In the event of any merger, consolidation, stock split, dividend (other than a regular cash dividend), distribution, combination, recapitalization, reclassification, reorganization, split-off or spin-off that changes the character or amount of the shares of CBS Corporation Class B Common Stock or any other changes in the corporate structure, equity securities or capital structure of the Company, the Board shall make such proportionate adjustments as it deems appropriate to the number and kind of securities subject to outstanding awards granted under the RSU Plan, the number and kind of securities subject to the annual and prorated RSU grants under the RSU Plan and the maximum number and kind of securities available for issuance under the RSU Plan. The Board may, in its sole discretion, also make other adjustments as it deems appropriate in order to preserve, but not increase, the benefits or potential benefits under the RSU Plan. All adjustments will be conducted in a manner consistent with any adjustments under the Option Plan.

Transfer Restrictions

              The rights of the recipient of awards granted under the RSU Plan are not transferable other than (i) by will or the laws of descent and distribution or (ii) upon prior notice to the Company, to (A) members of the recipient's immediate family or trusts whose beneficiaries are members of the recipient's immediate family, provided that any such transfer is made for estate and/or tax planning purposes without consideration being received, or (B) former spouses in transfers incident to a divorce. The Board may also permit other transferability, subject to any conditions and limitations that it imposes. No grant of awards under the RSU Plan entitles the holder to any rights of a holder of shares of CBS Corporation Class B Common Stock, except upon delivery of shares upon settlement of an award, nor will any such grant be construed as giving the recipient the right to remain a member of the Board.

Amendment and Termination of the RSU Plan

              The Board may at any time alter, amend, suspend or terminate the RSU Plan, in whole or in part. No amendment will be effective without stockholder approval if approval is required by law or under the rules of the principal stock exchange on which CBS Corporation Class B Common Stock is then listed, and no alteration, amendment, suspension or termination may adversely affect the terms of any outstanding award without the consent of the affected recipient. A participant's consent will not be required, however if the Board determines that such alteration, amendment, suspension or termination of the RSU Plan is necessary or advisable to comply with any law, regulation, ruling, judicial decision or accounting standards or to ensure that RSUs or dividend equivalents are not subject to federal, state or local income tax prior to settlement.

NEW PLAN BENEFITS

              Only Outside Directors are eligible to receive awards of RSUs under the RSU Plan. There are currently 12 Outside Directors who participate in the Amended RSU Plan. No employees of the

Company are eligible to participate in the RSU Plan; therefore, no benefit will accrue to such persons. The closing price of the CBS Corporation Class B Common Stock on April 15, 2009 was $5.34. While the RSU Plan provides for automatic annual RSU grants to Outside Directors and prorated RSU grants to Outside Directors who join between February 1 and December 31 of any given year, it is not possible to estimate the annual benefit that the Company would expect to allocate to Outside Directors under the RSU Plan, since the number of RSUs to be awarded are based on future Company stock prices and since the Company cannot predict whether, and how many, new Outside Directors will join or existing Outside Directors will leave the Board, in any given year. RSUs awarded under the RSU Plan for 2008 to Outside Directors are reported on the Outside Director Compensation During 2008 table, including the footnotes, beginning on page 21. In connection with their 2009 annual RSU grants, the Outside Directors as a group received a total of 33,994 RSUs granted under the Amended RSU Plan, which is subject to stockholder approval.

RECOMMENDATION OF THE BOARD OF DIRECTORS

              The Board of Directors recommends a vote "FOR" the approval of the amended and restated CBS Corporation 2005 RSU Plan for Outside Directors.

ITEM 6—STOCKHOLDER PROPOSAL

Stockholder Proposal

              The Missionary Oblates of Mary Immaculate and the Province of St. Joseph of the Capuchin Order (together, the "Co-Proponents"), the beneficial owners of 4,037 shares of the Company's Class A Common Stock in the aggregate, have advised the Company that they intend to propose a resolution at the Annual Meeting. The Company will provide the address for each of the Co-Proponents upon request. In accordance with the rules of the SEC, the text of their resolution and supporting statement is printed below verbatim from their submission:

"RESOLVED: shareholders urge the Board of Directors to adopt principles for comprehensive health care reform (such as those based upon principles reported by the Institute of Medicine [IOM]:

    1.
    Health care coverage should be universal.

    2.
    Health care coverage should be continuous.

    3.
    Health care coverage should be affordable to individuals and families.

    4.
    The health insurance strategy should be affordable and sustainable for society.

    5.
    Health insurance should enhance health and well being by promoting access to high-quality care that is effective, efficient, safe, timely, patient-centered, and equitable).

              Large employers have traditionally been an important source of health care coverage but only 62 percent of small companies are doing so. This burdens the wider society, including the larger companies. Recent Kaiser Family Foundation and Center for Studying Health System Change studies show medical care is placing increasing strains on already-strapped U.S. families.

              Consistently polls show affordable, comprehensive health care insurance is one of the most significant social policy issues in our nation. They underscore the need for the government to address the growing unaffordability of care in the midst of the recent economic bailout (NYT, 09.25.08).

              Many national organizations are making health care reform a priority. In 2007, representing "a stark departure from past practice," the American Cancer Society redirected its entire $15 million advertising budget "to the consequences of inadequate health coverage" (NYT, 8/31/07).

              John Castellani, President of the Business Roundtable (representing 160 of the country's largest companies), states that 52% of its members say health costs represent their biggest economic challenge. "The cost of health care has put a tremendous weight on the U.S. economy," he notes: "The current situation is not sustainable in a global, competitive workplace." (BusinessWeek, 07.03.07). The National Coalition on Health Care (whose members include 75 of the Nation's largest publicly-held companies, institutional investors and labor unions) has created principles for health insurance reform. It estimates that, implementing its principles would save employers presently providing health insurance coverage an estimated $595-$848 billion in the first 10 years of implementation.

              Annual surcharges as high as $1160 for the uninsured contribute to the total cost of each employee's health insurance. Such costs lead companies to shift costs to employees.

              In 2008 CBS Films purchased rights to Vince Flynn novels and moved to build a franchise around the hero, CIA operative Mitch Rapp. This resolution's proponents fear tobacco use in such movies looms. This will increase future health care costs because viewing tobacco use in films influences young people to initiate smoking. This leads to addiction and more health care costs for themselves, the Company and society."

 Supporting Statement

              The IOM, established by Congress as part of the National Academy of Sciences, issued its principles for reforming health insurance coverage in 2004. We believe such principles for health care reform are essential for CBS to endorse to ensure its employees' health care coverage. It will also show its commitment not to contribute to further healthcare costs by freeing its youth-friendly movies from gratuitous tobacco use."

Company Recommendation

              The Board of Directors recommends a vote AGAINST this proposal because the Board does not believe that the Company's Annual Meeting is the proper forum for a national policy debate on health care reform.

              The Company is committed to the health and well-being of its employees and their families. The Company provides a comprehensive benefits program which offers its employees several options for healthcare and other insurance coverage. The Company also provides other resources, such as health advocate services and emergency back-up child and elder care, and supports other wellness programs, including employee assistance programs. At the same time, the Company is attentive to the costs of health care coverage and works with insurers and health care providers to offer employees programs at reasonable costs.

              While the Board agrees with the co-proponents that national health care reform is a key social policy issue, the Board believes that health care reform can occur only through legislative action. The Board further believes that adoption of the proposal will not facilitate legislative action that would provide health care solutions for the Company or its employees or otherwise be in the best interests of the Company's stockholders. The Board therefore recommends a vote AGAINST this proposal.

EQUITY COMPENSATION PLAN INFORMATION

              The following table sets forth certain information as of December 31, 2008, concerning shares of the Company's Class B Common Stock authorized for issuance under (i) equity compensation plans approved by the Company's stockholders and (ii) equity compensation plans assumed by the Company in mergers with publicly traded companies pursuant to which awards were made by the Company after completion of the mergers. None of the shares of the Company's Class A Common Stock are authorized for issuance under the Company's equity compensation plans.

Plan Category(1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (2)	37,666,485(4)	$27.25	36,100,482(6)
Equity compensation plans not approved by security holders (3)	2,000,828(5)	$35.65	0

Total	39,667,313	$27.68	36,100,482

(1)
This table does not include plans assumed by the Company pursuant to mergers with publicly traded companies if no awards were made under such plans after completion of the mergers. For this reason, this table does not include options for 1,831,149 shares in the aggregate, all of which were assumed in the mergers and remain outstanding as of December 31, 2008. The weighted-average exercise price of these options as of December 31, 2008 was $31.82.

(2)
Equity compensation plans approved by the Company's security holders include the following: the Company's 1997, 2000 and 2004 Long-Term Management Incentive Plans and the Company's 2000 Stock Option Plan for Outside Directors and the Company's 2005 RSU Plan for Outside Directors.

(3)
Equity compensation plans not approved by the Company's security holders, but approved by the shareholders of predecessor or affiliate companies, include the following: CBS Corporation 1991 Long-Term Incentive Plan (the "CBS 1991 LTIP"), the CBS Corporation 1993 Long-Term Incentive Plan (the "CBS 1993 LTIP") and the Infinity Broadcasting Corporation 1998 Long-Term Incentive Plan (the "Infinity 1998 LTIP") that were assumed by the Company pursuant to mergers with publicly traded companies and pursuant to which additional awards, reflected in column (a) in the table, were made after the applicable dates of such mergers.

(4)
This amount includes 396,146 shares underlying performance share units granted under the Company's 2004 Long-Term Management Incentive Plan, which assumes that target performance levels would be attained. If, however, maximum performance levels were attained (and 1,000,288 shares were issued as a result), the amount shown would be increased by 604,142 shares (and the amount shown in column (c) would be reduced by an equal number of shares).

(5)
This table does not include options granted under the CBS 1991 LTIP, the CBS 1993 LTIP and the Infinity 1998 LTIP prior to the mergers. For this reason, this table does not include options for 6,264,992 shares of the Company's Class B Common Stock granted prior to the mergers under these plans. The weighted-average exercise price of these options as of December 31, 2008 was $34.30.

(6)
This amount includes 20,955,449 shares of the Company's Class B Common Stock available for future awards other than options and stock appreciation rights under the Company's 2004 Long-Term Management Incentive Plan and 181,995 shares of the Company's Class B Common Stock available for future awards under the Company's 2005 RSU Plan for Outside Directors.

              Below are descriptions of equity compensation plans not approved by the Company's security holders, but approved by the shareholders of predecessor or affiliate companies, and under which awards were made after the dates of the mergers by the Company with publicly traded companies, as applicable (see footnote (3) above).

CBS 1991 LTIP, CBS 1993 LTIP and Infinity 1998 LTIP

              The Company assumed the CBS 1991 LTIP and the CBS 1993 LTIP (together, the "CBS LTIPs") and the Infinity 1998 LTIP in connection with mergers with publicly traded companies. Stock options issued under the CBS LTIPs and the Infinity 1998 LTIP prior to the respective mergers were converted into the Company's options with the number of options and the related exercise prices adjusted pursuant to the terms of the relevant mergers.

              The CBS LTIPs and the Infinity 1998 LTIP provided for grants of non-statutory stock options, stock appreciation rights and limited stock appreciation rights, performance awards and restricted stock. The CBS 1993 LTIP and the Infinity 1998 LTIP also provided for grants of incentive stock options. Stock options were the only awards issued under the CBS LTIPs and the Infinity 1998 LTIP that were assumed by the Company at the time of the respective mergers and that are currently outstanding.

              Prior to the mergers, stock options were awarded by the other public companies to their management and employees under the CBS LTIPs and the Infinity 1998 LTIP. Option grants pursuant to the "Fund the Future" program, a broad-based program pursuant to which employees receive stock options, were also made under these plans. After the mergers, the Company awarded stock options in 2001 and 2002 under the CBS LTIPs and the Infinity 1998 LTIP pursuant to the "Fund the Future" program to certain employees of the Company. No awards have been made under the CBS LTIPs and the Infinity 1998 LTIP since 2002, and no additional awards can be made under these plans.

              The exercise price of stock options issued under the CBS LTIPs and the Infinity 1998 LTIP could not be less than the fair market value on the date of grant. The management stock options granted under the CBS LTIPs and the Infinity 1998 LTIP generally vested over a one- to four-year period and a one- to three-year period, respectively, and vested options could be exercised at any time until the ten-year expiration date subject to provisions regarding termination of employment.

              Stock options granted under the CBS LTIPs and the Infinity 1998 LTIP pursuant to the "Fund the Future" program were subject to a three-year holding period as well as a vesting schedule that was related to years of service. Generally, vested options granted under this program could be exercised once the three-year holding period was satisfied but not beyond the ten-year expiration date, subject to provisions regarding termination of employment. The Compensation Committee has the power to accelerate the time at which any option may vest or be exercised.

OTHER MATTERS

              In an effort to reduce the amount of paper mailed to stockholders' homes and to help lower the Company's printing and postage costs, stockholders who receive printed copies of the Company's proxy materials can elect to receive future copies of these documents electronically instead of by mail. We highly recommend that you consider electronic delivery of these documents. If you are interested in participating in this electronic delivery program, you should visit http://enroll.icsdelivery.com/cbs or select the "Sign up for Electronic Delivery" link in the "Investor Relations" section of the Company's website at www.cbscorporation.com. You can always change your mind and resume receiving copies of these documents by mail by revisiting one of these websites and selecting "change/cancel existing enrollment form."

2010 ANNUAL MEETING OF STOCKHOLDERS

              Stockholder proposals may be submitted for inclusion in the Company's proxy statement relating to the 2010 Annual Meeting of Stockholders after the 2009 Annual Meeting but must be received no later than December 28, 2009 at the Company's principal executive offices at 51 West 52nd Street, New York, NY 10019, Attention: Angeline C. Straka, Secretary.

              The Company's Bylaws require advance written notice from any stockholder seeking to present any business or proposal, not for inclusion in next year's proxy statement but directly at the 2010 Annual Meeting, including nominations of persons for election to the Company's Board of Directors, which notice must be received at the Company's principal executive offices no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day prior to the first anniversary of the date of the immediately preceding annual meeting. Based upon the anniversary date of the 2009 Annual Meeting as currently scheduled, a stockholder must send advance written notice of such nominations or other business or proposals such that the notice is received at the Company's principal executive offices at 51 West 52nd Street, New York, NY 10019, Attention: Angeline C. Straka, Secretary, no later than the close of business on March 11, 2010, and no earlier than the close of business on February 9, 2010.

                      By Order of the Board of Directors,

                      Angeline C. Straka
                       Secretary

A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2008, including financial statements in the Form 10-K and schedules thereto, in lieu of a separate annual report, has been provided on CBS Corporation's website at www.cbscorporation.com and a printed copy has been sent to stockholders of record on April 15, 2009 who have requested that a copy be sent, along with this proxy statement. If you have requested, but have not received, a printed copy of the Form 10-K, the Company will provide a copy without charge (a reasonable fee will be charged for exhibits) upon receipt of a written request sent to Angeline C. Straka, Secretary, CBS Corporation, 51 West 52nd Street, New York, NY 10019.

 Annex A

CBS CORPORATION
2009 LONG-TERM INCENTIVE PLAN

ARTICLE I

GENERAL

Section 1.1    Purpose.

              The purpose of the CBS Corporation 2009 Long-Term Incentive Plan (the "Plan") is to benefit and advance the interests of CBS Corporation, a Delaware corporation (the "Company"), and its Subsidiaries (as defined below) by attracting, retaining and motivating Participants (as defined below) and to compensate Participants for their contributions to the financial success of the Company and its Subsidiaries.

Section 1.2    Definitions.

              As used in the Plan, the following terms shall have the following meanings:

                  (a)         "Administrator" shall mean the individual or individuals to whom the Committee delegates authority under the Plan in accordance with Section 1.3 hereof.

                  (b)         "Agreement" shall mean the written agreement and/or certificate or other documentation governing an Award under the Plan.

                  (c)          "Approval Date" shall have the meaning set forth in Article XIII hereof.

                  (d)         "Awards" shall mean any Stock Options, Stock Appreciation Rights, Restricted Shares, Restricted Share Units, unrestricted shares of Class B Common Stock, Dividend Equivalents, Performance Awards or Other Awards or a combination of any of the above awarded under the Plan.

                  (e)         "Board" shall mean the Board of Directors of the Company.

                  (f)          "Class B Common Stock" shall mean shares of Class B common stock, par value $0.001 per share, of the Company.

                  (g)         "Code" shall mean the Internal Revenue Code of 1986, as amended, including any successor law thereto, and the rules and regulations promulgated thereunder.

                  (h)         "Committee" shall mean the Compensation Committee of the Board (or such other Committee(s) as may be appointed or designated by the Board) to administer the Plan in accordance with Section 1.3(a) hereof.

                  (i)          "Date of Grant" shall mean the effective date of the grant of an Award.

                  (j)          "Dividend Equivalent" means a right to receive a payment based upon the value of the regular cash dividend paid on a specified number of shares of Class B Common Stock as set forth in Section 7.1 hereof. Payments in respect of Dividend Equivalents may be in cash, or, in the discretion of the Committee, in shares of Class B Common Stock or other securities of the Company designated by the Committee or in a combination of cash, shares of Class B Common Stock or such other securities.

                  (k)         "Earnings Per Share" shall have the meaning provided by GAAP.

                  (l)          "Eligible Person" shall have the meaning set forth in Section 1.4 hereof.

                  (m)        "Employment" shall mean an individual's (i) employment with the Company or any of its Subsidiaries or (ii) provision of services as a consultant or advisor to the Company or any of its Subsidiaries, whether or not such individual is considered a common law employee.

                  (n)         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, including any successor law thereto, and the rules and regulations promulgated thereunder.

                  (o)         "Expiration Date" shall have the meaning set forth in Section 11.2 hereof.

                  (p)         "Fair Market Value" of a share of Class B Common Stock on a given date shall be, unless the Committee determines otherwise, the 4:00 p.m. (New York time) closing price on such date on the New York Stock Exchange or other principal stock exchange on which the Class B Common Stock is then listed, as reported by The Wall Street Journal (Northeast edition) or any other authoritative source selected by the Company.

                  (q)         "Free Cash Flow" shall mean OIBDA, less cash interest, taxes paid, working capital requirements and capital expenditures.

                  (r)          "GAAP" shall mean generally accepted accounting principles in the United States.

                  (s)          "Net Earnings" shall have the meaning provided by GAAP.

                  (t)          "Net Earnings from Continuing Operations" shall have the meaning provided by GAAP.

                  (u)         "Net Revenue" shall have the meaning provided by GAAP.

                  (v)          "OIBDA" shall mean the Company's Operating Income before depreciation and amortization.

                  (w)         "OIBDA Without Inter-Company Eliminations" shall mean the Company's Operating Income before depreciation, amortization and inter-company eliminations.

                  (x)          "Operating Income" shall have the meaning provided by GAAP.

                  (y)          "Operating Revenue" shall have the meaning provided by GAAP.

                  (z)          "Other Awards" shall mean any form of award authorized under Section 7.2 hereof, other than a Stock Option, Stock Appreciation Right, Restricted Share, Restricted Share Unit, unrestricted share of Class B Common Stock, or Dividend Equivalent.

                  (aa)       "Outstanding Stock Option" shall mean a Stock Option granted to a Participant which has not yet been exercised and which has not yet expired or been terminated in accordance with its terms.

                  (bb)       "Participant" shall mean any Eligible Person to whom an Award has been made under the Plan.

                  (cc)        "Performance Award" shall mean an Award (which may consist of Stock Options, Stock Appreciation Rights, Restricted Shares, Restricted Share Units, unrestricted shares of Class B Common Stock, Dividend Equivalents or Other Awards, or any combination thereof) the grant, vesting, exercisability, payment or settlement of which is conditioned in whole or in part on the attainment of one or more Performance Targets. In addition to other terms of the Plan applicable to such Award, including, without limitation, Article II, III, IV, V or VII, as applicable, a Performance Award shall be subject to the terms and conditions set forth in Article VI.

                  (dd)       "Performance Metrics" shall have the meaning set forth in Section 6.2 hereof.

                  (ee)       "Performance Period" shall mean a period of time over which performance is measured as determined by the Committee in its discretion.

                  (ff)         "Performance Target" shall mean an amount, target or objective that is related to a Performance Metric and the attainment of which is designated as a condition to the award, vesting, exercisability, payment or settlement of a Performance Award.

                  (gg)       "Permanent Disability" shall have the same meaning as such term or a similar term has in the long-term disability policy maintained by the Company or a Subsidiary for the Participant and that is in effect on the date of the onset of the Participant's Permanent Disability, unless the Committee determines otherwise, in its discretion; provided, however, with respect to grants of "incentive stock options" within the meaning of Section 422 of the Code, "Permanent Disability" shall have the meaning given it under the rules governing incentive stock options under the Code.

                  (hh)       "Reprice" shall have the meaning set forth in Section 2.5 with respect to Stock Options and in Section 3.3(f) with respect to Stand-Alone SARs.

                  (ii)         "Restricted Share" shall mean a share of Class B Common Stock granted to a Participant pursuant to Article IV and which is subject to the terms, conditions and restrictions as are set forth in the Plan and the applicable Agreement.

                  (jj)         "Restricted Share Unit" shall mean a contractual right granted to a Participant pursuant to Article V to receive, in the discretion of the Committee, shares of Class B Common Stock, a cash payment equal to the Fair Market Value of Class B Common Stock, or other securities of the Company designated by the Committee or a combination of cash, shares of Class B Common Stock or such other securities, subject to the terms and conditions set forth in the Plan and the applicable Agreement.

                  (kk)       "Retirement" shall, unless the Committee determines otherwise, mean the termination of a Participant's Employment (other than by reason of death or for a Termination for Cause) when the Participant is at least 55 years of age and has completed at least ten years of service (as determined pursuant to the Company's applicable practices) with the Company and/or its Subsidiaries.

                  (ll)         "Revenue" shall have the meaning provided by GAAP.

                  (mm)     "Section 162(m)" shall mean Section 162(m) of the Code.

                  (nn)       "Section 162(m) Exception" shall mean the exception under Section 162(m) for "qualified performance-based compensation."

                  (oo)       "Section 162(m) Performance Metrics" shall have the meaning set forth in Section 6.2 hereof.

                  (pp)       "Section 409A" shall mean Section 409A of the Code.

                  (qq)       "Stand-Alone SAR" shall have the meaning set forth in Section 3.3 hereof.

                  (rr)        "Stock Appreciation Right" shall mean a contractual right granted to a Participant pursuant to Article III to receive an amount determined in accordance with Section 3.2 or 3.3 hereof, as applicable, subject to such other terms and conditions as are set forth in the Plan and the applicable Agreement.

                  (ss)        "Stock Option" shall mean a contractual right granted to a Participant pursuant to Article II to purchase shares of Class B Common Stock at such time and price, and subject to such other terms and conditions, as are set forth in the Plan and the applicable Agreement.

    Stock Options may be "incentive stock options" within the meaning of Section 422 of the Code or nonqualified stock options, which are not intended to be treated as incentive stock options.

                  (tt)         "Subsidiary" shall mean a corporation or other entity with respect to which the Company owns or controls, directly or indirectly, more than 50% of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable voting power), provided that the Committee may also designate any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest corresponding to 50% or less of such voting power as a Subsidiary for purposes of the Plan.

                  (uu)       "Substitute Awards" means Awards granted upon assumption of, or in substitution for, outstanding awards previously granted by a company or other entity all or a portion of the assets or equity of which is acquired by the Company or with which the Company merges or otherwise combines.

                  (vv)        "Termination for Cause" shall mean a termination of a Participant's Employment by reason of:

                      (i)          "cause" as such term or a similar term is defined in any employment agreement that is in effect and applicable to the Participant at the time of the Participant's termination of Employment, or

                      (ii)         if there is no such employment agreement or if such employment agreement contains no such term, unless the Committee determines otherwise, the Participant's: (A) commission of any dishonest or fraudulent act that has caused or may reasonably be expected to cause injury to the interest or business reputation of the Company or any of it Subsidiaries; (B) conduct constituting a felony, a financial crime, embezzlement or fraud, whether or not related to the Participant's Employment; (C) willful unauthorized disclosure of confidential information; (D) failure, neglect of or refusal to substantially perform the duties of the Participant's Employment; (E) commission or omission of any other act which is a material breach of the Company's policies regarding employment practices or the applicable federal, state and local laws prohibiting discrimination or which is materially injurious to the financial condition or business reputation of the Company or any Subsidiary; (F) failure to comply with the written policies of the Company, including the Company's Business Conduct Statement or successor conduct statement as they apply from time to time; (G) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, whether or not related to Employment, after being instructed by the Company or the Participant's employer to participate; (H) willful destruction or failure to preserve documents or other material known to be relevant to an investigation referred to in the preceding clause (G); or (I) willful inducement of others to engage in any of the conduct described in the preceding clauses (A) through (H).

                  (ww)      "Trading Day" means a day on which the Class B Common Stock is traded on the New York Stock Exchange or other principal stock exchange on which the Class B Common Stock is then listed.

Section 1.3    Administration of the Plan.

              (a)    Board or Committee to Administer.    The Plan shall be administered by the Board or by a Committee appointed by the Board, consisting of at least two members of the Board; provided, however, that, with respect to any Award that is intended to satisfy the requirements of the Section 162(m) Exception, such Committee shall consist of at least such number of directors as is required from time to time to satisfy the Section 162(m) Exception, and each such Committee member shall satisfy the qualification requirements of such exception; and provided, further, that, if any such Committee member is found not to have met the qualification requirements of the Section 162(m) Exception, any actions taken or Awards granted by the Committee shall not be invalidated by such failure to so qualify.

              (b)    Powers of the Committee.

                      (i)          The Committee shall adopt such rules as it may deem appropriate in order to carry out the purpose of the Plan. All questions of interpretation, administration and application of the Plan shall be determined by a majority of the members of the Committee then in office, except that the Committee may authorize any one or more of its members, or any officer of the Company, to execute and deliver documents on behalf of the Committee. The determination of such majority shall be final and binding as to all matters relating to the Plan.

                      (ii)         The Committee shall have authority to select Participants from among the Eligible Persons specified in Section 1.4 below, to determine the type of Award to be granted, to determine the number of shares of Class B Common Stock subject to an Award or the cash amount payable in connection with an Award, to determine the terms and conditions of each Award in accordance with the terms of the Plan and to adopt such rules as it may deem appropriate in order to carry out the purpose of the Plan. Except as provided herein, the Committee shall also have the authority to amend the terms of any outstanding Award or waive any conditions or restrictions applicable to any Award; provided, however, that, subject to Sections 10.10 and 11.1 hereof, no amendment shall materially impair the rights of the holder thereof without the holder's consent. With respect to any restrictions in the Plan or in any Agreement that are based on the requirements of Section 422 of the Code, the Section 162(m) Exception, the rules of any exchange upon which the Company's securities are listed, or any other applicable law, rule or restriction to the extent that any such restrictions are no longer required, the Committee shall have the discretion and authority to grant Awards that are not subject to such restrictions and/or to waive any such restrictions with respect to outstanding Awards.

              (c)    Delegation by the Committee.    The Committee may, but need not, from time to time delegate some or all of its authority under the Plan to an Administrator consisting of one or more members of the Committee and/or one or more officers of the Company; provided, however, that the Committee may not delegate its authority (i) to make Awards to Eligible Persons (A) who are subject on the date of the Award to the reporting rules under Section 16(a) of the Exchange Act, (B) whose compensation for such fiscal year may be subject to the limit on deductible compensation pursuant to Section 162(m) or (C) who are officers of the Company who are delegated authority by the Committee hereunder, or (ii) to interpret the Plan or any Award, or (iii) under Article XI hereof. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. Nothing in the Plan shall be construed as obligating the Committee to delegate authority to an Administrator, and the Committee may at any time rescind the authority delegated to an Administrator appointed hereunder or appoint a new Administrator. At all times, the Administrator appointed under this Section 1.3(c) shall serve in such capacity at the pleasure of the Committee. Any action undertaken by the Administrator in accordance with the Committee's delegation of authority shall have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the Committee shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to the Administrator.

              (d)    Non-Uniform Determinations.    The Committee's determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive,

Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Agreements, as to the persons receiving Awards under the Plan and the terms and provisions of Awards under the Plan.

              (e)    No Liability.    Subject to applicable law: (i) no member of the Committee nor any Administrator shall be liable to any Participant or any other person for anything whatsoever in connection with the administration of the Plan except such person's own willful misconduct; (ii) under no circumstances shall any member of the Committee or any Administrator be liable for any act or omission of any member of the Committee or any Administrator other than himself; and (iii) in the performance of its functions with respect to the Plan, the Committee and any Administrator shall be entitled to rely upon information and advice furnished by the Company's officers, the Company's accountants, the Company's or the Committee's counsel and any other party the Committee or such Administrator deems necessary, and no member of the Committee or such Administrator shall be liable for any action taken or not taken in good faith reliance upon any such advice.

Section 1.4    Eligible Persons.

              Individuals eligible to receive Awards under the Plan (each, an "Eligible Person") include (a) any employee (including any prospective employee) of the Company or any of its Subsidiaries and (b) to the extent designated by the Committee, any consultant or advisor to the Company or any of its Subsidiaries. Any Award made to a prospective employee shall be conditioned upon, and effective not earlier than, such person's becoming an employee. Members of the Board who are not Company employees will not be eligible to receive Awards under the Plan. An individual's status as an Administrator will not affect his or her eligibility to receive Awards under the Plan, subject to the restrictions set forth in Section 1.3(c) hereof.

Section 1.5    Class B Common Stock Subject to the Plan.

              (a)    Plan Limit.    Subject to adjustment under Article VIII hereof, the total number of shares of Class B Common Stock available for delivery pursuant to Awards under the Plan (the "Section 1.5 Limit") is 71,575,000 shares. The shares of Class B Common Stock subject to Awards under the Plan shall be made available from authorized but unissued Class B Common Stock, from Class B Common Stock issued and held in the treasury of the Company or, subject to such conditions as the Committee may determine, from shares beneficially owned by one or more stockholders of the Company.

              (b)    Plan Sub-Limits.    Subject to adjustment under Article VIII hereof, the maximum aggregate number of shares of Class B Common Stock that may be delivered in respect of Awards other than Stock Options and Stock Appreciation Rights (but only to the extent such Awards are paid or settled in shares of Class B Common Stock) is 32,500,000.

              (c)    Rules Applicable to Determining Shares Available for Issuance.    For purposes of determining the number of shares of Class B Common Stock that remain available for delivery pursuant to Awards at any time, the following rules apply:

                      (i)          The Section 1.5 Limit (and, if applicable, the limit set forth in Section 1.5(b)) shall be reduced by the number of shares of Class B Common Stock subject to an Award and, in the case of an Award that is not denominated in shares of Class B Common Stock, the number of shares actually delivered upon payment or settlement of the Award.

                      (ii)         To the extent permitted by law or the rules and regulations of any stock exchange on which the Class B Common Stock is listed, the following shall be added back to the Section 1.5 Limit (and, if applicable, the limit set forth in Section 1.5(b)) and shall again be available for Awards:

                        (A)        shares underlying Awards or portions thereof that are settled in cash and not in shares of Class B Common Stock; and

                        (B)         any shares of Class B Common Stock that are subject to an Award, or any portion of an Award, which for any reason expires or is cancelled, forfeited, or terminated without having been exercised or paid.

                      (iii)        Anything to the contrary in this Section 1.5(c) notwithstanding,

                        (A)(1)   shares of Class B Common Stock delivered to the Company by a Participant to purchase shares of Class B Common Stock upon the exercise of an Award or to satisfy tax withholding obligations (including shares retained from the Award creating the withholding obligation), and (2) shares of Class B Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award, in either instance shall not be added back to the Section 1.5 Limit (and, if applicable, the limit set forth in Section 1.5(b)); and

                        (B)         upon the exercise of a Stock Option or Stock Appreciation Right settled in shares of Class B Common Stock, the number of shares subject to the Stock Option or Stock Appreciation Right (or portion thereof) that is then being exercised shall be counted against the Section 1.5(b) Limit, regardless of the number of shares of Class B Common Stock actually delivered in settlement of the Stock Option or Stock Appreciation Right (or portion thereof) upon exercise.

                      (iv)        Any shares of Class B Common Stock underlying Substitute Awards shall not be counted against the Section 1.5 Limit (and, if applicable, the limit set forth in Section 1.5(b)).

Section 1.6    Section 162(m) Limits on Awards to Participants.

              (a)    Limits on Certain Stock Options, Stock Appreciation Rights.    The maximum aggregate number of shares of Class B Common Stock that may be granted to any Participant during the period starting on the effective date of the Plan and ending on the Expiration Date with respect to Stock Options or Stock Appreciation Rights is 25,500,000 (regardless of whether Stock Appreciation Rights are settled in cash, Class B Common Stock, other Company securities or a combination thereof), subject to adjustment pursuant to Article VIII hereof.

              (b)    Limits on Other Awards.    The maximum amount of Awards (other than those Awards set forth in (a)) intended to qualify for the Section 162(m) Exception that may be awarded to any Participant in respect of any Performance Period is $50 million (with respect to Awards denominated in cash) and 10,000,000 shares of Class B Common Stock (with respect to Awards denominated in shares of Class B Common Stock), subject to adjustment pursuant to Article VIII hereof. Notwithstanding the preceding sentence, if in respect of any Performance Period the Committee grants to a Participant Awards having an aggregate dollar value and/or number of shares less than the maximum dollar value and/or number of shares that could be paid or awarded to such Participant based on the degree to which the relevant Performance Targets were attained, the excess of such maximum dollar value and/or number of shares over the aggregate dollar value and/or number of shares actually subject to Awards granted to such Participant shall be carried forward and shall increase the maximum dollar value and/or number of shares that may be awarded to such Participant in respect of the next Performance Period in respect of which the Committee grants to such Participant an Award intended to qualify for the Section 162(m) Exception, subject to adjustment pursuant to Article VIII hereof.

Section 1.7    Agreements.

              The Committee shall determine and set forth in an Agreement the terms and conditions of each Award (other than an Award of unrestricted Class B Common Stock). The Agreement shall include any vesting, exercisability, payment and other restrictions applicable to an Award (which may include, without limitation, the effects of termination of Employment, cancellation of the Award under specified circumstances, restrictions on transfer), and shall be delivered or otherwise made available to the Participant. The Committee shall have the authority to adjust the terms of the Agreements relating to an Award in a jurisdiction outside of the United States (i) to comply with the laws of such jurisdiction or (ii) to obtain more favorable tax treatment in such jurisdiction for the Company or any Subsidiary, as applicable, or for Participants.

ARTICLE II

PROVISIONS APPLICABLE TO STOCK OPTIONS

Section 2.1    Grants of Stock Options.

              The Committee may from time to time grant Stock Options to Eligible Persons on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan, as the Committee, in its discretion, may from time to time determine.

Section 2.2    Exercise Price.

              The Committee shall establish the per share exercise price of each Stock Option; provided that such exercise price shall not be less than 100% of the Fair Market Value of a share of Class B Common Stock on the Date of Grant. Notwithstanding the foregoing, the per share exercise price of a Stock Option that is a Substitute Award may be less than 100% of the Fair Market Value of a share of Class B Common Stock on the Date of Grant, provided that such substitution complies with applicable laws and regulations, including the listing requirements of the New York Stock Exchange and Section 409A or Section 424 of the Code, as applicable. The exercise price of any Stock Option will be subject to adjustment in accordance with the provisions of Article VIII hereof.

Section 2.3    Exercise of Stock Options.

              (a)    Exercisability.    Unless the Committee has determined or determines otherwise, Stock Options shall be exercisable only to the extent the Participant is vested therein, subject to any restrictions that the Committee shall determine and specify in the applicable Agreement (or any employment agreement applicable to the Participant). The Committee shall establish the vesting schedule applicable to Stock Options, which vesting schedule shall specify the period of time and the increments in which a Participant shall vest in the Stock Options and/or any applicable Performance Targets, subject to any restrictions that the Committee shall determine. The Committee may, in its discretion, accelerate the time at which a Participant vests in his Stock Options.

              (b)    Option Period.    For each Stock Option granted, the Committee shall specify the period during which the Stock Option may be exercised; provided, however, that no Stock Option shall be exercisable after the tenth anniversary of the Date of Grant. If the period of a Stock Option's exercisability determined in accordance with the preceding sentence ends on a day that is not a Trading Day, the Stock Option may be exercised up to and including the last Trading Day before such date.

              (c)    Registration Restrictions.    A Stock Option shall not be exercisable, no transfer of shares of Class B Common Stock shall be made to any Participant, and any attempt to exercise a Stock Option or to transfer any such shares shall be void and of no effect, unless and until (i) a registration statement under the Securities Act of 1933, as amended, has been duly filed and declared effective pertaining to the shares of Class B Common Stock subject to such Stock Option, and the shares of Class B Common Stock subject to such Stock Option have been duly qualified under applicable federal or state securities or blue sky laws or (ii) the Committee, in its discretion, determines, or the Participant, upon the request of the Committee, provides an opinion of counsel satisfactory to the Committee that such registration or qualification is not required. Without limiting the foregoing, if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares of Class B Common Stock subject to such Stock Option is required under any federal or state law or on any securities exchange or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, delivery or purchase of such shares pursuant to the exercise of a Stock Option, such Stock Option shall not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

              (d)    Exercise in the Event of Termination of Employment.

                  (i)    Termination Other than for Cause; Termination due to Retirement, Death or Permanent Disability.    Except as otherwise provided in this Section 2.3(d) or as the Committee has determined or determines otherwise, the following shall apply:

                      (A)        subject to clauses (B), (C), and (D) below, if a Participant's Employment ceases by reason of voluntary termination by the Participant or termination by the Company or any of its Subsidiaries other than for Cause, the Participant's Outstanding Stock Options may be exercised to the extent then exercisable until the earlier of six months after the date of such termination or the Expiration Date;

                      (B)         if a Participant's Employment ceases by reason of the Participant's Retirement, the Participant may exercise his outstanding Stock Options to the extent exercisable on the date of Retirement until the Expiration Date;

                      (C)         if a Participant incurs a Permanent Disability during Employment, the Participant's Outstanding Stock Options may be exercised to the extent exercisable upon the date of the onset of such Permanent Disability until the earlier of three years after such date or the Expiration Date; or

                      (D)        if a Participant dies, the Participant's Outstanding Stock Options may be exercised to the extent exercisable at the date of death by (i) the Participant's beneficiary, if the Company has adopted procedures whereby Participants may designate a beneficiary and the Participant has done so, or (ii) if the Company has not adopted such procedures or the Participant has not designated a beneficiary, by the person or persons who acquired the right to exercise such Stock Options by will or the laws of descent and distribution, in either such case until the earlier of two years after the date of death or the Expiration Date.

    Except as otherwise provided in this Section 2.3(d) or as the Committee has determined or determines otherwise, upon the occurrence of an event described in clause (A), (B), (C) or (D) of this Section 2.3(d), all rights with respect to Stock Options that are not vested as of such event will be relinquished.

                  (ii)    Termination for Cause.    If a Participant's Employment ends due to a Termination for Cause then, unless the Committee in its discretion determines otherwise, all Outstanding Stock Options, whether or not then vested, shall terminate effective as of the date of such termination.

Section 2.4    Payment of Purchase Price Upon Exercise.

              Shares purchased through the exercise of a Stock Option shall be paid for in full on or before the settlement date for the shares of Class B Common Stock delivered pursuant to the exercise of the Stock Option. Payment shall be made in cash or, to the extent permitted in the discretion of the Committee, through delivery or attestation of shares of Class B Common Stock or other securities of the Company designated by the Committee, in a combination of cash, shares or such other securities or in any other form of valid consideration that is acceptable to the Committee in its discretion. If the Agreement so provides, such exercise price may also be paid in whole or in part using a net share settlement procedure or through the withholding of shares subject to the Stock Option with a value equal to the exercise price. In accordance with the rules and procedures established by the Committee for this purpose, a Stock Option may also be exercised through a "cashless exercise" procedure, involving a broker or dealer, that affords Participants the opportunity to sell immediately some or all of the shares underlying the exercised portion of the Stock Option in order to generate sufficient cash to pay the exercise price of the Option.

Section 2.5    No Repricing of Stock Options.

              The Committee may not "reprice" any Stock Option. "Reprice" means any of the following or any other action that has the same effect: (i) amending a Stock Option to reduce its exercise price, (ii) canceling a Stock Option at a time when its exercise price exceeds the Fair Market Value of a share of Class B Common Stock in exchange for a Stock Option, Restricted Share or other equity award, or (iii) taking any other action that is treated as a repricing under GAAP, provided that nothing in this Section 2.5 shall prevent the Committee from making adjustments pursuant to Article VIII hereof.

ARTICLE III

PROVISIONS APPLICABLE TO STOCK APPRECIATION RIGHTS

Section 3.1    Stock Appreciation Rights.

              The Committee may from time to time grant Stock Appreciation Rights to Eligible Persons on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan, as the Committee, in its discretion, may from time to time determine. The Committee may grant Stock Appreciation Rights alone or in tandem with Stock Options.

Section 3.2    Stock Appreciation Rights Granted In Tandem with Stock Options.

              A Stock Appreciation Right granted in tandem with a Stock Option may be granted either at the time of the grant of the Stock Option or by amendment at any time prior to the exercise, expiration or termination of such Stock Option. The Stock Appreciation Right shall be subject to the same terms and conditions as the related Stock Option and shall be exercisable only at such times and to such extent as the related Stock Option. A tandem Stock Appreciation Right shall entitle the holder to surrender to the Company all or a portion of the related Stock Option unexercised and receive from the Company in exchange therefor an amount equal to the excess of the Fair Market Value of the shares of Class B Common Stock subject to such Stock Option, determined as of the day preceding the surrender of such Stock Option, over the aggregate exercise price of the Stock Option (or of the portion of the Stock Option so surrendered). Such amount shall be paid in cash, or in the discretion of the Committee, in shares of Class B Common Stock or other securities of the Company designated by the Committee or in a combination of cash, shares of Class B Common Stock or such other securities.

Section 3.3    Stand-Alone Stock Appreciation Rights.

              Stock Appreciation Rights granted alone (that is, not in tandem with Stock Options) ("Stand-Alone SARs") shall be subject to the provisions of this Section 3.3 and such other terms and conditions as the Committee shall establish at or after the time of grant and set forth in the applicable Agreement.

              (a)    Exercise Price.    The Committee shall establish the per share exercise price of each Stand-Alone SAR; provided that such exercise price shall not be less than 100% of the Fair Market Value of a share of Class B Common Stock on the Date of Grant. Notwithstanding the foregoing, the per share exercise price of a Stand-Alone SAR that is a Substitute Award may be less than 100% of the Fair Market Value of a share of Class B Common Stock on the Date of Grant provided that such substitution complies with applicable laws and regulations, including the listing requirements of the New York Stock Exchange and Section 409A, as applicable. The exercise price of any Stand-Alone SAR will be subject to adjustment in accordance with the provisions of Article VIII hereof.

              (b)    Exercisability of Stand-Alone SARs.    Unless the Committee has determined or determines otherwise, Stand-Alone SARs shall be exercisable only to the extent the Participant is vested therein, subject to any restrictions that the Committee shall determine and specify in the applicable Agreement (or any employment agreement applicable to the Participant). The Committee shall establish the vesting schedule applicable to Stand-Alone SARs, which vesting schedule shall specify the period of time and the increments in which a Participant shall vest in the Stand-Alone SARs and/or any applicable Performance Targets, subject to any restrictions that the Committee shall determine. The Committee may, in its discretion, accelerate the time at which a Participant vests in his Stand-Alone SARs.

              (c)    Period of Exercise.    For each Stand-Alone SAR granted, the Committee shall specify the period during which the Stand-Alone SAR may be exercised; provided, however, that no Stand-Alone SAR shall be exercisable after the tenth anniversary of the Date of Grant. If the period of a Stand-Alone SAR's exercisability determined in accordance with the preceding sentence ends on a day that is not a Trading Day, the Stand-Alone SAR may be exercised up to and including the last Trading Day before such date.

              (d)    Registration Restrictions.    A Stand-Alone SAR shall not be exercisable for shares of Class B Common Stock, no transfer of shares of Class B Common Stock shall be made to any Participant, and any attempt to exercise a Stand-Alone SAR for shares of Class B Common Stock or to transfer any such shares shall be void and of no effect, unless and until (i) a registration statement under the Securities Act of 1933, as amended, has been duly filed and declared effective pertaining to the shares of Class B Common Stock subject to such Stand-Alone SAR, and the shares of Class B Common Stock subject to such Stand-Alone SAR have been duly qualified under applicable federal or state securities or blue sky laws or (ii) the Committee, in its discretion, determines, or the Participant, upon the request of the Committee, provides an opinion of counsel satisfactory to the Committee, that such registration or qualification is not required as a result of the availability of an exemption from registration or qualification under such laws. Without limiting the foregoing, if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares of Class B Common Stock subject to such Stand-Alone SAR is required under any federal or state law or on any securities exchange or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, delivery or purchase of such shares pursuant to the exercise of a Stand-Alone SAR, such Stand-Alone SAR shall not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee

              (e)    Exercise in the Event of Termination of Employment.    Unless the Committee has determined or determines otherwise, in the event that (i) the Participant ceases to be an employee of the Company or any of its Subsidiaries by reason of the voluntary termination by the Participant or the termination by the Company or any of its Subsidiaries other than for Cause, (ii) the Participant ceases to be an employee of the Company or any of its Subsidiaries by reason of the Participant's Retirement, (iii) the Permanent Disability of the Participant occurs, (iv) a Participant dies during a period during which his Stand-Alone SARs could have been exercised by him, or (v) the Participant's Employment with the Company or any of its Subsidiaries ends due to a Termination for Cause, then, in each of the foregoing cases (i) through (v), the Participant's Stand-Alone SARs may be exercised to the extent that, and for the period during which, Stock Options awarded to the Participant would be exercisable pursuant to Section 2.3(d).

              (f)    No Repricing of Stand-Alone SARs.    The Committee may not "reprice" any Stand-Alone SAR. "Reprice" means any of the following or any other action that has the same effect: (i) amending a Stand-Alone SAR to reduce its exercise price, (ii) canceling a Stand-Alone SAR at a time when its exercise price exceeds the Fair Market Value of a share of Class B Common Stock in exchange for a Stand-Alone SAR, Restricted Share or other equity award, or (iii) taking any other action that is treated as a repricing under GAAP, provided that nothing in this Section 3.3(f) shall prevent the Committee from making adjustments pursuant to Article VIII hereof.

ARTICLE IV

PROVISIONS APPLICABLE TO RESTRICTED SHARES

Section 4.1    Grants of Restricted Shares.

              The Committee may from time to time grant Restricted Shares to Eligible Persons on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan, as the Committee, in its discretion, may from time to time determine.

Section 4.2    Vesting.

              The Committee shall establish the vesting schedule applicable to Restricted Shares granted hereunder, which vesting schedule shall specify the period of time, the increments in which a Participant shall vest in the Restricted Shares and/or any applicable Performance Targets, subject to any restrictions that the Committee shall determine and specify in the applicable Agreement.

Section 4.3    Rights and Restrictions Governing Restricted Shares.

              The Participant shall have all rights of a holder as to Restricted Shares granted hereunder, including, to the extent applicable, the right to receive dividends and to vote; provided, however, that unless the Committee has determined or determines otherwise: (a) the Participant shall not be registered on the books and records of the Company as a stockholder until such shares have vested; and (b) none of the Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until such shares have vested. The Committee may make any dividend payments subject to vesting, deferral, restrictions on transfer or other conditions; any such terms and conditions applicable to dividend payments will be set forth in the applicable Agreement.

Section 4.4    Acceleration of Vesting and Removal of Restrictions.

              Any other provision of the Plan to the contrary notwithstanding, the Committee, in its discretion, may at any time accelerate the date or dates on which Restricted Shares vest. Also, the Committee may, in its discretion, remove any other restrictions on Restricted Shares whenever it may determine that, by reason of changes in applicable law, the rules of any stock exchange on which the

Class B Common Stock is listed or other changes in circumstances arising after the Date of Grant, such action is appropriate.

Section 4.5    Delivery of Restricted Shares.

              On the date on which Restricted Shares vest, all restrictions contained in the Agreement covering such Restricted Shares and in the Plan shall lapse. Restricted Shares awarded hereunder may be evidenced in such manner as the Committee in its discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of one or more stock certificates. If stock certificates are issued, such certificates shall be delivered to the Participant or such certificates shall be credited to a brokerage account if the Participant so directs; provided, however, that such certificates shall bear such legends as the Committee, in its discretion, may determine to be necessary or advisable in order to comply with applicable federal or state securities laws.

Section 4.6    Termination of Employment.

              Unless the Committee has determined or determines otherwise, if the Participant's Employment terminates for any reason (including without limitation by reason of voluntary termination by the Participant, termination by the Company or any of its Subsidiaries other than for Cause, termination by the Company or any of its Subsidiaries for Cause, the Participant's Retirement, or the Participant's death or Permanent Disability) prior to the date or dates on which Restricted Shares vest, the Participant shall forfeit all unvested Restricted Shares as of the date of such event.

Section 4.7    Grants of Unrestricted Shares.

              Subject to the limit set forth in the proviso in Section 1.5(b) (as such limit may be adjusted under Article VIII hereof), the Committee may from time to time, in its discretion, make Awards of unrestricted shares of Class B Common Stock to Eligible Persons.

ARTICLE V

PROVISIONS APPLICABLE TO RESTRICTED SHARE UNITS

Section 5.1    Grants of Restricted Share Units.

              The Committee may from time to time grant Restricted Share Units to Eligible Persons on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan as the Committee, in its discretion, may from time to time determine. Each Restricted Share Unit shall correspond to one share of Class B Common Stock.

Section 5.2    Vesting.

              The Committee shall establish the vesting schedule applicable to Restricted Share Units granted hereunder, which vesting schedule shall specify the period of time and the increments in which a Participant shall vest in the Restricted Share Units and/or any applicable Performance Targets, subject to any restrictions that the Committee shall determine and specify in the applicable Agreement.

Section 5.3    Acceleration of Vesting.

              Any other provision of the Plan to the contrary notwithstanding, the Committee, in its discretion, may at any time accelerate the date or dates on which Restricted Share Units vest.

Section 5.4    Settlement of Restricted Share Units.

              Upon vesting or such later date as the Committee may determine, Restricted Share Units will be settled, at the discretion of the Committee, in shares of Class B Common Stock, in cash equal to the Fair Market Value of the shares subject to such Restricted Share Units, in other securities of the Company designated by the Committee or in a combination of cash, shares of Class B Common Stock or such other securities. Shares of Class B Common Stock delivered in settlement of Restricted Share Units may be evidenced in such manner as the Committee in its discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of one or more stock certificates. If stock certificates are issued, such certificates shall be delivered to the Participant or such certificates shall be credited to a brokerage account if the Participant so directs; provided, however, that such certificates shall bear such legends as the Committee, in its discretion, may determine to be necessary or advisable in order to comply with applicable federal or state securities laws.

Section 5.5    Termination of Employment.

              Unless the Committee has determined or determines otherwise, if the Participant's Employment terminates for any reason (including without limitation by reason of voluntary termination by the Participant, termination by the Company or any of its Subsidiaries other than for Cause, termination by the Company or any of its Subsidiaries for Cause, the Participant's Retirement, or the Participant's death or Permanent Disability) prior to the date or dates on which Restricted Share Units vest, the Participant shall forfeit all unvested Restricted Share Units as of the date of such event.

ARTICLE VI

PERFORMANCE AWARDS

Section 6.1    Grants of Performance Awards.

              The Committee may from time to time grant Awards which constitute Performance Awards to Eligible Persons on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan, as the Committee, in its discretion, may from time to time determine.

Section 6.2    Performance Metrics.

              Unless the Committee has determined or determines otherwise, the grant, vesting, settlement and/or exercisability of Performance Awards shall be conditioned, in whole or in part, on the attainment of one or more Performance Targets over a Performance Period. For any Performance Awards that are intended to qualify for the Section 162(m) Exception, the relevant Performance Targets shall be established by the Committee and shall relate to specified amounts, targets or objectives related to one or more of the following metrics (the "Section 162(m) Performance Metrics"): OIBDA; OIBDA Without Inter-Company Eliminations; Operating Income; Free Cash Flow; Net Earnings; Net Earnings from Continuing Operations; Earnings Per Share; Revenue; Net Revenue; Operating Revenue; total shareholder return; share price; return on equity; return in excess of cost of capital; profit in excess of cost of capital; return on assets; return on invested capital; net operating profit after tax; operating margin; and profit margin. For any Awards not intended to qualify for the Section 162(m) Exception, the Committee may establish Performance Targets related to one or more of the Section 162(m) Performance Metrics and/or other performance metrics, which may include subjective metrics, as it deems appropriate (together with the Section 162(m) Performance Metrics, the "Performance Metrics"). The Performance Targets may be established in terms of objectives that are related to the individual Participant or that are Company-wide or related to a Subsidiary, division, department, region, function or business unit and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable Subsidiary, division, department, region, function or business unit) or measured relative to selected reference companies or a market index.

Section 6.3    Termination of Employment.

              Except as otherwise provided in Section 2.3(d), 4.6 or 5.5, as applicable, the treatment of Performance Awards in the event of a Participant's termination of Employment shall be set forth in the Agreement setting forth the terms and conditions of the relevant Performance Awards.

Section 6.4    Discretion to Reduce Compensation.

              The Committee retains the right to reduce any Award such that the amount of the Award is less than the maximum amount that could be paid based on the degree to which the Performance Targets related to such Award were attained. The Committee may not increase the amount of any Award for which compliance with the Section 162(m) Exception is required in order to ensure the deductibility of all or a portion of such Award above the maximum amount that could be paid based on the degree to which the Performance Targets related to such Award were attained.

Section 6.5    Adjustment of Calculation of Performance Targets.

              (a)    Section 162(m) Performance Awards.    To the extent that compliance with the Section 162(m) Exception is required in order to ensure the deductibility of any Performance Award, the Committee shall specify, in a manner that satisfies the requirements of the Section 162(m) Exception, whether the calculation of the Performance Targets applicable to such Performance Award shall be adjusted or modified in order to reflect any recapitalization, reorganization, stock-split or dividend, merger, acquisition, divestiture, consolidation, spin-off, combination, liquidation, dissolution, sale of assets or other similar corporate transaction or event, to exclude the effect of any "extraordinary items" under GAAP, including, without limitation, any changes in accounting standards, and/or to reflect any other item or event determined by the Committee in its discretion.

              (b)    Other Performance Awards.    To the extent that compliance with the Section 162(m) Exception is not required in order to ensure the deductibility of any Performance Award, the Committee, in its discretion, may make any of the foregoing adjustments or modifications and may make such other adjustments or modifications as it determines in its discretion to be appropriate to reflect other extraordinary events or circumstances that occur and that have the effect, as determined by the Committee, of distorting the applicable Performance Targets.

              (c)    General.    Adjustments or modifications authorized by this Section 6.5 shall be made as determined by the Committee to the extent necessary to prevent reduction or enlargement of the Participant's rights with respect to the Participant's Performance Awards. All determinations that the Committee makes pursuant to this Section 6.5 shall be conclusive and binding on all persons for all purposes.

ARTICLE VII

DIVIDEND EQUIVALENTS AND OTHER AWARDS

Section 7.1    Dividend Equivalents.

              Subject to the provisions of this Plan and any Agreement, the recipient of an Award other than a Stock Option or Stock Appreciation Right (including, without limitation, any Award deferred pursuant to Article IX) may, if so determined by the Committee in its discretion, be entitled to receive, currently or on a deferred basis, interest or dividends or Dividend Equivalents, with respect to the number of shares of Class B Common Stock covered by such Award, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional shares of Class B Common Stock or otherwise reinvested and/or shall be subject to the same terms and conditions (including vesting and forfeiture provisions) as the related Award.

Section 7.2    Other Awards.

              The Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related awards not described above that the Committee determines to be consistent with the purpose of the Plan and the interests of the Company. Other Awards may also include cash payments under the Plan which may be based on one or more criteria determined by the Committee that are unrelated to the value of Class B Common Stock and that may be granted in tandem with, or independent of, Awards granted under the Plan.

Section 7.3    Substitute Awards.

              Notwithstanding any terms or conditions of the Plan to the contrary, Substitute Awards may have substantially the same terms and conditions, including without limitation provisions relating to vesting, exercise periods, expiration, payment, forfeiture, and the consequences of termination of Employment, as the awards that they replace.

ARTICLE VIII

EFFECT OF CERTAIN CORPORATE CHANGES

              In the event of a merger, consolidation, stock-split, reverse stock-split, dividend, distribution, combination, reclassification, reorganization, split-up, spin-off or recapitalization that changes the character or amount of the Class B Common Stock or any other changes in the corporate structure, equity securities or capital structure of the Company, the Committee shall make such adjustments, if any, to (i) the number and kind of securities subject to any outstanding Award, (ii) the exercise price or purchase price, if any, of any outstanding Award and (iii) the maximum number and kind of securities referred to in Sections 1.5(a) and (b) and Sections 1.6(a) and (b) of the Plan, in each case, as it deems appropriate. Upon the occurrence of any such event, the Committee may, in its discretion, also make such other adjustments as it deems appropriate in order to preserve the benefits or potential benefits intended to be made available hereunder. All determinations that the Committee makes pursuant to this Article VIII shall be conclusive and binding on all persons for all purposes.

ARTICLE IX

DEFERRAL PROVISIONS

              The Committee may establish procedures pursuant to which the payment of any Award may be deferred. To the extent an Award or any deferral of the payment of any Award constitutes a deferral of compensation subject to Section 409A, the Committee shall set forth in writing (which may be in electronic form), on or before the date the applicable deferral election is required to be irrevocable in order to meet the requirements of Section 409A, the conditions under which such election may be made. The Company's obligation to pay deferred Awards pursuant to this Article IX shall be reflected on its books as a general, unsecured and unfunded obligation, and the rights of a Participant or his or her designated beneficiary to receive payments from the Company as a result of a deferral made pursuant to this Article IX are solely those of a general, unsecured creditor. The Company shall not be required to create a trust or otherwise set aside assets in respect of its obligations hereunder, and a Participant or designated beneficiary shall have no interest whatsoever, vested or contingent, in any particular assets of the Company.

 ARTICLE X

MISCELLANEOUS

Section 10.1    No Rights to Awards or Continued Employment.

              Nothing in the Plan or in any Agreement, nor the grant of any Award under the Plan, shall confer upon any individual any right to be employed or engaged by or to continue in the Employment of the Company or any Subsidiary, or to be entitled to any remuneration or benefits not set forth in the Plan or such Agreement, including the right to receive any future Awards under the Plan or any other plan of the Company or any Subsidiary or interfere with or limit the right of the Company or any Subsidiary to modify the terms of or terminate such individual's Employment at any time for any reason.

Section 10.2    Restriction on Transfer.

              The rights of a Participant with respect to any Award shall be exercisable during the Participant's lifetime only by the Participant and shall not be transferable by the Participant to whom such Award is granted, except by will or the laws of descent and distribution, provided that the Committee may permit other transferability, subject to any conditions and limitations that it may, in its discretion, impose.

Section 10.3    Taxes.

              The Company or a Subsidiary, as appropriate, shall have the right to deduct from all payments made under the Plan to a Participant or to a Participant's estate any federal, state, local or other taxes required or, to the extent authorized by the Committee in its discretion, permitted by law to be withheld with respect to such payments. The Committee, in its discretion, may require, as a condition to the vesting, exercise or settlement of any Award or delivery of any certificate(s) for shares of Class B Common Stock, that an additional amount be paid in cash equal to the amount of any federal, state, local or other taxes required or, to the extent authorized by the Committee in its discretion, be withheld as a result of such vesting, exercise or settlement. In addition, the Committee may establish procedures to allow Participants to satisfy such withholding taxes through a net share settlement procedure or the withholding of shares subject to the applicable Award, or through a "cashless exercise" procedure as described in Section 2.4. Any Participant who makes an election under Section 83(b) of the Code to have his Award taxed in accordance with such election must give notice to the Company of such election immediately upon making a valid election in accordance with the rules and regulations of the Code. Any such election must be made in accordance with the rules and regulations of the Code.

Section 10.4    Stockholder Rights.

              No Award under the Plan shall entitle a Participant or a Participant's beneficiary, estate or permitted transferee to any rights of a holder of the shares of Class B Common Stock of the Company subject to any Award until the Participant, the Participant's beneficiary or estate or the permitted transferee is registered on the books and records of the Company as a stockholder with respect to such shares (or, where shares are permitted to be held in "street" name by a broker designated by a Participant or a Participant's beneficiary, estate or permitted transferee, until such broker has been so registered).

Section 10.5    No Restriction on Right of Company to Effect Corporate Changes.

              The Plan shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the

Company's capital structure or its business, or any merger or consolidation of the Company, or any delivery of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stock whose rights are superior to or affect the Class B Common Stock or the rights thereof or which are convertible into or exchangeable for Class B Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Section 10.6    Source of Payments.

              The general funds of the Company shall be the sole source of cash settlements of Awards under the Plan and the Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant or any other person. To the extent a person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

Section 10.7    Exercise Periods Following Termination of Employment.

              For the purposes of determining the dates on which Awards may be exercised following a termination of Employment or following death or Permanent Disability of a Participant, the day following the date of such event shall be the first day of the exercise period and the Award may be exercised up to and including the last Trading Day falling within the exercise period. Thus, if the last day of the exercise period is not a Trading Day, the last date an Award may be exercised is the last Trading Day before the end of the exercise period.

Section 10.8    Breach of Agreements.

              The Committee may include in any Agreement a provision authorizing the Company to recover from a Participant Awards and/or amounts realized upon exercise, payment or settlement, as the case may be, of Awards made under the Plan in such circumstances as the Committee may prescribe in its discretion.

Section 10.9    Employment of Participant by Subsidiary.

              Unless the Committee has determined or determines otherwise, the Employment of a Participant who works for a Subsidiary shall terminate, for Plan purposes, on the date on which the Participant's employing company ceases to be a Subsidiary.

Section 10.10    Section 409A.

              The intent of the parties is that payments and the settlement of Awards under the Plan comply with Section 409A and, accordingly, to the maximum extent permitted, the Plan shall be interpreted to be in compliance therewith. Notwithstanding anything herein to the contrary, if a Participant is deemed on the date of his or her "separation from service" (as determined by the Company pursuant to Section 409A) to be one of the Company's "specified employees" (as determined by the Company pursuant to Section 409A), and any portion of the Participant's Awards that constitutes deferred compensation within the meaning of Section 409A is scheduled to be paid or settled, as the case may be, upon the Participant's separation from service or during the six-month period thereafter, then such payment or settlement, as the case may be, shall not occur prior to the earlier of (i) the six-month anniversary of the date of the Participant's separation from service or (ii) the date of the Participant's death (the "Delay Period"). All payments and settlements delayed pursuant to this Section 10.10 shall be paid or settled, as the case may be, within 30 days following the end of the Delay Period, less any applicable withholdings, and any remaining payments and settlements regularly scheduled to occur after the end of the Delay Period shall be paid or distributed in accordance with the payment or settlement schedule specified for them. In no event shall the Company or any of its Subsidiaries be liable for any tax, interest or penalties that may be imposed on a Participant by Section 409A or any damages for failing to comply with Section 409A.

ARTICLE XI

AMENDMENT AND TERMINATION

Section 11.1    Plan Amendments.

              The Board may alter, amend, suspend or terminate the Plan at any time, in whole or in part; provided, however, that no alteration or amendment will be effective without stockholder approval if such approval is required by law or under the rules of the New York Stock Exchange or other principal stock exchange on which the Class B Common Stock is listed. No termination or amendment of the Plan may, without the consent of the Participant to whom an Award has been made, materially adversely affect the rights of such Participant in such Award. Notwithstanding the foregoing or any provision herein to the contrary, the Committee shall have broad authority to amend the Plan or any outstanding Award under the Plan without the approval of the Participant to the extent the Committee deems necessary or appropriate (i) to comply with, or take into account changes in, applicable tax laws, securities laws, accounting rules and other applicable laws, rules and regulations or (ii) to avoid adverse tax consequences to any person under Section 409A with respect to any Award, even if such amendment would otherwise be detrimental to such person.

Section 11.2    Final Date for Awards.

              Unless previously terminated pursuant to this Article XI, the Plan shall expire at midnight on the day prior to the date of the 2014 Annual Meeting of Stockholders of the Company (the "Expiration Date"), and no further Awards may be granted under the Plan on or after the date of such meeting.

ARTICLE XII

INTERPRETATION

Section 12.1    Governmental Regulations.

              The Plan, and all Awards hereunder, shall be subject to all applicable rules and regulations of governmental or other authorities.

Section 12.2    Headings.

              The headings of articles and sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

Section 12.3    Governing Law.

              The Plan and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

ARTICLE XIII

EFFECTIVE DATE AND STOCKHOLDER APPROVAL

              The Plan shall be effective as of February 21, 2008, subject to approval by the Company's stockholders (such date of approval, the "Approval Date").

51 W. 52ND STREET

NEW YORK, NY 10019

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by CBS Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and to sign up for electronic delivery of information up until 11:59 P.M., Eastern Daylight Time, on June 8, 2009 (June 7, 2009 for participants in CBS Corporation’s 401(k) Plan). Have this proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

If you live in the United States or Canada, use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Daylight Time, on June 8, 2009 (June 7, 2009 for participants in CBS Corporation’s 401(k) Plan). Have this proxy card in hand when you call and then follow the recorded instructions.

VOTE BY MAIL

Mark, sign and date this proxy card and return it in the postage-paid envelope we have provided or return it to CBS Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received prior to the Annual Meeting on June 9, 2009.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M11538	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except
CBS CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL LISTED DIRECTOR NOMINEES.

1.	The election of 14 directors:		☐	☐	☐

Nominees:
	01)	David R. Andelman
	02)	Joseph A. Califano, Jr.
	03)	William S. Cohen
	04)	Gary L. Countryman
	05)	Charles K. Gifford
	06)	Leonard Goldberg
	07)	Bruce S. Gordon
	08)	Linda M. Griego
	09)	Arnold Kopelson
	10)	Leslie Moonves
	11)	Doug Morris
	12)	Shari Redstone
	13)	Sumner M. Redstone
	14)	Frederic V. Salerno

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” MATTERS 2, 3, 4 AND 5.		For	Against	Abstain

2.	Ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2009.	☐	☐	☐

3.	A proposal to approve the Company’s 2009 Long-Term Incentive Plan.	☐	☐	☐

4.	A proposal to approve amendments to the Company’s 2000 Stock Option Plan for Outside Directors.	☐	☐	☐

5.	A proposal to approve amendments to the Company’s 2005 RSU Plan for Outside Directors.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” MATTER 6.

6.	A stockholder proposal.	☐	☐	☐

Please sign, date and return this Proxy in the enclosed postage-paid envelope.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Form 10-K and Letter to Stockholders are available at www.proxyvote.com.

M11539

CBS CORPORATION
51 West 52nd Street
New York, NY 10019

2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 9, 2009

The undersigned stockholder(s) hereby appoint(s) each of SUMNER M. REDSTONE and LESLIE MOONVES, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them individually to represent and to vote all of the shares of Class A Common Stock of CBS Corporation that the stockholder(s) is/are entitled to vote at the 2009 Annual Meeting of Stockholders to be held at 10:00 A.M., Eastern Daylight Time, on Tuesday, June 9, 2009, at the Equitable Center, 787 Seventh Avenue (at 51st Street), New York, New York, and at any adjournments or postponements thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CBS CORPORATION. THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RECEIVED PRIOR TO THE MEETING, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S).

The close of business on April 15, 2009 has been fixed as the record date for determining the record holders of shares of CBS Corporation Class A Common Stock entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. For a period of at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder during ordinary business hours at the Company’s corporate headquarters located at 51 West 52nd Street, New York, New York.

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Board of Directors recommends a vote FOR matters (1) through (5) and AGAINST matter (6). Therefore, unless otherwise specified, the vote represented by this proxy will be cast FOR matters (1) through (5) and AGAINST matter (6). The proxy holders are directed to vote as specified on the reverse side hereof and in their discretion on all other matters as may properly come before the meeting, or any adjournment or postponement thereof.

Attention participants in the 401(k) Plan: If you hold shares of CBS Corporation Class A Common Stock through CBS Corporation’s 401(k) Plan, you should complete, sign and return this proxy card to instruct the trustee of the Plan how to vote these shares.  Your proxy must be received no later than 11:59 P.M., Eastern Daylight Time, on June 7, 2009 so that the trustee of the Plan (who votes the shares on behalf of Plan participants) has adequate time to tabulate the voting instructions.  Your voting instructions will be kept confidential.  Any shares of CBS Corporation Class A Common Stock held in the CBS 401(k) Plan that are not voted or for which the trustee does not receive timely voting instructions will be voted by the trustee in the same proportion as the shares held in the Plan that are timely voted.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)